Exhibit 10.31

Execution Version

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

COLLABORATION AND OPTION AGREEMENT

By and between

VOYAGER THERAPEUTICS, INC.

AND

ABBVIE IRELAND UNLIMITED COMPANY

February 21, 2019

TABLE OF CONTENTS

ARTICLE 1 Definitions		1
ARTICLE 2 Research; Development Option		28
2.1	Research Plan	28
2.2	Conduct of Research	29
2.3	Development Option	31
ARTICLE 3 Development; License Option		32
3.1	Development Plan	32
3.2	Conduct of Development	33
3.3	License Option; Submission of Final Development Report(s)	35
3.4	HSR	36
3.5	No Exercise of License Option	37
ARTICLE 4 AbbVie Responsibilities During Research and Development		37
4.1	Access to Information and Materials	37
4.2	AbbVie Assistance Generally	39
4.3	Impact of AbbVie’s Assistance on Voyager’s Obligations	39
4.4	AbbVie’s Obligation to Provide Prompt Notice	39
ARTICLE 5 Management of The Collaboration		39
5.1	Joint Governance Committee and Subcommittees	39
5.2	Formation and Dissolution of Subcommittee(s)	41
5.3	Working Groups	41
5.4	Membership	42
5.5	Meetings	43
5.6	Decision-Making	44
5.7	Alliance Managers	45
5.8	Authority	45
ARTICLE 6 Grant of Licenses		46
6.1	Licenses to AbbVie	46
6.2	In-License Agreements	46
6.3	Sublicensing Rights	50
6.4	Licenses to Voyager	50
6.5	[**] Agreement	51
6.6	No Other Rights	51
6.7	Confirmatory Patent License	51

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6.8	Section 365(n) of the Bankruptcy Code	52
ARTICLE 7 Post-License Option Exercise Activities		52
7.1	Transition Plan	52
7.2	Voyager Transition Obligation Upon License Option Exercise	52
7.3	AbbVie Development and Commercialization	54
7.4	Allocation of Rights with Respect to Transferred Contracts	54
ARTICLE 8 Manufacturing		55
8.1	Manufacturing Responsibilities Prior to License Option Exercise	55
8.2	Manufacturing After License Option Exercise	56
8.3	Manufacturing Technology Transfer and Continued Improvement	56
8.4	AbbVie Manufacturing Improvements	59
ARTICLE 9 General Provisions Relating to Activities		60
9.1	Compliance	60
9.2	Regulatory Activities	60
9.3	Subcontracting	62
9.4	Records and Audits	62
ARTICLE 10 Initial Fee; Milestones and Royalties; Payments		63
10.1	Upfront Fee	63
10.2	Milestone Payments	63
10.3	Royalties	67
10.4	Royalty Term	68
10.5	Royalty Adjustments	69
10.6	Estimated Sales Levels	70
10.7	Reports; Payment of Royalty	70
10.8	Financial Records	70
10.9	Audit; Audit Dispute	70
10.10	Methods of Payments	71
10.11	Taxes	72
10.12	Late Payments	73
10.13	Financial Obligations under In-License Agreements and any AbbVie Agreements	73
ARTICLE 11 Exclusivity		74
11.1	Vectorized Alpha-Synuclein Antibody Exclusivity	74
11.2	AbbVie Designated Antibody Exclusivity	74

11.3	Failure to Deliver Final Reports; Infeasibility Terminations	74
11.4	Exception for Basic Research	75
ARTICLE 12 Ownership of Intellectual Property Rights		75
12.1	Ownership of Intellectual Property; Disclosure	75
12.2	Patent Prosecution and Maintenance	78
12.3	Enforcement and Defense	81
12.4	Biosimilar Applicants	85
12.5	Infringement Claimed by Third Parties	86
12.6	Marking	88
12.7	Product Trademarks	88
12.8	Third Party Agreements	89
ARTICLE 13 Confidentiality		90
13.1	Confidentiality; Exceptions	90
13.2	Exceptions to Confidential Information	90
13.3	Authorized Disclosure	91
13.4	Additional Permitted Disclosures and Use by AbbVie	92
13.5	Use of Names	93
13.6	Press Release; Disclosure of Agreement	93
13.7	Publications	94
ARTICLE 14 Representations and Warranties		95
14.1	Representations and Warranties of Both Parties	95
14.2	Representations, Warranties and Covenants, as applicable, of Voyager	96
14.3	Mutual Covenants	101
14.4	Additional Covenants of Voyager	102
14.5	Additional Representations and Warranties with respect to the AbbVie Designated Antibody	102
14.6	Data Privacy and Security	102
14.7	Disclaimer	104
14.8	Anti-Bribery and Anti-Corruption Compliance	104
ARTICLE 15 Indemnification; Insurance		105
15.1	Indemnification by AbbVie	105
15.2	Indemnification by Voyager	105
15.3	Procedure	106
15.4	Insurance	108

15.5	Limitation of Liability	109
ARTICLE 16 Term and Termination		109
16.1	Term	109
16.2	Termination	110
16.3	Modification In Lieu of Termination	112
16.4	Effects of Termination	113
16.5	Accrued Rights; Surviving Provisions of this Agreement	114
ARTICLE 17 Miscellaneous		116
17.1	Governing Law; Jurisdiction and Service	116
17.2	Dispute Resolution	116
17.3	Assignment	117
17.4	Certain Strategic Transactions	118
17.5	Performance by Affiliates and Sublicensees	119
17.6	Force Majeure	119
17.7	Notices	119
17.8	Export Clause	121
17.9	Waiver; Non-Exclusion of Remedies	121
17.10	Severability	121
17.11	Equitable Relief	121
17.12	Entire Agreement	122
17.13	Independent Contractors	122
17.14	Headings; Construction; Interpretation	122
17.15	Books and Records	123
17.16	Further Actions	123
17.17	Parties in Interest	123
17.18	Counterparts	123

Schedules

Schedule 1.41	Development Plan
Schedule 1.62	FTE Rates
Schedule 1.112	Research Plan
Schedule 1.143	Voyager Background VA Patent Rights
Schedule 6.1	Terms of Third Party Licensee Agreements to which AbbVie’s Rights under Section 6.1.1 are Subject

Schedule 9.3.2	Preapproved Subcontractors
Schedule 12.8	Terms of Third Party IP Prosecution and Enforcement Agreements to which AbbVie’s ARTICLE 12 Rights are Subject
Schedule 13.6	Press Release
Schedule 14.1.4	Conflicting Provisions of Third Party Agreements
Schedule 14.1.5	List of Obligations that would Materially Impede the Diligent and Complete Fulfillment of Obligations Hereunder
Schedule 14.2	Exceptions to Representations and Warranties in Section 14.2
Schedule 14.2.1	Existing In-License Agreements
Schedule 14.2.4	Existing Patent Rights
Schedule 14.2.6	Existing In-License Agreements and Future Voyager In-License Agreements
Schedule 17.2.2	ADR Procedures

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This COLLABORATION AND OPTION AGREEMENT (this “Agreement”) is entered into and made effective as of February 21, 2019 (the “Effective Date”), by and between Voyager Therapeutics, Inc., a Delaware corporation, having its principal place of business at 75 Sidney Street, Cambridge, MA 02139 (“Voyager”), and AbbVie Ireland Unlimited Company, an Irish private unlimited company, having its principal place of business at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (“AbbVie”).  Voyager and AbbVie shall be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Voyager is a gene therapy company focused on the research and development of products for the treatment of diseases of the central nervous system, including Parkinson’s Disease (“PD”) and other neurodegenerative diseases;

WHEREAS, AbbVie possesses expertise in the research, development, manufacturing and commercialization of human pharmaceuticals;

WHEREAS, AbbVie controls certain intellectual property rights relating to the AbbVie Designated Antibodies (as defined herein); and

WHEREAS, Voyager and AbbVie desire to engage in a collaborative effort in which Voyager will carry out certain preclinical research activities, and may also conduct certain clinical development activities, relating to the identification and development of Research Compounds (as defined herein), and pursuant to which AbbVie will have certain options to further develop and commercialize Licensed Products (as defined herein) worldwide.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth in this ARTICLE 1 unless context dictates otherwise:

1.1       “AbbVie Background IP” means the AbbVie Background Know-How and the AbbVie Background Patent Rights.

1.2       “AbbVie Background Know-How” means all Know-How that (a) is Controlled by AbbVie as of the Effective Date or during the Term, (b) is not generally known and (c) is necessary or reasonably useful to Exploit in the Field in the Territory an AbbVie Designated Antibody or any Research Compound, Selected Research Compound, Research Product, Selected Research Product, Licensed Compound or Licensed Product, as applicable, other than any AbbVie Designated Antibody Know-How or Collaboration Know-How.

1.3       “AbbVie Background Patent Rights” means all Patent Rights Controlled by AbbVie as of the Effective Date or during the Term that claim or Cover the Exploitation in the

Field in the Territory of an AbbVie Designated Antibody or any Research Compound, Selected Research Compound, Research Product, Selected Research Product, Licensed Compound or Licensed Product, as applicable, other than any AbbVie Designated Antibody Patent Rights or Collaboration Patent Rights.

1.4       “AbbVie Designated Antibody” means, initially, the antibodies licensed to AbbVie pursuant to the [**] Agreement (the “[**] Antibodies”), or any other subsequent Alpha-Synuclein Antibody(ies) that AbbVie may designate pursuant to Section 2.1.3, and any Derivative of such Alpha-Synuclein Antibody(ies) even if such Derivative results from the Research Program or Development Program.

1.5       “AbbVie Designated Antibody IP” means the AbbVie Designated Antibody Know-How and the AbbVie Designated Antibody Patent Rights.

1.6       “AbbVie Designated Antibody Know-How” means all Know-How that is conceived, discovered, developed or otherwise made or acquired (whether by license, exercise of option, acquisition or otherwise) (a) by or on behalf of either Party (or its Affiliates or its or their (sub)licensees/Sublicensees) or (b) jointly by or on behalf of AbbVie (or its Affiliates or its or their Sublicensees), on the one hand, and Voyager (or its Affiliates or its or their (sub)licensees), on the other hand, in each case ((a) and (b)), under this Agreement during the Term that is solely related to an AbbVie Designated Antibody, including such Know-How that relates to the use of an AbbVie Designated Antibody in viral vectors, the expression of an AbbVie Designated Antibody in particular cell types (through the use of viral vectors or otherwise) for therapeutic effect, the optimal binding regions of an AbbVie Designated Antibody (for expression in viral vectors or otherwise), and any change to an AbbVie Designated Antibody’s Sequence, including humanization, class switching, linking of antibody domains or changes to the variable regions, but excluding any Vectorization Know-How.

1.7       “AbbVie Designated Antibody Patent Rights” means any Patent Rights that solely claim AbbVie Designated Antibody Know-How or an AbbVie Designated Antibody, but excluding any Vectorization Patent Rights.

1.8       “Accounting Standards” means, with respect to a Party or its Affiliates or its or their (sub)licensees/Sublicensees, United States generally accepted accounting principles or International Financial Reporting Standards as issued by the International Accounting Standards Board, as applicable, in each case consistently applied.

1.9       “Adaptive Trial” means a human clinical trial that is a Phase 2 Clinical Trial that does not meet the criteria for a Phase 3 Clinical Trial at the time such human clinical trial is Initiated and includes a prospectively planned opportunity for such human clinical trial to be modified based on interim analyses to change to a Phase 3 Clinical Trial following an analysis of interim data from subjects in such human clinical trial.

1.10     “Affiliate” means, with respect to a Person, any Person that, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such first Person for so long as such Person controls, is controlled by or is under common control with such first Person, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date.  A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, more than fifty percent (50%) of the outstanding voting securities or capital stock of such other Person, or has other comparable ownership interests with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

1.11     “Alpha-Synuclein” means the protein that is encoded by the alpha synuclein gene designated SCNA (Gene ID: ENSG00000145335), including forms existing as intrinsically disordered proteins as well as all post-translationally modified forms.

1.12     “Alpha-Synuclein Antibody” means an immunoglobulin molecule (including the nucleic acid sequence encoding such immunoglobulin molecule) having a unique set of complementarity determining regions (“CDRs”), whether murine, human, or humanized, and whether derived from non-human or non-murine species, or generated via phage display or other methods (each of the foregoing, a “Variation”) and that is targeted to, and specifically binds, Alpha-Synuclein.  Each immunoglobulin molecule with a unique set of CDRs shall be a separate Alpha-Synuclein Antibody; however, each Variation of an immunoglobulin molecule containing such same unique set of CDRs shall be considered the same Alpha-Synuclein Antibody.

1.13     “Annual Net Sales” means, with respect to a Licensed Compound and a Calendar Year (a) the total Net Sales of all of the Licensed Products that contain or are comprised of such Licensed Compound in the aggregate in the Territory in such Calendar Year, plus (b) any Settlement Proceeds received by AbbVie or any of its Affiliates in such Calendar Year to the extent attributable to any Licensed Product that contains or is comprised of such Licensed Compound.

1.14     “[**]” means that [**].

1.15     “Biosimilar Product” means, with respect to a particular Licensed Product in a particular country in the Territory, any pharmaceutical product with respect to which a Third Party has received Regulatory Approval for a BLA for such product as a biosimilar to, or that is interchangeable with, such Licensed Product (a) under Section 351(k) of the PHSA in the United States (or any successor provisions thereto) or under Article 10(4) of Directive 2001/83/EC in the European Union or any member state thereof (or any successor provisions thereto), in each case citing such Licensed Product as the reference product or (b) for which the BLA otherwise references or relies on such Licensed Product under applicable Law in any other country in the Territory.  A Biosimilar Product shall not include any such product sold by a Sublicensee or Distributor under a license or other authorization from AbbVie, any of its Affiliates or any Sublicensee prior to the Unauthorized Launch Date for such Licensed Product.

1.16     “BLA” means a Biologics License Application submitted to FDA pursuant to 21 U.S.C. § 601.2 (or any successor regulation thereto), for purposes of obtaining Regulatory Approval for a new biologic in the United States, or any equivalent filing in a country or regulatory jurisdiction other than the United States.

1.17     “BPCI Act” means the Biologics Price Competition and Innovation Act of 2009 as may be amended from time to time, and the rules and regulations promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.18     “Business Day” means a day on which banking institutions in Boston, Massachusetts, and Chicago, Illinois, are open for business, excluding any Saturday or Sunday.

1.19     “Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.

1.20     “Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.21     “[**]” means that [**].

1.22     “cGMP” means the current Good Manufacturing Practices as provided for (and as amended from time to time) in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) Harmonized Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, Q7 (ICH Q7), the EU Guidelines to Good Manufacturing Practice Medicinal Products for Human and Veterinary Use in Volume 4 of the European Commission’s Rules governing medicinal products in the European Union, and the United States Code of Federal Regulations 21 C.F.R. Parts 210 and 211, in each case, as applicable.

1.23     “Change of Control” means, with respect to a Party (a) the acquisition of beneficial ownership, directly or indirectly, by any Third Party of securities or other voting interest of such Party (or, if applicable, a parent of such Party) representing a majority or more of the combined voting power of such Party’s (or, if applicable, a parent of such Party) then outstanding securities or other voting interests, (b) any merger, reorganization, consolidation or business combination involving such Party (or, if applicable, a parent of such Party) with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, a parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, or (c) any sale, lease, exchange, contribution or other transfer to a Third Party (in one transaction or a series of related transactions) of all or substantially all of the consolidated assets of such Party to which this Agreement relates.  The acquiring or combining Third Party in any of clause (a), (b) or (c), is referred to herein as the “Acquirer”.

1.24     “Clinical Trial” means a Phase 0 Clinical Trial, Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, Adaptive Trial, Converted Trial or any other study in which human subjects or patients are dosed with a drug, whether approved or investigational.

1.25     “Collaboration IP” means the Collaboration Know-How and the Collaboration Patent Rights.  For clarity, Collaboration IP shall not include Voyager Background IP or AbbVie Background IP.

1.26     “Collaboration Know-How” means all Know-How that is conceived, discovered, developed or otherwise made or acquired (whether  by license, exercise of option, acquisition or otherwise) (a) by or on behalf of either Party (or its Affiliates or its or their (sub)licensees/Sublicensees) or (b) jointly by or on behalf of AbbVie (or its Affiliates or its or their Sublicensees), on the one hand, and Voyager (or its Affiliates or its or their (sub)licensees), on the other hand, in each case ((a) and (b)), under the Research Program or Development Program, but excluding Vectorization Know-How and AbbVie Designated Antibody Know-How; provided that any such Know-How that relates to Alpha-Synuclein and is not solely related to an AbbVie Designated Antibody, such as identifying particular epitopes of Alpha-Synuclein, is Collaboration Know-How.

1.27     “Collaboration Patent Rights” means any Patent Rights that (a) claim Collaboration Know-How or (b) are acquired (whether  by license, exercise of option, acquisition or otherwise) (i) by or on behalf of either Party (or its Affiliates or its or their (sub)licensees/Sublicensees) or (ii) jointly by or on behalf of AbbVie (or its Affiliates or its or their Sublicensees), on the one hand, and Voyager (or its Affiliates or its or their (sub)licensees), on the other hand, in each case ((i) and (ii)), under the Research Program or Development Program, in each case ((a) and (b)), other than Vectorization Patent Rights and AbbVie Designated Antibody Patent Rights.

1.28     “Combination Product” means a Licensed Product that, in addition to the applicable Licensed Compound, is sold with one (1) or more other active pharmaceutical ingredients either as a fixed dose/unit or as separate doses/units in a single package for a single price.

1.29     “Commercialization” and “Commercialize” means any and all activities undertaken relating to the marketing, obtaining pricing and reimbursement approvals, promotion (including advertising, detailing or continuing medical education), any other offering for sale or any sale of a product, including any distribution, importation, exportation or transport of a product for sales purposes.  “Commercialization” shall not include Research or Development, but may include Manufacturing to the extent applicable to the activities described in the preceding sentence.

1.30     “Commercially Reasonable Efforts” means, (a) with respect to the efforts and resources to be expended by AbbVie with respect to any objective, activity or decision to be undertaken with respect to the Research, Development, Manufacture or Commercialization of a Research Compound, Selected Research Compound, Research Product, Selected Research Product, Licensed Compound or Licensed Product, the reasonable efforts and resources to accomplish such objective, activity or decision that would be comparable with the efforts and resources that AbbVie would normally use in the exercise of its reasonable business discretion to accomplish a similar objective, activity or decision with respect to its own internally developed compound or product that is at a similar stage in its development or product life, is in a similar therapeutic and disease area and is of similar market potential taking into account all relevant factors (including legal, medical, scientific, technical and commercial factors), including: (i) the potential profitability of the product, (ii) the costs and risks of Developing, Manufacturing, having Manufactured, using and Commercializing the product, (iii) scientific, safety and regulatory concerns, (iv) product profile, (v) the competitiveness of the marketplace and (vi) the proprietary position of the product; and (b) with respect to the efforts and resources to be expended by Voyager with respect to any objective, activity or decision to be undertaken with respect to the Research or Development of a Research Compound, Selected Research Compound, Research Product, Selected Research Product, Licensed Compound or Licensed Product, such reasonable and good faith efforts and resources to accomplish such objective, activity or decision that would be comparable with the efforts and resources normally used in the biotechnology industry for research and development of novel biopharmaceutical products at a similar stage in development without regard to the particular facts and circumstances of Voyager.  In addition, with regard to AbbVie’s obligations relating to the Development and Commercialization of Licensed Compound(s) and Licensed Product(s) hereunder, “Commercially Reasonable Efforts” shall be determined on a country-by-country or market-by-market basis (as most applicable) for a particular product, and it is anticipated that the level of effort will change over time, including to reflect changes in the status of the product and the countries (or markets) involved.  For the avoidance of doubt, where a Party has an obligation to use Commercially Reasonable Efforts, the efforts of such Party and its Affiliates, subcontractors and (sub)licensees/Sublicensees shall be considered in determining whether such Party has satisfied such obligation.

1.31     “Competitive Product” means a product that (a) is sold by a Third Party not under authorization, direct or indirect, from Voyager, AbbVie, any of their respective Affiliates or any (sub)licensee/Sublicensee, (b) is directed to Alpha-Synuclein and (c) contains or Encodes, as applicable, a Vectorized Alpha-Synuclein Antibody.

1.32     “Control” means, subject to Section 17.3.2, with respect to a Person and any Regulatory Filings, Know-How, Patent Right, other intellectual property right, material, data, results or other information, the possession by such Person or any of its Affiliates of the right, whether through ownership or license (other than by a license under this Agreement), to grant the licenses, sublicenses or other rights (including the right to reference Regulatory Filings) as provided herein without violating the terms of any agreement or other arrangement with any Third Party.

1.33     “Converted Trial” means an Adaptive Trial that is modified to meet and otherwise satisfies the criteria for a Phase 3 Clinical Trial based on pre-specified analyses following an analysis of interim data from subjects in such Adaptive Trial.  For clarity, an Adaptive Trial shall only constitute a Converted Trial if, from and after the date following such modification, such Adaptive Trial is continued as a Phase 3 Clinical Trial (such date with respect to such Converted Trial, the “Conversion Date”).

1.34     “Cover” means that, in the absence of ownership of or a license granted under a Valid Claim, the Research, Development, Manufacture, use or Commercialization of an AbbVie Designated Antibody, Vectorized Alpha-Synuclein Antibody, Research Compound, Selected Research Compound, Research Product, Selected Research Product, Licensed Compound, Licensed Product or active pharmaceutical ingredient (as applicable) would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.35     “CPI” means (a) with respect to FTEs in the United States the Consumer Price Index – All Urban Consumers, 1982-84=100, by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index), or (b) an equivalent index in a foreign country applicable to FTEs in such country, accounting if possible for the area in such country where the personnel are located.

1.36     “CPI Adjustment” means the percentage increase or decrease, if any, in the CPI applicable to such personnel for the twelve (12) months ending June 30 of the Calendar Year prior to the Calendar Year for which the adjustment is being made.

1.37     “Data Protection Laws” means any law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding restriction (as amended, consolidated or re-enacted from time to time) to which a Party is subject that relates to the protection of individuals with regard to the Processing of Personal Data.

1.38     “Derivative” means, with respect to an Alpha-Synuclein Antibody, (a) the fragments and alternate formats of such Alpha-Synuclein Antibody such as Fab, Fab2, scFVs, nanobodies, intrabodies, diabodies, (b) mono- or multi-specific and mono- or multi-valent immunoglobulin molecules arising from fusions or other modifications of or to such Alpha-Synuclein Antibody, in each of the foregoing cases ((a) and (b)) that specifically binds to Alpha-Synuclein and (c) any immunoglobulin molecule (including any fragments and alternative formats thereof, such as Fab, Fab2, scFVs, nanobodies, intrabodies, diabodies, and mono- or multi-specific and mono- or multi-valent immunoglobulin molecules arising from fusions or other modifications of or to such immunoglobulin molecule) that comprises any modification to a CDR of such Alpha-Synuclein Antibody that results in greater than eighty percent (80%) sequence identity relative to the original CDR of such Alpha-Synuclein Antibody prior to the modification (such CDR sequence identity determined by the Clustal W software program, Version clustalw1.83, January 30, 2003, set to default settings, or such other similar software program as may be mutually agreed upon by the Parties) and binds to Alpha-Synuclein, as evidenced for purposes of this clause (c) by the ability of such immunoglobulin molecule to inhibit binding of the original unmodified Alpha-Synuclein Antibody to Alpha-Synuclein by at least seventy percent (70%) in assays conducted in each of the following orientations: (x) unmodified Alpha-Synuclein Antibody immobilized and such immunoglobulin molecule is in solution and (y) such immunoglobulin molecule is immobilized and the unmodified Alpha-Synuclein Antibody is in solution.

1.39     “Develop” or “Development” means any research and development activities commencing with IND-enabling studies, including (as applicable) pharmacology, biodistribution and transduction studies and tissue distribution across species, translational studies, toxicology and tolerability studies, additional pharmacology/efficacy studies, statistical analysis and report writing, formulation, formulation development and optimization, process development, methods development, Clinical Trials, regulatory affairs (including preparation for a Regulatory Approval Application submission and other submission-related activities), product approval and registration activities, Manufacturing (including validation activities) in support of the foregoing and as necessary to support Commercialization, and all other activities necessary to conduct IND-enabling studies or seek, obtain and maintain Regulatory Approval.  “Development” shall not include Research or Commercialization, but may include Manufacturing to the extent applicable to the activities described in the preceding sentence.

1.40     “Development Option Period” means the time period commencing upon the date Voyager delivers to AbbVie the first complete Final Research Report with respect to a Research Compound, and ending [**] after the date Voyager delivers to AbbVie the complete Final Research Report with respect to the last Research Compound, during which time AbbVie shall have the right to exercise the Development Option with respect to each Research Compound; provided,  however, that if any Final Research Report delivered by Voyager to AbbVie is not complete, such time period shall not end until [**] after the date Voyager has provided AbbVie a complete Final Research Report for each such Research Compound.

1.41     “Development Plan” means the written plan that sets forth in reasonable detail specific Development activities to be conducted by Voyager during the Voyager Development Period, including the Voyager Development Budget, as each may be amended from time to time in accordance with this Agreement.  The initial Development Plan, including the initial Voyager Development Budget, is attached hereto as Schedule 1.41.

1.42     “Development Program” means all Development activities performed in accordance with the Development Plan during the Voyager Development Period.

1.43     “Diligent Efforts” means, with respect to the efforts and resources to be expended by Voyager with respect to any task or activity set forth in a Plan, applying the necessary resources and personnel to complete such task or activity in a timely manner, including (a) assigning responsibility for such task or activity to specific employee(s) with appropriate experience and expertise who are held accountable for progress and monitoring such progress on an on-going basis; (b) setting and consistently seeking to achieve specific and meaningful objectives for carrying out such task or activity; and (c) making and implementing decisions and allocating resources designed to advance progress with respect to such task or activity.  For clarity, the foregoing standard is not intended to guarantee a particular result with respect to a task or activity.

1.44     “Distributor” means any Person appointed by AbbVie or any of its Affiliates or its or their Sublicensees to distribute, market and sell a Licensed Product with or without finishing or packaging rights, in one (1) or more countries in the Territory, in circumstances where such Person (a) purchases all of its requirements of such Licensed Product from AbbVie or its Affiliates or its or their Sublicensees, and (b) is not a sublicensee of AbbVie or any of its Affiliates or its or their Sublicensees under the rights granted to AbbVie under Section 6.1.1 (except to the extent sublicensed to finish or package such Licensed Product) and does not make any royalty or other similar payments tied to Net Sales as consideration for the grant of rights under Section 6.1.1.  Distributors shall not include Persons, such as wholesalers, that (i) distribute pharmaceutical products to pharmacies, hospitals and health systems but do not have primary responsibility for marketing or obtaining and maintaining regulatory approval for the pharmaceutical products they distribute and (ii) are used by pharmaceutical companies generally in such country to distribute their products (e.g., Cardinal, McKesson).

1.45     “DOJ” means the Antitrust Division of the United States Department of Justice, and any successor entity thereto.

1.46     “Dollars” or “$” means the legal tender of the U.S.

1.47     “EMA” means the European Medicines Agency, and any successor entity thereto.

1.48     “Encodes” (with a correlative meaning for “Encoding”) means, with respect to a compound or product, or a component of either of the foregoing, (including a Research Compound, Research Product, Selected Research Compound, Selected Research Product, Licensed Compound, Licensed Product, Virus Vector or Vector Genome) and a protein, that such product, compound or component is designed to express such protein.

1.49     “Executive Officers” means the Chief Executive Officer, or his or her designee, in the case of Voyager, and Chief Scientific Officer, or his or her designee, in the case of AbbVie.

1.50     “Exercise Notice” means with respect to AbbVie and the Development Option or License Option, written notice by AbbVie to Voyager exercising the Development Option or License Option, as applicable, which notice shall include any additional information required therein, as applicable.

1.51     “Existing In-License Agreement” means any license or other agreement between Voyager or any of its Affiliates, on the one hand, and a Third Party, on the other hand, existing as of the Effective Date regarding any Third Party intellectual property rights licensed to AbbVie hereunder, including the Voyager Background Know-How, including those in-license agreements set forth on Schedule 14.2.6 attached hereto.  For purposes of Section 6.2, Existing In-License Agreements shall not include any license or other agreement that was not disclosed to AbbVie at least [**] prior to the Effective Date.

1.52     “Exploit” or “Exploitation” means to make, have made, import, use, sell, or offer for sale, Research, Develop, Manufacture or Commercialize.

1.53     “FDA” means the United States Food and Drug Administration, and any successor entity thereto.

1.54     “FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.55     “Field” means all human diagnostic, prophylactic and therapeutic uses.

1.56     “Final Development Report” means, with respect to a Selected Research Compound and corresponding Selected Research Product, the final, written development report that Voyager shall deliver to AbbVie upon the completion of the activities set forth in the Development Plan for such Selected Research Compound and corresponding Selected Research Product, including (a) the results and related data from all IND-enabling studies, all Phase 1 Clinical Trials and other Development activities performed by Voyager under the Development Plan, in each case, with respect to such Selected Research Compound and corresponding Selected Research Product, which in each case shall include at least the results and data that are specifically identified and required to be delivered for such Selected Research Compound as described in the Development Plan, and (b) an updated Schedule 14.2, which shall include (and shall be limited to) (i) any exceptions to the representations and warranties set forth in Section 14.2.2; Section 14.2.4; Section 14.2.6; Section 14.2.8; Section 14.2.10; Section 14.2.12; the last sentence of Section 14.2.13; and Section 14.2.14, in each case, for such Selected Research Compound and corresponding Selected Research Product and any other Selected Research Compound and corresponding Selected Research Product for which Voyager has previously delivered a Final Development Report, and (ii) updated versions of Schedule 14.2.4 and Schedule 14.2.6.

1.57     “Final Research Report” means, with respect to a Research Compound and corresponding Research Product, the final, written research report that Voyager shall deliver to AbbVie upon the completion of the activities set forth in the Research Plan for such Research Compound and corresponding Research Product, including (a) the results and related data from all Research activities performed by Voyager under the Research Plan, in each case, with respect to such Research Compound and corresponding Research Product, which in each case shall include at least the results and data that are specifically identified and required to be delivered for such Research Compound as described in the Research Plan, and (b) an updated Schedule 14.2, which shall include (and shall be limited to) (i) any exceptions to the representations and warranties set forth in Section 14.2.2; Section 14.2.4; Section 14.2.6; Section 14.2.8; Section 14.2.10; Section 14.2.12; the last sentence of Section 14.2.13; and Section 14.2.14, in each case, for such Research Compound and corresponding Research Product and any other Research Compounds and corresponding Research Product for which Voyager has previously delivered a Final Research Report but for which AbbVie has not yet exercised its Development Option, and (ii) updated versions of Schedule 14.2.4 and Schedule 14.2.6.

1.58     “First Commercial Sale” means, with respect to a Licensed Product, an Indication and a country in the Territory, the first sale for monetary value and for end use or consumption of such Licensed Product for such Indication in such country after all Regulatory Approvals for such Licensed Product for such Indication have been granted by the applicable Regulatory Authority or Governmental Authority of such country.  Sales prior to receipt of all Regulatory Approvals for such Licensed Product in such country, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.59     “FTC” means the United States Federal Trade Commission, and any successor entity thereto.

1.60     “FTE” means the equivalent of the work of one (1) full time employee (i.e., one (1) fully-committed or multiple partially-committed employees aggregating to one (1) full-time employee) for one (1) Calendar Year (consisting of [**] hours per Calendar Year or such other number as may be agreed by the Parties) employed by Voyager (or its Affiliate) who performs work related to the Research Program or the Development Program, as applicable, or related to the activities under ARTICLE 8.  With respect to any employee who works more or less than [**] hours per Calendar Year (or such other number as may be agreed by the Parties), such employee shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [**].  For clarity, sixty (60) minutes of work performed by one employee (or aggregated across multiple employees) on a relevant activity shall be considered one “FTE-hour.”

1.61     “FTE Costs” means with respect to Voyager for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of Voyager  performing work related to the Research Program or the Development Program or to the activities under ARTICLE 8, in each case in accordance with the applicable Plan.  No overhead FTEs shall be included in the determination of FTE Costs.

1.62     “FTE Rate” means the applicable rate(s) set forth on Schedule 1.62, such rates to be adjusted annually (with the first of such adjustments to be made as of [**] and each subsequent Calendar Year thereafter, but such adjustment determined no later than the preceding [**]) with respect to the FTEs in a particular location, by the applicable CPI Adjustment, which represents the fully burdened rate for such FTE and includes all Included FTE Costs and Expenses for such FTE.

1.63     “Future Voyager In-License Agreement” means any license or other agreement between Voyager or any of its Affiliates, on the one hand, and a Third Party, on the other hand, that (a) is entered into pursuant to Section 6.2.2(a)(i) or (b) is entered into pursuant to Section 6.2.2(a)(ii) only from and after the date that such license or other agreement is consistent with the terms and conditions of this Agreement in all material respects (or the date on which AbbVie agrees to such license or other agreement in writing).

1.64     “[**]” means that [**].

1.65     “Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

1.66     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), as may be amended from time to time, and the rules and regulations promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.67     “HSR Clearance” means the earlier of (a) notification to the Parties from the FTC or DOJ of early termination of the applicable waiting period under the HSR Act with respect to the HSR Filings, or (b) expiration of the applicable waiting period under the HSR Act with respect to the HSR Filings; provided,  however, that if the FTC or DOJ commences any investigation by means of a Second Request or otherwise, HSR Clearance means the termination of such investigation, without action to prevent the Parties from implementing the transactions contemplated by this Agreement with respect to the United States.

1.68     “HSR Filings” means the filings by Voyager and AbbVie with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

1.69     “In-License Agreement” means any Existing In-License Agreement and any Future Voyager In-License Agreement, in each case, as amended from time to time to the extent permitted under this Agreement.

1.70     “Included FTE Costs and Expenses” means the sum of (a) all costs and expenses for the employee performing any Research, Development or Manufacturing, as applicable, activities hereunder, including salaries, wages, bonuses, commissions, benefits, profit sharing, stock option grants, FICA costs and other similar ex-U.S. costs, travel, meals and entertainment, training, recruiting, relocation, operating supplies, and equipment and other disposable goods to the extent required for the performance of the applicable Research, Development or Manufacturing activities, (b) a pro rata allocation of equipment maintenance costs, utilities, general, administrative and facilities expenses, including allocated building operating costs and depreciation and repairs and maintenance and (c) other overhead, including costs and expense for information technology, human resources, finance and legal, in any case ((a), (b) or (c)), whether internal costs and expenses or amounts paid to Third Parties.

1.71     “IND” means an investigational new drug application submitted to the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any supplements and amendments thereto.  References herein to IND shall include, to the extent applicable, any comparable filing(s) such as Clinical Trial Applications outside the U.S. for the investigation of any biological or pharmaceutical product in any other country or group of countries.

1.72     “Indication” means, with respect to a product, a use to which such product is intended to be put for the treatment, prevention, mitigation, cure or diagnosis of a recognized disease or condition, or of a manifestation of a recognized disease or condition, or for the relief of symptoms associated with a recognized disease or condition, in each case for any size patient population, which, (a) for a Clinical Trial for such product, would be the use of such product for which such Clinical Trial is intended to determine safety or effectiveness and (b) if such product is approved in the U.S., would be reflected in the “Indications and Usage” section of labeling pursuant to 21 C.F.R. §201.57(c)(2) or, to the extent applicable, any comparable labeling section outside the U.S., in each case ((a) and (b)), subject to the following: (i) subtypes of the same disease or condition are not additional Indications for such product; (ii) different symptom domains or domains of impairment of the same disease or condition are not additional Indications for such product, for the further avoidance of doubt, components of neurobehavioral symptom domains of such disease, such as agitation, restlessness and aggression, are the same

Indication, even if separate pivotal trials are required for approval of each such symptom; (iii) the approved use of such product for such disease in different combinations or co-therapies of treatments are not additional Indications for such product (e.g., monotherapy vs. add-on or combination therapy with another agent in the same disease); (iv) treatment, prevention and cure of the same disease or disease subtype with such product are not additional Indications for such product; (v) the approved use of such product for such disease in a different line of treatment or a different temporal position in a treatment algorithm for the same disease or condition are not additional Indications for such product (e.g., first line vs. second line therapy in the same disease or condition); and (vi) treatment of the same disease or condition with such product in an expanded, modified or additional patient population are not additional Indications for such product.

1.73     “Initiation” means, with respect to a Clinical Trial, the first dosing of the first subject enrolled in such Clinical Trial with a Licensed Product.

1.74     “Initiation of Phase 2 Clinical Trial” means, with respect to a Licensed Product, the Initiation of a Phase 2 Clinical Trial or an Adaptive Trial, in either case, for such Licensed Product.

1.75     “Initiation of Phase 3 Clinical Trial” means, with respect to a Licensed Product, the Initiation of a Phase 3 Clinical Trial or the Conversion Date for an Adaptive Trial, in either case, for such Licensed Product.  For clarity, the Initiation of an Adaptive Trial shall not constitute Initiation of a Phase 3 Clinical Trial.

1.76     “Know‑How” means all technical, scientific and other information, know-how and data, including trade secrets, knowledge, inventions, discoveries, methods, specifications, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, expertise, technology, other non-clinical, pre-clinical and clinical data, documentation and results (including pharmacological, toxicological, pharmaceutical, biological, chemical, physical, safety and manufacturing data and results), analytical, regulatory and quality control data and results, Regulatory Filings, study designs, protocols, assays, biological methodologies and other technical information, in each case, whether or not confidential, proprietary, patented or patentable.  “Know-How” excludes any Patent Rights.

1.77     “Knowledge” means (a) with respect to Voyager, the knowledge of the President, the Chief Executive Officer, the Chief Scientific Officer, the Chief Financial Officer, the Chief Technical Operations Officer or internal legal counsel of Voyager or any of its Affiliates or any personnel holding positions equivalent to such job titles after performing a reasonably diligent investigation with respect to the applicable facts and information; provided that, until such time as Voyager has internal legal counsel (or at any time thereafter when Voyager does not have internal legal counsel), with respect to intellectual property matters, the Persons identified in this clause (a) shall have a duty to make reasonable inquiry of Voyager’s outside legal counsel with respect to applicable facts and information, and (b) with respect to AbbVie, the knowledge of Vice President, Neuroscience Discovery Research or Vice President, Intellectual Property Legal of AbbVie or any of its Affiliates or any personnel holding positions equivalent to such job titles after performing a reasonably diligent investigation with respect to the applicable facts and information.

1.78     “Law” means any law, statute, rule, regulation, order, judgment or ordinance having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, including any rules, regulations, regulatory guidelines or other requirements of any Governmental Authority, that may be in effect from time to time, which, with respect to each Research, Development or Manufacturing activity that will or would reasonably be expected to be submitted to a Regulatory Authority in support of a Regulatory Approval Application, a Regulatory Approval or Pricing Approval, shall be deemed to include the applicable regulations and guidances of the FDA and final guidances of the European Union (and national implementations thereof) that constitute good laboratory practices, cGMP and good clinical practices (and, if and as appropriate under the circumstances, International Conference on Harmonization (ICH) guidance or other comparable regulation and guidance of any applicable Regulatory Authority in the Territory).

1.79     “Legal Dispute” means any dispute, controversy or claim related to compliance with this Agreement or the validity, breach, termination or interpretation of this Agreement.

1.80     “License Option Effective Date” means the date upon which AbbVie delivers to Voyager the Exercise Notice with respect to the License Option in accordance with Section 17.7;  provided that, if AbbVie reasonably determines in good faith prior to the delivery of the Exercise Notice for the License Option that the transactions to be consummated upon the exercise of the License Option require HSR Filings, the License Option Effective Date shall mean, subject to Section 16.2.7, the Business Day following the date on which HSR Clearance occurs.

1.81     “License Option Period” means the time period commencing upon the date Voyager delivers to AbbVie the first complete Final Development Report with respect to a Selected Research Compound, and ending [**] after the date Voyager delivers to AbbVie the complete Final Development Report with respect to the last Selected Research Compound, during which time AbbVie shall have the right to exercise the License Option; provided,  however, that if any such Final Development Report delivered by Voyager to AbbVie is not complete, such time period shall not end until [**] after the date Voyager has provided AbbVie a complete Final Development Report for each such Selected Research Compound.

1.82     “Licensed Compound” means each Research Compound from and after the License Option Effective Date.  For clarity, all Licensed Compounds shall continue to be Research Compounds after the License Option Effective Date.

1.83     “Licensed Product” means, with respect to a Licensed Compound, any product containing or comprised of such Licensed Compound, alone or in combination with one (1) or more active pharmaceutical ingredients; provided,  however, that the license grants herein shall not be construed to grant AbbVie any right or license to combine any Licensed Compound with any other active pharmaceutical ingredient owned by or licensed to Voyager or any of its Affiliates other than the Licensed Compounds.  For clarity, all Licensed Products shall continue to be Research Products after the License Option Effective Date.

1.84     “Major European Market” means any of the following:  the United Kingdom, Germany, France, Italy or Spain.

1.85     “Manufacture” or “Manufacturing” means all activities related to the manufacturing of a compound or product, including test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing for use in non-clinical and clinical studies, manufacturing for commercial sale, packaging, release of product, quality assurance/quality control development, quality control testing (including in-process, in-process release and stability testing) and release of product or any component or ingredient thereof, and regulatory activities related to all of the foregoing. “Manufacturing” may be included as part of Research, Development or Commercialization, to the extent applicable.

1.86     “[**]” means that [**].

1.87     “Net Sales” means with respect to any Licensed Product, the gross amount invoiced by AbbVie, any of its Affiliates or any Sublicensee (other than a Settlement Sublicensee) (each, a “Selling Party”) to a Third Party (including a customer, Distributor, wholesaler or end user) for sales or distribution of such Licensed Product, less the following deductions, as calculated in accordance with the standard internal policies and procedures of the applicable Selling Party and in accordance with Accounting Standards applicable to the deductions:

1.87.1  normal trade, cash, quantity and other customary discounts actually given to customers in the ordinary course of business;

1.87.2  rebates, credits and allowances given by reason of rejections, returns, damaged or defective product or recalls;

1.87.3  government-mandated rebates and any other compulsory payments, credits, adjustments and rebates actually paid or deducted;

1.87.4  price adjustments, allowances, credits, chargeback payments, discounts, rebates, fees and reimbursements or similar payments granted or made to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators, patient assistance or other similar programs, or to federal state/provincial, local and other governments, including their agencies, or to wholesalers, Distributors or other trade customers;

1.87.5  the portion of administrative fees paid or otherwise accrued during the relevant time period to group purchasing organizations, pharmaceutical benefit managers or Medicare Prescription Drug Plans to the extent allocated to such Licensed Product;

1.87.6  the price paid to a Third Party (other than a Sublicensee or Distributor) for any Delivery System, if the price for such Delivery System is included in the gross amount invoiced by such Selling Party for such Licensed Product, where for purposes of this clause, a “Delivery System” means any delivery system comprising equipment, instrumentation, one (1)

or more devices, or other mechanical components (such as a syringe or infusion bag) designed to assist in the administration of such Licensed Product;

1.87.7  any invoiced amounts from a prior period that are not collected and are written off by the applicable Selling Party, including bad debts, provided that such amounts are recorded as a reduction in revenue and provided, however, that the amount of any uncollected amounts or bad debt deducted pursuant to this exception and actually collected in a subsequent Calendar Quarter shall be included in Net Sales for such subsequent Calendar Quarter;

1.87.8  that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended), to the extent reasonably allocable to sales of such Licensed Product;

1.87.9  reasonable and customary freight, shipping, insurance and other transportation expenses, if actually borne by the applicable Selling Party without reimbursement from any Third Party;

1.87.10 sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of such Licensed Product (but not including taxes assessed against the net income derived from such sale); and

1.87.11 any other similar and customary deductions that are consistent with Accounting Standards, but which may not be duplicative of the above deductions.

There shall be no double-counting of any deductions described in Sections 1.87.1 through 1.87.11.

Resales or sales of a Licensed Product made between or among AbbVie, any of its Affiliates or any Sublicensee shall not be included in the calculation of Net Sales.

If non-monetary consideration is received for any Licensed Product, Net Sales will be calculated based on the average price charged for such Licensed Product during the preceding Calendar Quarter in the relevant country, or in the absence of such sales, the fair market value of the Licensed Product, as determined by the Parties in good faith.

For purposes of calculating Net Sales, all Net Sales shall be converted into Dollars in accordance with Section 10.10.

In the event a Licensed Product is a Combination Product, the Net Sales for such Combination Product shall be calculated as follows:

(a)        If a Selling Party separately sells in such country or other jurisdiction, (i) a product containing as its sole active pharmaceutical ingredient the Licensed Compound contained in or comprising such Combination Product (the “Mono Product”) and (ii) products containing as their sole active pharmaceutical ingredients the other active pharmaceutical ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: “A” is such Selling Party’s average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such country or other jurisdiction and “B” is the Selling Party’s average net sales price (determined in the same manner as “Net Sales”) during the period to which the Net Sales calculation applies in such country or other jurisdiction, for products that contain as their sole active pharmaceutical ingredients the other active pharmaceutical ingredients (i.e., other than the Licensed Compound) in such Combination Product.

(b)        If a Selling Party separately sells in such country or other jurisdiction the Mono Product but does not separately sell in such country or other jurisdiction products containing as their sole active pharmaceutical ingredients the other active pharmaceutical ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: “A” is such Selling Party’s average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such country or other jurisdiction, and “C” is the Selling Party’s average Net Sales price in such country or other jurisdiction during the period to which the Net Sales calculation applies for such Combination Product.

(c)        If a Selling Party does not separately sell in such country or other jurisdiction the Mono Product but does separately sell products containing as their sole active pharmaceutical ingredients the other active pharmaceutical ingredients contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction (D-E)/D where: “D” is the average Net Sales price during the period to which the Net Sales calculation applies for such Combination Product in such country or other jurisdiction and “E” is the average net sales price (determined in the same manner as “Net Sales”) during the period to which the Net Sales calculation applies for products that contain as their sole active pharmaceutical ingredients the other active pharmaceutical ingredients (i.e., other than the Licensed Compound) in such Combination Product.

(d)        If a Selling Party does not separately sell in such country or other jurisdiction both the Mono Product and the other active pharmaceutical ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be determined by the Parties in good faith based on the relative fair market value of such Mono Product and such other active pharmaceutical ingredients.  If the Parties cannot agree on such relative value, the dispute shall be resolved pursuant to Section 17.2.

1.88     “[**]” means that [**].

1.89     “Opt-In” means opting into the jurisdiction of Unified Patent Court, such as through withdrawal under Article 83(4) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01) of the Opt-Out of a Patent Right.

1.90     “Opt-Out” means opting out of the jurisdiction of Unified Patent Court, such as the opt-out of a Patent Right from the exclusive competence of the Unified Patent Court under

Article 83(3) of the Agreement on a Unified Patent Court between the participating Member States of the European Union (2013/C 175/01).

1.91     “Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with the Accounting Standards consistently applied) by Voyager (or its Affiliate) directly incurred in the conduct of any applicable activities under this Agreement; provided that Out-of-Pocket Costs shall not include costs for general overhead, postage, communications, photocopying, printing or internet expense, professional dues, operating supplies, laboratory supplies, printers, photocopiers, fax machines or other office equipment, laboratory equipment, computers or computer service charges or any costs that are subsumed within the definition of Included FTE Costs and Expenses.

1.92     “Parkinson’s Disease Indication” means, with respect to a product, an Indication for the treatment, prevention, mitigation, cure or diagnosis of PD, or of a manifestation of PD, or for the relief of symptoms associated with PD.

1.93     “Patent Right” means (a) any patent or patent application (including any provisional application) in any country or multinational jurisdiction in the Territory; (b) any patent application filed either from such patent or patent application (including provisional application) or from an application claiming priority from either of these, including any converted application, continuation, continuation-in-part, continued prosecution application or divisional of any such application; (c) any patent that has issued or in the future issues from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, renewal, extension, substitution, reexamination, patent term extension, supplementary protection certificate, pediatric exclusivity period or the like of the foregoing patents or patent applications ((a), (b) and (c)); (e) any foreign equivalent of any patent or patent application described in clauses (a)-(d); and (f) all rights of priority in any of the foregoing.

1.94     “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority, or any other entity not specifically listed in this Section 1.94.

1.95     “Phase 0 Clinical Trial” means an exploratory, first-in-human trial conducted in accordance with the FDA 2006 Guidance on Exploratory Investigational New Drug Studies (or the equivalent in any country or other jurisdiction outside of the United States) and designed to expedite the development of therapeutic or imaging agents by establishing very early on whether the agent behaves in human subjects as was anticipated from pre-clinical studies.

1.96     “Phase 1 Clinical Trial” means a human clinical trial of a product in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, that would satisfy the requirements of 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities or applicable Law in a country other than the United States.

1.97     “Phase 2 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(b) and that is designed or intended to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities or applicable Law in a country other than the United States.

1.98     “Phase 3 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(c) and that is designed or intended to (a) establish that the product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.

1.99     “PHSA” means the Public Health Service Act as set forth at 42 U.S.C. Chapter 6A, as may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.100   “Plan” means each of the Research Plan and the Development Plan.

1.101   “Pricing Approval” means such approval, agreement, determination or decision establishing prices for a Licensed Product that can be charged to consumers or will be reimbursed by Governmental Authorities in a country in the Territory where Governmental Authorities of such country approve or determine pricing for pharmaceutical or biological products for reimbursement or otherwise.

1.102   “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent Right, the preparation, filing, prosecution and maintenance of such Patent Right.  For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any Defense Proceedings or other enforcement actions taken with respect to a Patent Right.

1.103   “[**]” means that [**].

1.104   “Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, all approvals of the applicable Regulatory Authority necessary for the commercial marketing and sale of a product in such country or jurisdiction, including, where applicable, (a) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (b) approval of the expansion or modification of the label for additional indications or uses, but excluding any Pricing Approval that is not necessary for the commercial marketing and sale of a product in such country or jurisdiction in the applicable Indication.

1.105   “Regulatory Approval Application” means (a) a BLA, or (b) any other corresponding foreign application in the Territory to seek Regulatory Approval of a product in any country or multinational jurisdiction, as defined in applicable Laws and filed with the relevant Regulatory Authorities of such country or jurisdiction.

1.106   “Regulatory Authority” means the FDA in the United States or any Governmental Authority in another country or jurisdiction in the Territory that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for a product, or otherwise regulating the Research, Development or Commercialization of a product, in such country, including the EMA, and any successor(s) thereto.

1.107   “Regulatory Exclusivity” means, with respect to any Licensed Product in any country or jurisdiction in the Territory, any exclusive, non-patent related marketing rights or data exclusivity rights conferred by any Regulatory Authority or applicable Law in such country or jurisdiction that precludes a Third Party from using or otherwise relying on any clinical data collected and filed in support of a Regulatory Approval Application for such Licensed Product for the benefit of any Regulatory Approval for a generic or biosimilar product (for any use or indication).

1.108   “Regulatory Filing” means, with respect to a product, any documentation comprising any filing or application with any Regulatory Authority with respect to such product, or its use or potential use in the Field, including any such document submitted to or received from any Regulatory Authority, including any IND or Regulatory Approval Application, as well as any registration, license, authorization, and correspondence with any Regulatory Authority with respect to such product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority to the extent relating specifically to such product and any adverse event files and complaint files to the extent relating specifically to such product).

1.109   “Research” means any non-clinical and pre-clinical activities relating to a Research Compound up to but not including any IND-enabling studies, including, as applicable, (a) discovery, identification, research, engineering, characterization, development, modification, optimization and testing of one (1) or more AbbVie Designated Antibodies or Research Compounds, (b) cell specificity, localization and tolerability testing, (c) vector genome optimization and (d) muscle capsid discovery research activities. “Research” may include Manufacturing solely to the extent necessary in support of the foregoing, but shall not include Development or Commercialization.

1.110   “Research Compound” means a Virus Vector comprising a Vector Genome that Encodes one (1) or more AbbVie Designated Antibodies or Sequences thereof that results from activities under the Research Plan.  For clarity, such Virus Vector shall not Encode any active pharmaceutical ingredient other than one (1) or more AbbVie Designated Antibodies.  For further clarity, each Virus Vector comprising a Vector Genome that Encodes particular Sequence(s) of AbbVie Designated Antibody(ies) shall constitute a separate Research Compound.

1.111   “Research Costs” means the FTE Costs and the Out-of-Pocket Costs incurred by or on behalf of Voyager or any of its Affiliates during the Voyager Research Period in accordance with Accounting Standards, the Research Plan and this Agreement, that are specifically attributable or reasonably allocable to the performance of the Research activities under the Research Plan.  Any FTE Costs or Out-of-Pocket Costs that are not specifically attributable to Voyager’s Research activities under this Agreement during the Voyager Research

Period shall be allocated to the Research Costs in a fair and reasonable manner in accordance with this Agreement.

1.112   “Research Plan” means the written plan that sets forth in reasonable detail specific Research activities to be conducted by Voyager during the Voyager Research Period, including the Research Budget, as each may be amended from time to time in accordance with this Agreement.  The initial Research Plan is attached hereto as Schedule 1.112.

1.113   “Research Product” means any product containing or comprised of a Research Compound.

1.114   “Research Program” means all Research activities performed in accordance with the Research Plan during the Voyager Research Period.

1.115   “Second Request” means a request for additional information or documentary material, as described in 16 C.F.R. 803.20.

1.116   “Sequence” means, with respect to an Alpha-Synuclein Antibody, the nucleic acid or the corresponding amino acid sequence of the CDRs of such Alpha-Synuclein Antibody (or any fragment of such CDRs that specifically bind to Alpha-Synuclein).

1.117   “Settlement Proceeds” means, with respect to a Licensed Product, any amounts paid to AbbVie or any of its Affiliates or Sublicensees by any Settlement Sublicensee to the extent attributable to any Settlement Sublicense and to the extent attributable to such Licensed Product.

1.118   “Settlement Sublicensee” means any Sublicensee to which AbbVie grants a sublicense (a “Settlement Sublicense”) to settle or avoid litigation related to (a) the alleged infringement by a Licensed Product or the Exploitation thereof of any Patent Right or other intellectual property of a Third Party or (b) the alleged non-infringement, invalidity or unenforceability of any Patent Rights Covering a Licensed Product.

1.119   “Subject IP” means all intellectual property rights relating to (a) (i) as of the Effective Date, the Vectorization Technology or any materials that are necessary or reasonably expected to be useful to conduct (A) the Research Program as described in the Research Plan as of the Effective Date or (B) the Development Program as described in the Development Plan as of the Effective Date and (ii) as of the date on which AbbVie exercises a Development Option, the Vectorization Technology or any materials that are necessary or reasonably expected to be useful to conduct the Development Program as described in the Development Plan as of the date on which AbbVie exercises such Development Option, in each case ((i) and (ii)), including the Manufacture of Vectorized Alpha-Synuclein Antibodies in connection therewith, except for any intellectual property rights that are controlled by Voyager or its Affiliates pursuant to a license or other agreement with a Third Party and that Voyager is not permitted to use or incorporate in the Research Program or the Development Program or in any Research Compound, Research Product, Selected Research Compound, Selected Research Product, Licensed Compound or Licensed Product pursuant to Section 6.2.2(a)(ii) or Section 6.2.2(b), (b) any Research Compound, Research Product, Selected Research Compound, Selected Research Product, Licensed Compound or Licensed Product, or the Exploitation thereof, in each case ((a) and (b)), owned by, licensed to or otherwise controlled by Voyager or its Affiliates, or (c) as of the date on which AbbVie exercises a Development Option or the License Option, the Vectorization Technology or any materials that have been used in the Research Program or the Development Program prior to such date.

1.120   “[**]” means that [**].

1.121   “Terminated Territory” means each country with respect to which this Agreement is terminated by Voyager pursuant to Section 16.2.1 or AbbVie pursuant to Section 16.2.3, in either case, if such termination applies to one (1) or more countries, but not all of the countries in the Territory.

1.122   “Territory” means all of the countries in the world, including their respective territories and possessions, excluding any Terminated Territory.

1.123   “Third Country” means a country outside the European Economic Area (“EEA”) or a country in the EEA not deemed to provide an adequate level of protection for Personal Data by the European Commission.

1.124   “Third Party” means any Person that is neither a Party nor an Affiliate of a Party.

1.125   “Third Party Managed Patent Rights” means Existing Patent Rights for which neither Voyager nor any of its Affiliates has the first right to control Prosecution and Maintenance.

1.126   “Third Party Right” means any Patent Right, trade secret or other intellectual property right (but not any Trademark) of a Third Party in any country in the Territory.

1.127   “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.128   “Unauthorized Launch Date” means, with respect to a Licensed Product, the date on which a Settlement Sublicensee or a Third Party without a license or authorization from AbbVie, any of its Affiliates or any Sublicensee launches a pharmaceutical product with respect to which such Third Party has received Regulatory Approval for a BLA for such product as a biosimilar to, or that is interchangeable with, such Licensed Product (a) under Section 351(k) of the PHSA in the United States (or any successor provisions thereto) or under Article 10(4) of Directive 2001/83/EC in the European Union or any member state thereof (or any successor provisions thereto), in each case citing such Licensed Product as the reference product or (b) for which the BLA otherwise references or relies on such Licensed Product under applicable Law in any other country in the Territory.

1.129   “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.130   “Valid Claim”  means (a) a claim of any issued and unexpired patent whose validity, enforceability, or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, national or regional patent office, or other applicable Government Authority that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal; or (b) a claim of a patent application that is filed in good faith and has not been (i) cancelled, withdrawn, abandoned or finally disallowed, without the possibility of appeal or refiling, or (ii) pending for more than seven (7) years from its earliest priority date, as of the relevant time.  For clarity, any claim in a patent application that has been pending for more than seven (7) years from its earliest priority date as of the relevant time shall not be considered a Valid Claim unless and until such claim is granted and meets the requirement of subsection (a).

1.131   “Vector Genome” means a polynucleotide, whether single stranded (ss) or self-complementary (sc), having a configuration capable of selectively Encoding one (1) or more proteins when encapsulated by a Virus Capsid.

1.132   “Vectorization IP” means the Vectorization Know-How and Vectorization Patent Rights.

1.133   “Vectorization Know-How” means all Know-How that is conceived, discovered, developed or otherwise made or acquired under the Research Program or the Development Program during the Term (a) prior to the earlier of (i) the date on which AbbVie delivers Voyager the Exercise Notice with respect to the License Option and (ii) the expiration of the Voyager Development Period, (A) by or on behalf of either Party (or its Affiliates or its or their (sub)licensees/Sublicensees) or (B) jointly by or on behalf of AbbVie (or its Affiliates or its or their Sublicensees), on the one hand, and Voyager (or its Affiliates or its or their (sub)licensees), on the other hand, in each case ((A) and (B)), or (b) if the Voyager Development Period is in effect after the date upon which AbbVie delivers Voyager the Exercise Notice with respect to the License Option, until the end of the Voyager Development Period (the later of the date upon which AbbVie delivers Voyager the Exercise Notice with respect to the License Option and the end of the Voyager Development Period, the “Cut-Off Date”) (i) by or on behalf of either Party (or its Affiliates or its or their (sub)licensees/Sublicensees) or (ii) jointly by or on behalf of AbbVie (or its Affiliates or its or their Sublicensees), on the one hand, and Voyager (or its Affiliates or its or their (sub)licensees), on the other hand, in each case ((i) and (ii)), solely in connection with any remaining activities that are conducted under the Research Plan or the Development Plan, as applicable, in each case ((a) and (b)), (x) that is solely related to Vectorization Technology and is not specific to one (1) or more Alpha-Synuclein Antibodies and (y) excluding any Know-How that relates to Manufacturing to the extent that it is conceived, discovered, developed or otherwise made or acquired by or on behalf of AbbVie (or its Affiliates or its or their Sublicensees).

1.134   “Vectorization Patent Rights” means any Patent Rights that solely claim Vectorization Know-How.

1.135   “Vectorization Technology” means Voyager’s proprietary Virus Vector platform, including any of the following aspects of such platform: (a) Virus Capsids, (b) Vector Genomes, (c) Know-How regarding the design, Manufacture or optimization of Virus Capsids or Vector Genomes for the creation of vectorized payloads, and (d) Know-How regarding the administration or delivery of any of (a)-(c) as therapeutics.  For further clarification, Vectorization Technology shall not include the actual Licensed Compounds or Licensed Products.

1.136   “Vectorized Alpha-Synuclein Antibody” means a Virus Vector comprising a Vector Genome that Encodes an Alpha-Synuclein Antibody or a Derivative thereof.

1.137   “Virus Capsid” means an engineered or naturally occurring capsid protein or proteins (or the encoding nucleic acid sequence thereof), including from an adeno-associated virus (AAV), that is capable of encapsulating a Vector Genome.

1.138   “Virus Vector” means a virus comprising a Virus Capsid and Vector Genome encapsulated therein.

1.139   “Voyager Background IP” means the Voyager Background Know-How and Voyager Background Patent Rights.

1.140   “Voyager Background Know-How” means all Know-How that (a) is Controlled by Voyager as of the Effective Date or during the Term, (b) is not generally known and (c) is necessary or reasonably useful to Exploit in the Field in the Territory any Vectorized Alpha-Synuclein Antibody, Research Compound, Selected Research Compound, Research Product, Selected Research Product, Licensed Compound or Licensed Product, as applicable, other than any AbbVie Designated Antibody Know-How or Collaboration Know-How.  Voyager Background Know-How includes Vectorization Know-How.

1.141   “Voyager Background Patent Rights” means all Patent Rights, including Vectorization Patent Rights, Controlled by Voyager as of the Effective Date or during the Term that claim or Cover the Exploitation in the Field in the Territory of any Vectorized Alpha-Synuclein Antibody, Research Compound, Selected Research Compound, Research Product, Selected Research Product, Licensed Compound or Licensed Product, as applicable, other than AbbVie Designated Antibody Patent Rights or Collaboration Patent Rights.

1.142   “Voyager Background LP Patent Rights” means any Voyager Background Patent Rights that specifically claim or Cover the composition of matter of one (1) or more Licensed Products or Licensed Compounds or the Exploitation thereof.

1.143   “Voyager Background VA Patent Rights” means any Voyager Background Patent Rights that specifically claim or Cover one (1) or more Vectorized Alpha-Synuclein Antibodies or the Exploitation thereof, including those Patent Rights set forth on Schedule 1.143.  For clarity, all Voyager Background LP Patent Rights are Voyager Background VA Patent Rights.

1.144   “Voyager Development Costs” means the FTE Costs and the Out-of-Pocket Costs incurred by or on behalf of Voyager or any of its Affiliates during the Voyager Development Period in accordance with Accounting Standards, the Voyager Development Plan and this

Agreement, that are specifically attributable or reasonably allocable to the performance of the Development activities under the Voyager Development Plan.  Any FTE Costs or Out-of-Pocket Costs that are not specifically attributable to Voyager’s Development activities under this Agreement during the Voyager Development Period shall be allocated to the Voyager Development Costs in a fair and reasonable manner in accordance with this Agreement.

1.145   “Voyager Development Period” means the period of time beginning upon AbbVie’s first exercise of a Development Option in accordance with Section 2.3.4 and ending upon the date Voyager delivers to AbbVie the complete Final Development Report with respect to the last Selected Research Compound; provided,  however, that if any Final Development Report delivered by Voyager to AbbVie is not complete, the Voyager Development Period shall not end until Voyager has provided AbbVie a complete Final Development Report for each such Selected Research Compound(s).  For clarity, if the Voyager Development Period has not ended in accordance with this Section 1.145 prior to AbbVie’s exercise of the License Option, then the Voyager Development Period may continue after the License Option Effective Date.

1.146   “Voyager Managed Patent Rights” means Existing Patent Rights for which Voyager or any of its Affiliates has the first right to control Prosecution and Maintenance.

1.147   “Voyager Research Period” means the period of time commencing on the Effective Date and ending upon the date Voyager delivers to AbbVie the complete Final Research Report with respect to the last Research Compound; provided,  however, that if any Final Research Report delivered by Voyager to AbbVie is not complete, the Voyager Research Period shall not end until Voyager has provided AbbVie a complete Final Research Report for each such Research Compound(s).  For clarity, if the Voyager Research Period has not ended in accordance with this Section 1.147 prior to AbbVie’s exercise of a Development Option, then the Voyager Research Period may continue after AbbVie’s exercise of a Development Option.

1.148   Additional Definitions.  Each of the following definition is set forth in the Section of this Agreement indicated below:

Definition:	Section:
AbbVie	Preamble
AbbVie Manufacturing Improvements	8.4.1
Acquirer	1.23
Acquirer IP	17.3.2
Acquired Third Party	17.4
Additional Amounts	10.11.2(a)
Additional Development Option Exercise Fee	2.3.4
ADR	17.2.1
Agreement	Preamble
Alliance Manager	5.7
ADA Compound/Product	16.4.1(c)(i)
Auditor	10.9.3
[**] Antibodies	1.4
Biosimilar Application	12.4.1
[**]	1.21

Definition:	Section:
CDR	1.12
Change of Control Party	17.3.2
Commercial Milestone Payment	10.2
Committee	5.3.1
Confidential Information	13.1
Conversion Date	1.33
Cure Period	16.2.1(a)
Cut-Off Date	1.133
Data Breach	14.6.3
Data Subject	14.6.1
Defense Proceeding	12.2.1
Delivery System	1.87.6
Development Infeasibility Determination	3.2.4(a)
Development Infeasibility Termination	3.2.4(a)
Development Option	2.3.1
Disclosing Party	13.1
Dispute	17.2
EEA	1.123
Effective Date	Preamble
Exclusive License	6.1.1
Existing Confidentiality Agreement	13.2
Existing Patent Rights	14.2.4
First Party	12.2.2(b)
FTE-hour	1.60
Future Capsid Agreement	6.2.2(d)
[**]	1.64
HSR Proceeding	3.4.2
Inbound Licensor	6.2.1(a)
Indemnification Claim Notice	15.3.1
Indemnified Party	15.3.1
Indemnifying Party	15.3.1
Indemnitee	15.3.1
Indirect Taxes	10.11.3
Initial Development Option Exercise Fee	2.3.4
Initial Fee	10.1
JGC	5.1.1
Joint CMC Working Group	5.3.1(c)
Joint Know-How	12.1.1
Joint IP	12.1.1
Joint IP Working Group	5.3.1(b)
Joint Patent Rights	12.1.1
Joint R&D Working Group	5.3.1(a)
Later Amount	10.11.2(b)
License Option	3.3.1

Definition:	Section:
License Option Exercise Fee	3.3.3(a)
Losses	15.1
Manufacturing Process	8.3
Manufacturing Process Know-How	8.3
Manufacturing Technology Transfer	8.3
Milestone Event	10.2
Milestone Payment	10.2
Mono Product	1.87.11(a)
[**]	1.88
Non-Parkinson’s Disease Indication	10.2.2
Party	Preamble
Parties	Preamble
Patent Challenge	16.2.2
PD	Recitals
Performance Issue	4.4
Personal Data	14.6.1
Pre-Existing Affiliate	17.4
Processing	14.6.1
Product Trademarks	12.7.1
Program Activities	6.2.2(a)
Prosecuting Party	12.2.2(c)
Receiving Party	13.1
Regulatory Milestone Payment	10.2
Research Budget	2.1.1
Research Infeasibility Determination	2.2.4(a)
Research Infeasibility Termination	2.2.4(a)
Royalty Term	10.4
Selected Research Compound	2.3.4
Selected Research Product	2.3.4
Selling Party	1.87
Settlement Sublicense	1.118
Subcommittee	5.1.1
Subject Technology	6.2.2(a)
Subject Technology Agreement	6.2.2(a)
Sublicensee	6.3
Substitution Notice	3.2.4(b)
Substitution True-Up Amount	3.2.4(b)
Term	16.1
Third Party Claims	15.1
Third Party Infringement Claim	12.5.1
Third Party Payments	10.5.3
Transferred Materials	4.1.2(a)
Transition Plan	7.1
Variation	1.12

Definition:	Section:
Voyager	Preamble
Voyager Development Budget	3.1.1
Voyager Development Cost Report	3.2.3(a)
Voyager Manufacturing Improvements	8.3.8
Voyager Regulatory Filings	14.2.7
[**]	6.2.2(d)
[**]	6.2.2(d)
Voyager Trademark	12.7.1
Withholding Party	10.11.2(b)
Working Group	5.3.1

ARTICLE 2

RESEARCH; DEVELOPMENT OPTION

2.1       Research Plan.

2.1.1    Research Plan.  The initial Research Plan attached hereto identifies (a) the specific Research activities directed to constructing one (1) or more Research Compounds with respect to the AbbVie Designated Antibodies; (b) the specific requirements for the Final Research Reports to be submitted by Voyager to AbbVie in accordance with Section 2.3.2, including a list identifying all results and related data that Voyager must provide to AbbVie and the format in which such results and related data must be delivered; (c) a budget for the Research Costs for the conduct by Voyager of the Research activities, including the preparation and submission of the Final Research Reports to AbbVie, in accordance with the Research Plan (the “Research Budget”); (d) any materials to be provided by AbbVie and any activities to be performed by AbbVie; and (e) all of the permitted uses of any Transferred Materials provided by or on behalf of AbbVie.  Unless otherwise agreed by the Parties, Voyager shall use Diligent Efforts to complete the Research activities specifically identified in the Research Plan for each AbbVie Designated Antibody and each Research Compound.

2.1.2    Amendments to Research Plan.  Each Party may propose an amendment to the Research Plan by submitting such proposed amendment in writing to the Joint R&D Working Group for review and approval, subject to the final decision-making process set forth in Section 5.6.3;  provided,  however, that any material amendments to the Research Plan shall be mutually agreed to by the Parties either in writing, such agreement not to be unreasonably withheld, conditioned or delayed, or through the JGC as reflected in JGC meeting minutes signed by the Alliance Managers in accordance with Section 5.5.1.  Material amendments to the Research Plan include:  [**].  Upon the Alliance Managers’ signing the minutes of the JGC pursuant to Section 5.5.1 memorializing the agreement of the JGC to, or mutual written agreement by the Parties of, as applicable, an amendment to the Research Plan, the Research Plan shall be deemed to be amended by such amendment.

2.1.3    New AbbVie Designated Antibodies.  If AbbVie determines, at any time during the Voyager Research Period, that it desires to add a new Alpha-Synuclein Antibody to this Agreement as an AbbVie Designated Antibody or to substitute a new Alpha-Synuclein

Antibody for a [**] Antibody (or any substitute AbbVie Designated Antibody designated pursuant to this Section 2.1.3), then it shall notify Voyager thereof in writing and, subject to approval of any resulting material amendment to the Research Plan as set forth in Section 2.1.2, if applicable, and the remainder of this Section 2.1.3, AbbVie may designate an additional or substitute AbbVie Designated Antibody.  The Parties acknowledge that the royalty rates set forth in Section 10.3 and the milestones set forth in Section 10.2.3 reflect the Parties’ mutual expectation that the Licensed Products will Encode a [**] Antibody, and that such royalty rates and milestones were negotiated by the Parties in light of the royalties, milestones and other fees payable by AbbVie to [**] pursuant to the [**] Agreement.  Accordingly, if AbbVie’s proposed additional or substitute Alpha-Synuclein Antibody does not require the payment of royalties, milestones or other fees to a Third Party or requires the payment of royalties, milestones and other fees that are, in the aggregate, less than what is required under the [**] Agreement, then, prior to AbbVie’s designation of any additional or substitute AbbVie Designated Antibody, the Parties shall negotiate in good faith concerning any commercially reasonable increase to the royalty rates set forth in Section 10.3 and, in connection with any such increase in such royalties, the corresponding commercially reasonable decrease to the milestones set forth in Section 10.2.3 as may be appropriate with respect to Licensed Products Encoding such additional or substitute AbbVie Designated Antibody.  The Parties’ negotiation shall be based on how the royalty rates set forth in Section 10.3 (as may be adjusted pursuant to Section 10.5) and the milestones set forth in Section 10.2.3 compare to the royalty rates and milestones applicable in the Tau Agreement (including any adjustments herein and therein with respect thereto), taking into account (a) whether such antibody is, prior to such designation by AbbVie, Controlled by Voyager, and (b) the royalty rates, milestone and other fees payable by AbbVie or any of its Affiliates to any Third Party for the use of such additional or substitute AbbVie Designated Antibody (including the fact that any such royalties payable by AbbVie may not be deducted from royalties payable hereunder pursuant to Section 10.5.3).  If the Parties cannot reach agreement on whether there should be, or the amount of, an increase to the royalty rates set forth in Section 10.3 and a corresponding decrease to the milestones set forth in Section 10.2.3, then either Party may submit the matter for resolution pursuant to “baseball arbitration” as set forth in Section 17.2.2.  Notwithstanding any other provision of this Agreement, Voyager shall have no obligation to conduct Research activities with respect to any additional or substitute AbbVie Designated Antibody unless and until the Parties (either by mutual agreement or through baseball arbitration) have determined the royalty rates and milestones applicable to Licensed Products Encoding such AbbVie Designated Antibody.  For the avoidance of doubt, once an additional or substitute AbbVie Designed Antibody is finally designated pursuant to this Section 2.1.3, and, if required pursuant to Section 2.1.2, an amendment to the Research Plan to reflect such addition or substitution is agreed, Voyager’s diligence obligations set forth in Section 2.2.2 shall apply to such additional or substitute AbbVie Designated Antibody.  For the further avoidance of doubt, under no circumstances shall the royalty rates set forth in Section 10.3 decrease as a result of AbbVie designating any additional or substitute AbbVie Designated Antibody.

2.2       Conduct of Research.

2.2.1    Voyager Responsibility.  Subject to Section 2.2.2, during the Voyager Research Period, Voyager (a) shall have sole responsibility for the conduct of the Research activities in the Territory and (b) shall do so in accordance with the Research Plan.  Voyager shall bear all costs and expenses incurred by or on behalf of it in the performance of the Research activities in the Territory specifically set forth in the Research Plan.

2.2.2    Diligence.  During the Voyager Research Period, Voyager shall use Commercially Reasonable Efforts to (a) achieve the objectives of the Research Plan as soon as reasonably practical, including using Commercially Reasonable Efforts to generate Research Compounds (and Research Products with respect thereto) that Encode AbbVie Designated Antibodies and (b) complete the Research activities set forth in the Research Plan in accordance with the Research Budget and timeline set forth therein.  Without limiting the generality of the foregoing, Voyager shall use Diligent Efforts to conduct the Research activities specifically set forth in the Research Plan, which activities shall be conducted in accordance with and subject to this ARTICLE 2 and the other terms and conditions of this Agreement.

2.2.3    Information and Reports.

(a)        Within [**] following the end of each Calendar Quarter, Voyager shall provide to the JGC and AbbVie (i) (A) a detailed, written progress report on the status of its Research activities performed under the Research Program, and (B) access to or copies of written reports of Research activities hereunder as may be prepared by Voyager, in each case ((A) and (B)), to enable the JGC and AbbVie to assess the progress of the Research Program and Voyager’s compliance with the Research Plan and (ii) a summary report of the Research Costs incurred by Voyager during such Calendar Quarter.

(b)        In addition to the reports provided pursuant to Section 2.2.3(a) and without limiting Section 9.4, by the [**] of each month during the Voyager Research Term, Voyager shall present to the Joint R&D Working Group a detailed summary of the data resulting from its Research activities performed under the Research Program in the previous month in a PowerPoint™ format as more specifically defined in the Research Plan.

2.2.4    Termination of Research Activities.

(a)        If the Parties mutually determine, at any time during the Voyager Research Period, that it is not scientifically or technically possible to identify a Research Compound or Research Product, Manufacture a Research Compound or Research Product or to conduct other Research activities relating to a Research Product that meets the criteria set forth in the Research Plan (a “Research Infeasibility Determination”), the Parties may agree in writing to terminate Voyager’s conduct of Research activities and the Research Plan with respect to such Research Compound and Research Product or terminate this Agreement in its entirety (a “Research Infeasibility Termination”).  If a Party reasonably believes that a Research Infeasibility Determination is appropriate, but the other Party does not agree, then such dispute will be a Dispute and the provisions of Section 17.2 shall apply.  If the Parties agree to terminate Voyager’s conduct of Research activities and the Research Plan with respect to all Research Compounds and Research Products in accordance with this Section 2.2.4(a), then the Parties shall agree in writing to terminate this Agreement.

(b)        After the termination or expiration of the Voyager Research Period, Voyager shall have no further obligation to conduct Research activities with respect to the Research Compounds and Research Products under the Research Plan.

(c)        In the event of a Research Infeasibility Termination with respect to a Research Compound and the corresponding Research Product, subject to Section 11.3, AbbVie acknowledges and agrees that Voyager shall not have any further obligations (including those set forth in Sections 2.2.1,  2.2.2 or 2.2.3) to conduct Research activities with respect to such Research Compound and Research Product under the Research Plan.

2.2.5    No Guarantees.  Subject to Voyager’s obligations to (a) use Commercially Reasonable Efforts to (i) complete the Research Program in accordance with the Research Budget and timeline set forth in the Research Plan and (ii) achieve the objectives of the Research Plan and (b) use Diligent Efforts to complete the Research activities set forth in the Research Plan, Voyager provides no representation, warranty or guarantee that the goals contemplated in the Research Plan will be achieved, or that any other particular results will be achieved with respect to any Research Compound or Research Product.

2.3       Development Option.

2.3.1    Grant of Development Option.  Voyager hereby grants to AbbVie, with respect to each Research Compound and corresponding Research Product, an exclusive option, exercisable by AbbVie in its sole discretion during the Development Option Period, to cause Voyager to commence Development activities with respect to such Research Compound and corresponding Research Product (each, a “Development Option”).

2.3.2    Submission of Final Research Report.  Within [**] of the completion of the Research activities set forth in the Research Plan with respect to a Research Compound and corresponding Research Product, Voyager shall deliver to AbbVie the complete Final Research Report with respect to such Research Compound and corresponding Research Product.

2.3.3    Recommendations for Selected Research Compound(s).  Within [**] after the date Voyager delivers to AbbVie a Final Research Report, at the request of either Party, the JGC shall meet to discuss such Final Research Report and make recommendations to AbbVie regarding whether to designate the Research Compound that is the subject of such Final Research Report as a Selected Research Compound; provided that such designation shall be in AbbVie’s sole discretion.

2.3.4    Exercise of Development Option.  AbbVie may exercise a Development Option by providing an Exercise Notice thereof to Voyager during the Development Option Period, which notice shall include a designation of one (1) or more Research Compound(s) for Development (each, a “Selected Research Compound”) and corresponding Research Product(s) (each, a “Selected Research Product”); provided,  however, subject to Section 3.2.4(b), in no event shall more than four (4) specific Research Compounds be designated as Selected Research Compounds in the aggregate during the Term unless otherwise agreed by the Parties in writing.  Upon AbbVie’s first exercise of a Development Option, it shall pay to Voyager a one-time payment of Eighty Million Dollars ($80,000,000), plus if AbbVie designates more than one (1)

Selected Research Compound in the Exercise Notice with respect to such Development Option, Thirty Million Dollars ($30,000,000) for each additional Selected Research Compound designated in such Development Option (the “Initial Development Option Exercise Fee”), within thirty (30) days after the date of such Exercise Notice provided pursuant to this Section 2.3.4.  In addition, if AbbVie exercises additional Development Option(s) with respect to additional Selected Research Compound(s), AbbVie will pay to Voyager a one-time payment of Thirty Million Dollars ($30,000,000) for each additional Selected Research Compound (the “Additional Development Option Exercise Fee”), within thirty (30) days after the date of the Exercise Notice with respect to such Development Option provided pursuant to this Section 2.3.4.  If Voyager has not completed the Research Plan with respect to all Research Compounds and corresponding Research Products as of the date AbbVie exercises the initial Development Option, unless the Parties otherwise agree in writing, Voyager shall continue to use Diligent Efforts to complete the Research activities set forth in the Research Plan with respect to any remaining Research Compounds and corresponding Research Products.

2.3.5    No Exercise of Development Option.  If AbbVie does not exercise any Development Option on or before the end of the Development Option Period in accordance with Section 2.3.4, subject to Section 11.3, if applicable, then (a) Voyager shall have no rights under this Agreement to Exploit any AbbVie Designated Antibody, including, for clarity, any Vectorized Alpha-Synuclein Antibody that Encodes any AbbVie Designated Antibody or any Sequence with respect thereto (including any rights under AbbVie Background IP or AbbVie Designated Antibody IP to do so), and (b) AbbVie shall have the right to freely pursue the Research, Development, Manufacture, use and Commercialization of any AbbVie Designated Antibody, including, for clarity, any Vectorized Alpha-Synuclein Antibody that Encodes any AbbVie Designated Antibody or any Sequence with respect thereto (but for clarity shall have no rights under any Voyager Background IP to do so).

ARTICLE 3

DEVELOPMENT; LICENSE OPTION

3.1       Development Plan.

3.1.1    Development Plan.  The initial Development Plan attached hereto includes (a) all IND-enabling studies and all Phase 1 Clinical Trials for a single Selected Research Product that will be conducted by Voyager during the Voyager Development Period; (b) a description of all Regulatory Filings that are necessary for Voyager to conduct the Development activities set forth in the Development Plan; (c) the specific requirements for the Final Development Report(s) to be submitted by Voyager to AbbVie in accordance with Section 3.3.2, including a list identifying all results and related data that Voyager must provide to AbbVie and the format in which such results and related data must be delivered; (d) any materials to be provided by AbbVie and any activities to be performed by AbbVie; (e) all of the permitted uses of any Transferred Materials provided by or on behalf of AbbVie; and (f) a budget for the conduct by Voyager of the Development activities set forth in the Development Plan, including the preparation and submission of the Final Development Report(s) to AbbVie, in accordance with the Development Plan (the “Voyager Development Budget”); provided that the Voyager Development Budget set forth in the initial Development Plan is for one (1) Selected Research Compound and corresponding Selected Research Product and if AbbVie selects more than one

(1) Selected Research Compound the Voyager Development Budget will equal the initial Voyager Development Budget multiplied by the total number of Selected Research Compounds.  Unless otherwise agreed by the Parties, Voyager shall use Diligent Efforts to complete the Development activities specifically identified in the Development Plan for each Selected Research Compound and corresponding Selected Research Product.  The Parties acknowledge and agree that, following AbbVie’s designation of any Selected Research Compound(s) and corresponding Selected Research Product(s), certain adjustments will need to be made to the initial Development Plan to reflect such Selected Research Compound(s) and the corresponding Selected Research Product(s), such adjustments to be made in accordance with Section 3.1.2.

3.1.2    Amendments to Development Plan.  Each Party may propose an amendment to the Development Plan by submitting such proposed amendment in writing to the Joint R&D Working Group, for review and approval, subject to the final decision-making process set forth in Section 5.6.3;  provided,  however, that any material amendments to the Development Plan shall be mutually agreed to by the Parties either in writing, such agreement not to be unreasonably withheld, conditioned or delayed, or through the JGC as reflected in JGC meeting minutes signed by the Alliance Managers in accordance with Section 5.5.1.  Material amendments to the Development Plan include:  [**].  Upon the Alliance Managers’ signing  the minutes of the JGC pursuant to Section 5.5.1 memorializing the agreement of the JGC to, or mutual written agreement by the Parties of, as applicable, an amendment to the Development Plan, the Development Plan shall be deemed to be amended by such amendment.

3.2       Conduct of Development.

3.2.1    Voyager Responsibility.  Subject to Section 3.2.2, during the Voyager Development Period, Voyager (a) shall have sole responsibility for the conduct of the Development activities in the Territory  and (b) shall do so in accordance with the Development Plan.  Subject to Section 3.2.4(b), Voyager shall bear all costs and expenses incurred by or on behalf of it in the performance of the Development activities in the Territory.

3.2.2    Diligence.  During the Voyager Development Period, Voyager shall use Commercially Reasonable Efforts to (a) achieve the objectives of the Development Plan as soon as reasonably practical and (b) complete the Development activities set forth in the Development Plan in accordance with the Voyager Development Budget and timelines set forth therein.  Without limiting the generality of the foregoing, Voyager shall use Diligent Efforts to conduct the Development activities specifically set forth in the Development Plan, which activities shall be conducted in accordance with and subject to this ARTICLE 3 and the other terms and conditions of this Agreement.

3.2.3    Information and Reports.

(a)        Within [**] following the end of each Calendar Quarter, Voyager shall provide to the JGC and AbbVie (i) (A) a detailed, written progress report on the status of its Development activities performed under the Development Program, and (B) access to or copies of written reports of Development activities hereunder as may be prepared by Voyager, in each case ((A) and (B)), to enable the JGC and AbbVie to assess the progress of the Development Program and Voyager’s compliance with the Development Plan, and (ii) a summary report of the

Voyager Development Costs incurred by Voyager during such Calendar Quarter (each, a “Voyager Development Cost Report”).

(b)        In addition to the reports provided pursuant to Section 3.2.3(a) and without limiting Section 9.4, by the [**] of each month during the Voyager Development Term, Voyager shall present to the Joint R&D Working Group a detailed summary of the data resulting from its Development activities performed under the Development Program  in the previous month in a PowerPoint™ format as more specifically defined in the Development Plan.

3.2.4    Termination of Development Activities.

(a)        If the Parties mutually determine, at any time during the Voyager Development Period, that it is not scientifically or technically possible to Develop, Manufacture or to conduct other Development activities relating to a Selected Research Compound, and the corresponding Selected Research Product that contains or is comprised of such Selected Research Compound (a “Development Infeasibility Determination”), the Parties may agree in writing to terminate Voyager’s conduct of Development activities and the Development Plan with respect to such Selected Research Compound and Selected Research Product (a “Development Infeasibility Termination”).  If a Party reasonably believes that a Development Infeasibility Determination is appropriate, but the other Party does not agree, then such dispute will be a Dispute and the provisions of Section 17.2 shall apply.

(b)        If the Parties agree to terminate the Development activities with respect to a Selected Research Compound and corresponding Selected Research Product in accordance with clause (a) of this Section 3.2.4, then AbbVie shall have the right, within [**] after the later of (i) such termination and (ii) Voyager’s delivery of the last Final Research Report, and upon written notice to Voyager (a “Substitution Notice”), to substitute for each such terminated Selected Research Compound and Selected Research Product a different Research Compound and corresponding Research Product, in which case the Voyager Development Plan shall automatically be deemed updated to include such different Research Compound and corresponding Research Product as a Selected Research Compound and corresponding Selected Research Product.  Within [**] after AbbVie provides a Substitution Notice with respect to a terminated Selected Research Compound, AbbVie shall pay Voyager an amount equal to the Voyager Development Costs actually incurred by Voyager with respect to the applicable terminated Selected Research Compound and corresponding Selected Research Product (the “Substitution True-Up Amount”).  For the avoidance of doubt, AbbVie shall not be required to pay an Initial Development Option Exercise Fee or Additional Development Option Exercise Fee, as applicable, for such substitute Selected Research Compound and corresponding Selected Research Product.

(c)        Subject to Section 11.3, if the Parties agree to terminate Voyager’s conduct of Development activities and the Development Plan with respect to all former Selected Research Compounds and Selected Research Products in accordance with clause (a) of this Section 3.2.4, and no additional Selected Research Compounds and corresponding Selected Research Products are selected by AbbVie in accordance with clause (b) of this Section 3.2.4, then, once the Voyager Research Period has ended, the Parties shall agree in writing to terminate this Agreement.

(d)        In the event of a Development Infeasibility Termination with respect to a Selected Research Compound and corresponding Selected Research Product, subject to clause (c) of this Section 3.2.4, AbbVie acknowledges and agrees that Voyager shall not have any further obligations (including those set forth in Sections 3.2.1,  3.2.2 or 3.2.3) to conduct Development activities with respect to such Selected Research Compound and corresponding Selected Research Product under the Development Plan, except that Voyager must use Diligent Efforts to perform the Development activities with regard to a substitute Selected Research Compound and corresponding Research Product as identified in a Substitution Notice.

3.2.5    No Guarantees.  Subject to Voyager’s obligations to (a) use Commercially Reasonable Efforts to (i) conduct the Development Program in accordance with the Development Budget and timeline set forth in the Development Plan and (ii) achieve the objectives of the Development Plan and (b) use Diligent Efforts to complete the Development activities set forth in the Development Plan, Voyager provides no representation, warranty or guarantee that the goals contemplated in the Development Plan will be achieved, or that any other particular results will be achieved with respect to any Selected Research Compound or Selected Research Product.

3.3       License Option; Submission of Final Development Report(s).

3.3.1    Grant of License Option.  Voyager hereby grants to AbbVie an exclusive option, exercisable by AbbVie in its sole discretion during the License Option Period, to obtain the Exclusive License (the “License Option”).

3.3.2    Submission of Final Development Report(s).  Within [**] of the completion of the Development activities set forth in the Development Plan for a Selected Research Compound and Selected Research Product, Voyager shall deliver to AbbVie the complete Final Development Report with respect to such Selected Research Compound and corresponding Selected Research Product.

3.3.3    Exercise of License Option.

(a)        AbbVie may exercise the License Option for a Selected Research Compound and corresponding Selected Research Product during the License Option Period by, subject to Section 3.4, providing an Exercise Notice relating thereto to Voyager during the License Option Period.  If AbbVie exercises the License Option, AbbVie shall pay to Voyager a one-time, non-refundable, non-creditable payment of Seventy-Five Million Dollars ($75,000,000) (the “License Option Exercise Fee”) within thirty (30) days of the License Option Effective Date.

(b)        Upon the License Option Effective Date, AbbVie shall have the sole right to conduct, or have conducted in accordance with Section 9.3.1, at its sole cost and expense, Research, Development and Commercialization activities relating to the Licensed Compound(s), and the corresponding Licensed Product(s) containing or comprised of a Licensed Compound.  If Voyager has not completed the Research Plan with respect to all Research Compounds and corresponding Research Products or the Development Plan with respect to all Selected Research Compounds and corresponding Selected Research Products as of the License

Option Effective Date, unless the Parties otherwise agree in writing, Voyager shall continue to use Diligent Efforts to complete the Research activities set forth in the Research Plan with respect to the remaining Research Compounds and corresponding Research Products and the Development activities set forth in the Development Plan with respect to the remaining Selected Research Compounds and corresponding Selected Research Products.

3.4       HSR.

3.4.1    If AbbVie reasonably determines in good faith prior to the delivery of the Exercise Notice for the License Option that the transactions to be consummated upon the exercise of the License Option require HSR Filings, AbbVie shall provide the Exercise Notice for the License Option to Voyager prior to the end of the License Option Period, which notice shall include AbbVie’s irrevocable binding commitment to complete the exercise of the License Option, subject only to HSR Clearance and the terms of this Section 3.4 and Section 16.2.7, and the License Option Period shall, subject to Section 16.2.7, automatically be extended for so long as is necessary for AbbVie to obtain HSR Clearance.  Neither Party may seek early termination (or early determination) of HSR Clearance without the other Party’s prior written consent.

3.4.2    In connection with the Parties activities under this Section 3.4, AbbVie and Voyager shall each use commercially reasonable efforts to resolve as promptly as practicable any objections that may be asserted by the FTC or the DOJ with respect to the transactions notified in the HSR Filings.  Nothing in this Section 3.4 or otherwise in this Agreement shall require AbbVie to (a) offer, accept or agree to sell, divest (including through a license or a reversion of licensed or assigned rights), hold separate, transfer, or dispose of any assets, operations, rights, product lines, or businesses, or interests therein, of itself or any of its Affiliates (or consent to any of the foregoing actions), (b) offer, accept or agree to any restraint, prohibition or limitation on the ownership, operation or conduct of all or any portion of the businesses or assets of itself or any of its Affiliates in any part of the world, or (c) litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a Governmental Authority seeking to impose any of the restrictions referenced in clause (a) or (b) above (such litigation or judicial or administrative proceeding, an “HSR Proceeding”); provided that Voyager shall not agree to or effectuate any remedy without the prior written consent of AbbVie.

3.4.3    AbbVie shall be responsible for all filing fees in connection with the filing of submissions to the FTC and DOJ under the HSR Act, and each Party shall be responsible for its costs and expenses, including attorneys’ fees, incurred by it in preparing submissions or responses or responding to any Second Request or other action by the FTC or DOJ under the HSR Act.  If HSR Filings are required, each Party shall use commercially reasonable efforts to prepare and file its respective HSR Filing as promptly as is practicable and advisable, with the goal of filing the HSR Filings within [**] of Voyager receiving the Exercise Notice for the License Option or promptly thereafter.  In connection with obtaining HSR Clearance, each of AbbVie and Voyager shall (a) cooperate with each other in connection with any investigation or other inquiry relating to an HSR Filing and the transactions contemplated by this Agreement; (b) keep the other Party or its counsel informed of any material communication received from or given to the FTC or DOJ relating to the HSR Filings and the transactions contemplated by this Agreement (and provide a copy to the other Party if such material communication is in writing);

and (c) permit the other Party or its counsel to review in advance, and in good faith consider the views of the other Party or its counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given to the FTC or DOJ.  Without limiting the foregoing, Voyager shall cooperate fully in any HSR Proceeding initiated by AbbVie, at AbbVie’s expense.

3.4.4    Tolling of Obligations.  If the exercise by AbbVie of the License Option under Section 3.3.3 requires the making of filings under the HSR Act, then all rights and obligations related to the exercise of the License Option (including payment of any License Option Exercise Fee) and the granting of the Exclusive License shall be tolled until the HSR Clearance or the earlier termination of this Agreement in accordance with Section 16.2.7.

3.5       No Exercise of License Option.  If AbbVie does not exercise the License Option on or before the end of the License Option Period in accordance with Section 3.3.3, subject to Section 11.3, if applicable, then (a) Voyager shall have no rights under this Agreement to Exploit any AbbVie Designated Antibody, including, for clarity, any Vectorized Alpha-Synuclein Antibody that Encodes any AbbVie Designated Antibody or any Sequence with respect thereto (including any rights under AbbVie Background IP or AbbVie Designated Antibody IP to do so), and (b) AbbVie shall have the right to freely pursue the Research, Development, Manufacture, use and Commercialization of any AbbVie Designated Antibody, including, for clarity, any Vectorized Alpha-Synuclein Antibody that Encodes any AbbVie Designated Antibody or any Sequence with respect thereto (but for clarity shall have no rights under any Voyager Background IP to do so).

ARTICLE 4

ABBVIE RESPONSIBILITIES DURING RESEARCH AND DEVELOPMENT

4.1       Access to Information and Materials.

4.1.1    Request for Information.  During the Voyager Research Period and the Voyager Development Period, the Joint R&D Working Group may, from time to time, reasonably request that AbbVie provide to Voyager certain additional information, data and results in AbbVie’s possession and Control that are not set forth in the Research Plan or Development Plan, as applicable, relating to any AbbVie Designated Antibody to facilitate Voyager’s conduct of the Research and Development activities hereunder relating to any AbbVie Designated Antibody or its use in Research Compounds, Selected Research Compounds, Research Products and Selected Research Products.  AbbVie shall use Commercially Reasonable Efforts to promptly provide Voyager such information, data and results that are reasonably requested to perform Voyager’s activities under the Research Plan or the Development Plan.

4.1.2    Transfer of Certain Materials.

(a)        In addition to AbbVie’s obligations under Section 4.1.1 and Section 8.1.1, from time to time during the Voyager Research Period or the Voyager Development Period, the Joint R&D Working Group may request that a Party provide the other Party with certain other tangible chemical or biological materials (the “Transferred Materials”), which the transferring Party may, but shall not have an obligation to, provide to the other Party.  For clarity, (i) AbbVie shall not provide any such materials to Voyager unless specifically identified and requested by the Joint R&D Working Group, and (ii) Licensed Compounds, Licensed Products and any materials related to the Manufacturing Process shall not constitute Transferred Materials.  The transferring Party represents and warrants to the receiving Party that the transferring Party has the right to provide the Transferred Materials to the receiving Party for the uses authorized herein.  Except as expressly set forth in the preceding sentence, the Transferred Materials are provided by the transferring Party on an “AS IS” basis without any representation or warranty of any type, express or implied, including any representation or warranty of merchantability, non-infringement, title or fitness for a particular purpose, each of which is hereby expressly disclaimed by the transferring Party.

(b)        The receiving Party shall use the Transferred Materials solely in connection with conducting the activities specified in the Research Plan or the Development Plan, as applicable, or for the specific purpose approved by the transferring Party.  Without limiting the generality of the foregoing, except in the performance of the foregoing activities, the receiving Party shall not (i) make or attempt to make any analogues, progeny or derivatives of, or modifications to, the Transferred Materials or (ii) use the Transferred Materials for its own benefit or for the benefit of any of its Affiliates or any Third Party.  Further, the receiving Party shall not administer any Transferred Material to any human.  The receiving Party shall comply with all Laws applicable to the handling and use of the Transferred Materials.  Except as agreed upon by the transferring Party, the receiving Party shall retain possession over the Transferred Materials and shall not provide any Transferred Materials to any Third Party or, in the event of a Change of Control, to any Affiliates of an Acquirer or Acquired Third Party, in each case, without the transferring Party’s prior written consent, which consent may be withheld in the transferring Party’s sole discretion.

(c)        All right, title and interest in and to the Transferred Materials shall remain the sole and exclusive property of the transferring Party, notwithstanding the transfer to and use by the receiving Party of the same.

(d)        With respect to Transferred Materials and other materials provided by Voyager to AbbVie, at the end of the Development Option Period (if AbbVie does not exercise the Development Option) or the License Option Period (if AbbVie does not exercise the License Option), as applicable, AbbVie shall either promptly destroy or return to Voyager, at Voyager’s sole discretion, all unused Transferred Materials and such other materials of Voyager.

(e)        With respect to Transferred Materials and other materials (including any AbbVie Designated Antibody) provided by AbbVie to Voyager, at the end of the Development Option Period or the License Option Period, as applicable, or if this Agreement is otherwise terminated prior to the end of the License Option Period (or such earlier time as AbbVie may request in writing once Voyager no longer needs such Transferred Materials for purposes of the Research and Development activities conducted by Voyager), Voyager shall either promptly destroy or return to AbbVie, at AbbVie’s sole discretion, all unused Transferred Materials and such other materials of AbbVie.

4.2       AbbVie Assistance Generally.  During the Voyager Research Period and the Voyager Development Period, the Joint R&D Working Group may from time to time reasonably request that AbbVie advise and consult with Voyager regarding the conduct of the Research and Development activities set forth in the Research Plan or Development Plan, as applicable.  AbbVie shall use Commercially Reasonable Efforts to promptly provide Voyager with such advice and consultation that is reasonably requested.  In addition, AbbVie shall use Commercially Reasonable Efforts to provide Voyager with direct access to AbbVie’s and its Affiliates’ scientists and Third Party contractors as reasonably determined by the Joint R&D Working Group.

4.3       Impact of AbbVie’s Assistance on Voyager’s Obligations.  AbbVie acknowledges and agrees that, in the event and to the extent that Voyager is unable to perform any of its obligations set forth in Section 2.2.1, Section 2.2.2, Section 2.2.3, Section 3.2.1, Section 3.2.2 or Section 3.2.3 due to AbbVie’s failure to provide information, data, results, Transferred Materials or assistance reasonably requested by the Joint R&D Working Group in accordance with Section 4.1.1, Section 4.2 or the proviso in Section 7.2.1, then such failure shall be a factor in determining whether Voyager used Diligent Efforts or Commercially Reasonable Efforts, as applicable, with respect to such obligations.

4.4       AbbVie’s Obligation to Provide Prompt Notice.  If AbbVie is concerned that Voyager has failed to meet any of its obligations under Section 2.2.1, Section 2.2.2, Section 2.2.3, Section 3.2.1, Section 3.2.2 or Section 3.2.3, then AbbVie may notify Voyager in writing of such concern (each a, “Performance Issue”).  Promptly upon Voyager’s receipt of notice of a Performance Issue pursuant to this Section 4.4, Voyager’s Alliance Manager shall contact AbbVie’s Alliance Manager to discuss the specific nature of such Performance Issue and seek to identify an appropriate course of action and both Parties shall seek to resolve such Performance Issue in good faith.

ARTICLE 5

MANAGEMENT OF THE COLLABORATION

5.1       Joint Governance Committee and Subcommittees.

5.1.1    The Parties hereby establish the Joint Governance Committee (the “JGC”) to serve as the oversight and decision-making body for the activities to be conducted by the Parties pursuant to this Agreement, as more fully described in this ARTICLE 5.  The Parties anticipate that the JGC will not be involved in day-to-day implementation of the activities under this Agreement, but shall serve as the oversight and decision-making body during the Term of this Agreement.  The JGC may establish subcommittees as set forth in Section 5.2 (each a “Subcommittee”).

5.1.2    Responsibilities.  The JGC shall perform the following functions, subject to the final decision-making authority of the respective Parties as set forth in Section 5.6:

(a)        review and, except as otherwise agreed by the Parties in writing outside the JGC as set forth in Section 2.1.2, approve any amendments to the Research Plan proposed by a Party;

(b)        review the progress reports on the Research activities submitted by Voyager in accordance with Section 2.2.3;

(c)        serve as an initial forum for discussion of any issues or disputes arising from the conduct of the Research activities or a Party’s performance of its obligations under ARTICLE 4 during the Voyager Research Period;

(d)        make recommendations to AbbVie regarding which Research Compound(s) to advance to Development as the Selected Research Compounds;

(e)        review and, except as otherwise agreed by the Parties in writing outside the JGC as set forth in Section 3.1.2, approve any amendments to the Development Plan proposed by a Party;

(f)        review the progress reports on the Development activities submitted by Voyager in accordance with Section 3.2.3;

(g)        serve as an initial forum for discussion of any issues or disputes arising from the conduct of the Development activities or a Party’s performance of its obligations under ARTICLE 4 during the Voyager Development Period;

(h)        review the progress reports on the Development and Commercialization activities submitted by AbbVie in accordance with Section 7.3.3;

(i)         review and discuss any reports or recommendations of the Joint R&D Working Group;

(j)         review and discuss any reports or recommendations of the Joint IP Working Group;

(k)        review and discuss any reports or recommendations of the Joint CMC Working Group;

(l)         review and resolve any disputes of the Joint R&D Working Group, the Joint IP Working Group, the Joint CMC Working Group or any other Subcommittee or Working Group;

(m)       form Subcommittees and additional Working Groups as the JGC deems necessary to achieve the objectives and intent of this Agreement;

(n)        assign responsibilities that may fall within the purview of more than one (1) Subcommittee to a particular Subcommittee or more than one (1) Working Group to a particular Working Group; and

(o)        perform such other responsibilities as may be assigned to the JGC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

For clarity, the JGC shall not have any authority beyond the specific matters set forth in this Section 5.1.2, and in particular shall not have any power to amend or modify the terms of this Agreement or waive a Party’s compliance with this Agreement or to decide or resolve any issues other than those specifically subject to JGC approval in this Section 5.1.2.  In addition, AbbVie (and not Voyager or the JGC) shall have the sole right to decide (1) whether or not to exercise the Development Option in accordance with Section 2.3.4, and (2) whether or not to exercise the License Option in accordance with Section 3.3.3.

5.2       Formation and Dissolution of Subcommittee(s).  The JGC may establish Subcommittees from time to time to handle specific matters within the scope of the JGC’s area of authority and responsibility, and no Subcommittee’s authority and responsibility may be greater than that of the JGC itself.  Each Subcommittee shall have such authority and responsibility as determined by the JGC from time to time, and decisions and recommendations of any Subcommittee shall be made in accordance with Section 5.6.   The JGC shall determine when each Subcommittee it forms shall be dissolved.

5.3       Working Groups.

5.3.1    Formation of Working Groups.  In addition to the Joint R&D Working Group set forth in Section 5.3.1(a), the Joint IP Working Group set forth in Section 5.3.1(b) and the Joint CMC Working Group set forth in Section 5.3.1(c), from time to time, the Parties (by mutual agreement), the JGC or any Subcommittee (each, a “Committee”) may establish one (1) or more working groups (each, a “Working Group”) to oversee particular projects or activities.  Each Working Group shall undertake the activities allocated to it herein or delegated to it by the Committee to which it reports and shall operate as the Committee that establishes the Working Group determines or as otherwise set forth in this Section 5.3.1.  The Parties acknowledge and agree that each Working Group is intended to function primarily in a supporting role by providing advice to the Committee to which it reports, but that each Working Group will be best positioned to implement certain operational matters as determined by the Committee to which such Working Group reports.

(a)        Joint R&D Working Group.  The Parties shall establish a joint research and development working group (the “Joint R&D Working Group”) within [**] following the Effective Date.  The Joint R&D Working Group will be responsible for (i) the day-to-day implementation of (A) the Research activities conducted during the Voyager Research Period in accordance with the Research Plan, and (B) the Development activities conducted during the Voyager Development Period in accordance with the Development Plan, (ii) sharing of information generated under the Research Program or the Development Program, (iii) coordination and prioritization of activities under the Research Program and the Development Program, (iv) discussing whether any additional material, information, data, results, Transferred Materials and assistance should be provided by AbbVie to Voyager during the Voyager Research Period and Voyager Development Period, (v) reviewing and approving all amendments to the Research Plan or Development Plan, as applicable, including any proposed by a Party, except for any material amendments as provided in Section 2.1.2 or Section 3.1.2; (vi) determining and implementing a system to record and consolidate all amendments to the Research Plan or the Development Plan and (vii) monitoring Voyager’s progress under the Research Program or the Development Program.  The Joint R&D Working Group shall provide the JGC with all relevant information and any recommendations necessary for the JGC to exercise its decision-making authority set forth in Section 5.6.  The Joint R&D Working Group will report to the JGC.  Minutes of the Joint R&D Working Group meetings, which shall be approved in accordance with Section 5.5.1, shall include acknowledgements of Voyager’s completion of activities set forth in the Research Plan or Development Plan, as applicable, to the extent such acknowledgements are mutually agreed by the Parties’ representatives during the applicable Joint R&D Working Group meeting.

(b)        Joint IP Working Group.  The Parties shall establish a joint intellectual property working group (the “Joint IP Working Group”) within [**] following the Effective Date.  The Joint IP Working Group will be responsible for providing the JGC and the Parties with guidance with respect to matters relating to (i) the preparation, filing, prosecution and maintenance of the Collaboration Patent Rights, Joint Patent Rights, and the AbbVie Designated Antibody Patent Rights, (ii) freedom-to-operate matters, (iii) discussing any challenges to any Third Party’s Patent Rights that may Cover any Selected Research Compounds, Selected Research Products, Licensed Compounds or Licensed Products; and (iv) advising the JGC regarding which of the In-License Agreements are relevant to any Selected Research Compound(s) or Selected Research Product(s).  The Joint IP Working Group will report to the JGC.

(c)        Joint CMC Working Group.  The Parties shall establish a joint Manufacturing working group (the “Joint CMC Working Group”) within [**] following the Effective Date.  The Joint CMC Working Group will be responsible for providing the JGC and the Parties with guidance with respect to matters relating to the generation and maintenance of chemistry, manufacturing and controls (CMC) data required by applicable Law to be included or referenced in, or otherwise support, an IND or Regulatory Approval Application and coordinating the sharing and exchange of such data between Voyager and AbbVie.  The Joint CMC Working Group will report to the JGC.  AbbVie shall have the right to disband the Joint CMC Working Group at any time after the License Option Effective Date upon written notice to Voyager.

5.4       Membership.  Each Committee shall be composed of [**] representatives of each Party or such other number as agreed upon by such Committee, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Party it represents with respect to the issues falling within the jurisdiction of the JGC.  Each Party shall appoint at least [**] to each Working Group and shall have the right, but not the obligation, to appoint the same number of representatives to any Working Group as are appointed by the other Party to such Working Group; provided that neither Party shall appoint more than [**] representatives to any one (1) Working Group.  Each individual appointed by a Party as a representative to a Committee or Working Group shall be an employee of such Party, or, other than a representative appointed to the JGC, a contractor to such Party or an employee or contractor of such Party’s Affiliate.  Each Party may replace any of its Committee or Working Group representatives at any time upon written notice to the other Party, which notice may be given by e-mail sent to the other Party’s co-chairperson of such Committee and, with respect to a change of representatives to any Working Group, to the other Party’s co-chairperson of the Committee to which such Working Group reports.  Each Committee and Working Group shall be co-chaired by one (1) designated representative of each Party.  Either Party may replace any or all of its representatives on a Committee or Working Group at any time upon written notice to the other Party.  Any member of a Committee or Working Group may designate a substitute to attend and perform the functions of that member at any meeting of such Committee or Working Group, as applicable.

5.5       Meetings.

5.5.1    The co-chairpersons shall be responsible, with respect to their Committee or Working Group, as applicable, for (a) calling meetings on no less than [**] notice unless exigent circumstances require shorter notice; (b) preparing and circulating an agenda in advance of each meeting; provided that the co-chairpersons shall include any agenda items proposed by either Party on such agenda; (c) ensuring that all decision-making is carried out in accordance with the voting and dispute resolution mechanisms set forth in this Agreement; and (d) preparing and circulating for review minutes of each meeting within [**] (or such shorter time as is agreed by the relevant Committee or Working Group) thereafter.  For clarity, either co-chairperson may call a meeting of its Committee or Working Group individually, without the consent of the other co-chairperson.  The Parties, through their members of the relevant Committee or Working Group, shall agree in good faith on the minutes of each meeting promptly, but in no event later than the next meeting of the relevant Committee or Working Group, and such approved minutes shall be signed by the Alliance Managers.  For clarity, any amendment to the Research Plan or Development Plan that is agreed to in a meeting of the JGC (or any other Committee or Working Group) shall not be effective until the minutes of such meeting reflecting such amendment are signed by the Alliance Managers.

5.5.2    Each Committee and Working Group shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement.  A quorum of each Committee and Working Group shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party.  The location of regularly scheduled meetings shall alternate between Voyager’s offices located in Cambridge, Massachusetts and AbbVie’s offices located in Chicago, Illinois, unless otherwise agreed by such Committee or Working Group.  Representatives of the Parties may also attend a meeting telephonically, by video conference or by any other media so long as each participant can hear what is said by and be heard by the other participants.  For the avoidance of doubt, each Party may designate the same individual as a representative on more than one (1) Committee or Working Group.  Each representative of a Party on a Committee or Working Group shall be subject to confidentiality obligations no less stringent than those set forth in ARTICLE 13.  Each Party will bear all expenses it incurs in regard to participating in all meetings of each Subcommittee and Working Group, including all travel and living expenses.  Employees or consultants of a Party who are not representatives of such Party on a Committee or Working Group may attend meetings of such Committee or Working Group; provided,  however, that such attendees (a) shall not vote or otherwise participate in the decision-making process of such Committee or Working Group and (b) must be bound by obligations of confidentiality and non-disclosure no less stringent than those set forth in ARTICLE 13.

5.5.3    Prior to the expiration or termination of the Voyager Research Period and the Voyager Development Period, the JGC shall meet at least [**], and more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties shall agree.  Thereafter and following the Cut-Off Date, the JGC shall meet on an as-needed basis, but no less frequently than [**], including to review and discuss the reports provided to AbbVie pursuant to Section 7.3.3.

5.6       Decision-Making.

5.6.1    Escalation to JGC.  Except as otherwise provided herein, all decisions of each Committee and each Working Group shall be made by consensus, with all of a Party’s voting members collectively having one (1) vote.  Decisions of each Committee and Working Group shall be made by unanimous vote.  If a Committee or Working Group other than the JGC is incapable of reaching unanimous agreement on a matter before it within [**], the matter shall be referred to the JGC for resolution.  If the JGC is incapable of reaching unanimous agreement on a matter before it within [**], the matter shall be resolved in accordance with Section 5.6.2.

5.6.2    Escalation to the Executive Officers.  If the JGC cannot agree on a matter within [**] after it has met and attempted to reach such decision, then either Party may, by written notice to the other, refer such matter to the Executive Officers for resolution.  The Parties’ respective Executive Officers shall meet within [**] after such matter is referred to them, and shall negotiate in good faith to resolve the matter.

5.6.3    Escalation to the Parties.  If the Executive Officers are unable to resolve the matter within [**] after the matter is referred to them, then the matter shall be finally resolved as follows (other than with respect to Legal Disputes, which shall be governed by Section 17.2):

(a)        Voyager shall have final decision-making authority within any Committee or Working Group with respect to the implementation of the Research Plan or the Development Plan or the Research and Development activities performed under this Agreement, and any amendments to the Research Plan or the Development Plan other than material amendments as provided in Section 2.1.2 or Section 3.1.2, as applicable, to the extent properly within the jurisdiction of such Committee or Working Group, during the Voyager Research Period or the Voyager Development Period, respectively, arising prior to the License Option Effective Date; provided that if Voyager undergoes a Change of Control during the Voyager Research Period or the Voyager Development Period, then, after the effective date of such Change of Control, AbbVie may elect, upon written notice to Voyager, to obtain final decision-making authority within any Committee or Working Group with respect to the implementation of the Research Plan or the Development Plan or the Research and Development activities performed under this Agreement to the extent properly within the jurisdiction of such Committee or Working Group.  For further clarity, neither Party shall have final decision-making authority with respect to material amendments to the Research Plan or the Development Plan as provided in Section 2.1.2 or Section 3.1.2, or the acknowledgements of Voyager’s completion of activities pursuant to Section 5.3.1(a); and

(b)        After the License Option Effective Date, AbbVie shall have final decision-making authority within any Committee or Working Group with respect to any and all matters to the extent properly within the jurisdiction of such Committee or Working Group.  Notwithstanding the foregoing, to the extent Voyager is still performing activities under a Plan with regard to any Research Compound, Research Product, Selected Research Compound or Selected Research Product, then Voyager shall retain final decision-making authority with regard to such activities as set forth in Section 5.6.3(a), except with respect to any decisions that could reasonably be expected to materially affect any Licensed Compound or Licensed Product or the Exploitation thereof, including any decisions, or amendments to a Plan, with respect to Manufacturing or Regulatory affairs.  For clarity, to the extent Voyager is still performing activities under a Plan after the License Option Effective Date, AbbVie shall not have final decision-making authority with respect to material amendments to a Plan;

provided,  however, that in no event shall any Committee, Working Group, the Alliance Managers or any Party alone have the power or authority to: (A) amend this Agreement, (B) determine that a Party has fulfilled its obligations under this Agreement or that the other Party has breached this Agreement, (C) impose any requirements on either Party to undertake obligations beyond those for which it is responsible, or to forgo any of its rights, under this Agreement, (D) make a decision that is expressly stated to require the mutual agreement of the Parties or approval of the other Party, or (E) require either Party to perform any act that it reasonably believes to be inconsistent with any Law.  Any decision made by the Executive Officers in accordance with Section 5.6.2 or by a Party in accordance with this Section 5.6.3 shall be considered a decision made by the JGC.

5.7       Alliance Managers.  Promptly after the Effective Date, each Party shall appoint an individual (who may not be a then-current member of the JGC) to act as alliance manager for such Party (each, an “Alliance Manager”).  Each Alliance Manager shall thereafter be permitted to attend meetings of the JGC as a nonvoting observer, subject to the confidentiality provisions of ARTICLE 13.  The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement.  The Alliance Managers shall also be responsible for assisting the JGC in performing its oversight responsibilities.  The name and contact information for each Party’s Alliance Manager, as well as any replacement chosen by such Party, in its sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 17.7.

5.8       Authority.  Notwithstanding anything in this ARTICLE 5 to the contrary, each Party will retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion will be delegated to or vested in the JGC or any other Subcommittee or any Working Group unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.  Without limitation to the foregoing, the Parties hereby agree that matters explicitly reserved to the consent, approval or other decision-making authority of one (1) or both Parties, as expressly provided in this Agreement, are outside the jurisdiction and authority of the JGC or any other Subcommittee or any Working Group, including amendment, modification or waiver of compliance with this Agreement (which may only be amended or modified as provided in Section 17.12 or compliance with which may only be waived as provided in Section 17.9).

ARTICLE 6

GRANT OF LICENSES

6.1       Licenses to AbbVie.  Subject to the terms and conditions of this Agreement, Voyager (on behalf of itself and its Affiliates), hereby grants to AbbVie and its Affiliates:

6.1.1    subject to Section 3.4.4, on the License Option Effective Date, an exclusive (even as to Voyager and its Affiliates), royalty-bearing, non-transferable (except in accordance with Section 17.3), sublicenseable (subject to Section 6.3) license (or sublicense) under the Voyager Background IP and Voyager’s interests in the Collaboration IP and Joint IP to Research, Develop, Manufacture, have Manufactured, use, Commercialize and otherwise Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory (the “Exclusive License”);

6.1.2    subject to Section 11.1, an exclusive (even as to Voyager and its Affiliates), perpetual, irrevocable, royalty-bearing (to the extent applicable to a Licensed Product during the applicable Royalty Terms (in which case such royalties shall be governed by ARTICLE 10), and otherwise royalty-free), transferable, sublicenseable (through multiple tiers) license under Voyager’s interests in the Collaboration IP and Joint IP to Research, Develop, Commercialize, Manufacture and otherwise Exploit the AbbVie Designated Antibodies; and

6.1.3    subject to Section 6.1.1, Section 6.1.2 and Section 11.1, a non-exclusive, perpetual, irrevocable, royalty-bearing (to the extent applicable to a Licensed Product during the applicable Royalty Terms (in which case such royalties shall be governed by ARTICLE 10), and otherwise royalty-free), transferable, sublicenseable (through multiple tiers) license under Voyager’s interests in the Collaboration IP and Joint IP for all purposes;

provided,  however, that the exclusive licenses granted to AbbVie pursuant to Section 6.1.1 are subject to the Third Party agreement terms specifically set forth in Schedule 6.1.

6.2       In-License Agreements.

6.2.1    Existing In-License Agreements.

(a)        Without limiting the representations, warranties and covenants set forth in ARTICLE 14, AbbVie acknowledges and agrees that the sublicenses granted by Voyager to AbbVie in this Agreement are subject to the terms of the Existing In-License Agreements, the scope of the licenses granted to Voyager or the applicable Affiliate thereunder and the rights granted to or retained by the Third Party counterparties thereof and any other Third Party with rights thereunder (including Governmental Authorities, as applicable) (each, an “Inbound Licensor”).

(b)        The Parties shall cooperate with each other in good faith to support each other in complying with Voyager’s obligations under each Existing In-License Agreement.  Without limitation to the foregoing, (i) the Parties shall, from time to time, upon the reasonable request of either Party, discuss the terms of an Existing In-License Agreement and agree upon, to the extent reasonably possible, a consistent interpretation of the terms of such Existing In-

License Agreement in order to, as fully as possible, allow Voyager to comply with the terms of such Existing In-License Agreement and AbbVie to receive its rights and benefits under this Agreement; (ii) to the extent there is a conflict between any terms of this Agreement and any terms of any Existing In-License Agreement, the terms of such Existing In-License Agreement shall control with respect to the relevant Know-How, Patent Rights or other rights granted to AbbVie hereunder; and (iii) although Voyager is subject to making certain payments under the In-License Agreements as set forth in Section 10.13, AbbVie and its Affiliates and Sublicensees shall comply with any applicable reporting and other requirements under the Existing In-License Agreements, and the provisions regarding currency conversion, international payments and late payments, and any other relevant definitions and provisions, of the relevant In-License Agreements shall apply to the calculation of the payments due under the relevant Existing In-License Agreements; provided that when and as reasonably requested by AbbVie, Voyager shall use reasonable efforts to obtain waivers or amendments to, or exercise its rights under, the Existing In-License Agreements so as to harmonize AbbVie’s obligations under this Section 6.2.1(b) with the corresponding provisions of this Agreement.

6.2.2    Future In-License Agreements.

(a)        Prior to Voyager or any of its Affiliates entering into a license or other agreement with a Third Party pursuant to which Voyager or any of its Affiliates would acquire, license or obtain any right or interest in any invention, material or Know-How (or any Third Party Rights) that relates to Vectorization Technology, Vectorized Alpha-Synuclein Antibodies or Alpha-Synuclein or that may otherwise be necessary or reasonably useful (x) to conduct the Research Program or the Development Program or to achieve the objectives thereof or (y) to Exploit any Research Compound, Research Product, Selected Research Compound, Selected Research Product, Licensed Compound or Licensed Product (such activities (x) and (y), the “Program Activities”), any such invention, material or Know-How, a “Subject Technology” and such license or other agreement, a “Subject Technology Agreement”), Voyager shall use reasonable and good faith efforts to determine whether or not such Subject Technology would reasonably be expected to be necessary for the Program Activities, which efforts shall include (A) consulting with the Chief Scientific Officer of Voyager (or the executive officer of Voyager with equivalent responsibilities) and the other Voyager personnel responsible for leading the Research Program and the Development Program and (B) conducting such investigations and assessments, including where possible any relevant tests and studies, as are reasonably necessary to make such a determination.  Any Subject Technology that specifically relates to Vectorized Alpha-Synuclein Antibodies or Alpha-Synuclein shall be deemed to be necessary for Program Activities unless the Parties agree otherwise in writing.

(i)         If, after complying with Section 6.2.2(a) above, Voyager determines that the Subject Technology would reasonably be expected to be necessary (or such Subject Technology is otherwise deemed in accordance with the last sentence of Section 6.2.2(a) to be necessary) for the Program Activities, or if Voyager fails to comply with Section 6.2.2(a) above, then Voyager may enter into such Subject Technology Agreement and with respect to the Program Activities, such Subject Technology Agreement shall be consistent with the terms and conditions of this Agreement in all material respects and shall not in any way limit AbbVie’s rights and interests or increase its obligations hereunder, except to the extent that such agreement and any such inconsistency, limitation or obligation is agreed to in writing by AbbVie prior to execution.

(ii)       If, after complying with Section 6.2.2(a) above, Voyager determines that the Subject Technology is not reasonably expected to be necessary (and such Subject Technology is not otherwise deemed in accordance with the last sentence of Section 6.2.2(a) to be necessary) for the Program Activities, then (A) Voyager may enter into such Subject Technology Agreement on such terms and conditions as it determines, provided that the terms and conditions applicable to the Program Activities are no less favorable than the terms and conditions applicable to any other targets, programs or activities, and (B) unless such Subject Technology Agreement is consistent with the terms and conditions of this Agreement in all material respects and does not in any way limit AbbVie’s rights and interests or increase its obligations hereunder, Voyager shall not use or incorporate any such Subject Technology in the Research Program or the Development Program or any Research Compound, Research Product, Selected Research Compound, Selected Research Product, Licensed Compound or Licensed Product (and any such Know-How or Patent Rights shall not be included in the Voyager Background IP, AbbVie Designated Antibody IP or Collaboration IP), unless and until such agreement and any such inconsistency, limitation or obligation is agreed to in writing by AbbVie.

(b)        If, after Voyager or any of its Affiliates enters into a Subject Technology Agreement with respect to any Subject Technology pursuant to Section 6.2.2(a)(ii), Voyager or AbbVie determines that such Subject Technology is necessary for the Program Activities, then Voyager shall use Commercially Reasonable Efforts to amend such Subject Technology Agreement to be consistent with the terms and conditions of this Agreement in all material respects and to not in any way limit AbbVie’s rights and interests or increase its obligations hereunder, except to the extent that such agreement and any such inconsistency, limitation or obligation is agreed to in writing by AbbVie.  Voyager shall consult and coordinate with AbbVie with respect to Voyager’s efforts to amend such Subject Technology Agreement under this Section 6.2.2(b) and shall consider in good faith AbbVie’s recommendations with respect thereto.  Voyager shall not use or incorporate any such Subject Technology in the Research Program or the Development Program or in any Research Compound, Research Product, Selected Research Compound, Selected Research Product, Licensed Compound or Licensed Product (and any such Know-How or Patent Rights shall not be included in the Voyager Background IP, AbbVie Designated Antibody IP or Collaboration IP), until such agreement is amended in accordance with the immediately preceding sentence or any such inconsistency, limitation or obligation is agreed to in writing by AbbVie, not to be unreasonably withheld, conditioned or delayed.

(c)        AbbVie’s failure to agree to any inconsistency, limitation or obligation with respect to any Subject Technology for which agreement is required by AbbVie pursuant to this Section 6.2.2 (and the subsequent exclusion of any Subject Technology from the Voyager Background IP, AbbVie Designated Antibody IP or Collaboration IP) shall not be a factor in determining whether Voyager used Diligent Efforts or Commercially Reasonable Efforts, as applicable, with respect to its obligations set forth in Section 2.2.1, Section 2.2.2, Section 2.2.3, Section 3.2.1, Section 3.2.2 or Section 3.2.3.

(d)        The Parties agree that it would not be commercially reasonable for Voyager to acquire any Subject Technology (other than a Virus Capsid that is the subject of the [**] as of the Effective Date) if, pursuant to the applicable Subject Technology Agreement, Voyager would [**] a Licensed Product such that the [**].  In such an event, Voyager shall not be obligated under this Agreement to enter into such Subject Technology Agreement; provided that (A) Voyager has used good faith efforts to negotiate any such Subject Technology Agreement to [**] thereunder and (B) in the event Voyager identifies any Subject Technology that would be necessary or reasonably useful to Exploit a Licensed Product and Voyager is unable to [**] in accordance with the foregoing, Voyager shall notify AbbVie thereof, and the Parties shall discuss in good faith whether the Parties desire to acquire such Subject Technology and, if so, the [**] with respect thereto; and further provided that if the applicable Subject Technology Agreement Covers Virus Capsids (other than a Virus Capsid that is the subject of the [**] as of the Effective Date) (a “Future Capsid Agreement”), [**], in which case it shall not be considered commercially reasonable for Voyager to enter such Future Capsid Agreement and the Parties shall discuss in good faith whether the Parties desire to acquire such Virus Capsid(s) and, if so, the [**] with respect thereto in accordance with the foregoing provisions of this Section 6.2.2(d).  The Parties acknowledge that [**] under a Subject Technology Agreement [**] and, in such an event, Voyager shall not be obligated under this Agreement to enter into such Subject Technology Agreement if [**] with respect to such Licensed Product [**];  provided that (x) Voyager has used good faith efforts to negotiate any such Subject Technology Agreement to [**] for such Licensed Product thereunder and (y) in the event Voyager identifies any Subject Technology that would be necessary or reasonably useful to Exploit a Licensed Product and Voyager is unable to [**] in accordance with the foregoing, Voyager shall notify AbbVie thereof, and the Parties shall discuss in good faith whether the Parties desire to acquire such Subject Technology and, if so, [**] with respect thereto; and further provided that, with respect to any Future Capsid Agreement, if [**] with respect to such Licensed Product [**], the Parties agree that it shall be commercially reasonable for Voyager to acquire such Virus Capsid [**] that would result in Voyager

[**] with respect to such Licensed Product [**].

6.2.3    Amendments; Breaches; Terminations.  After the Effective Date, (a) Voyager shall not enter into any subsequent agreement or understanding with any Third Party to an In-License Agreement that modifies, amends or terminates any such In-License Agreement, or waives any right or obligation thereunder, in any way that would adversely affect in any material respect AbbVie’s rights or interests under this Agreement, including by increasing any of AbbVie’s obligations, without AbbVie’s prior written consent, not to be unreasonably withheld, conditioned or delayed and (b) Voyager shall not, and shall cause its Affiliates not to, commit any acts or permit the occurrence of any omissions that would cause breach or termination of any In-License Agreement.  Without limiting the preceding sentence, Voyager shall provide to AbbVie for review, comment and, if applicable, approval a copy of all proposed modifications to, amendments of or waivers with respect to the In-License Agreements, regardless of whether AbbVie’s approval is required with respect thereto, reasonably in advance of the execution thereof for AbbVie’s review and comment and shall consider in good faith any comments provided by AbbVie.

6.3       Sublicensing Rights.  AbbVie shall have the right to grant and authorize sublicenses under the rights granted to it under Section 6.1 to any of its Affiliates and Third Parties through multiple tiers (each such Third Party that is not a Distributor, a “Sublicensee”).  AbbVie shall provide Voyager with a fully executed copy of any agreement (redacted as necessary to protect confidential or commercially sensitive information that is not necessary for Voyager to determine AbbVie’s compliance with this Agreement or for Voyager to comply with the In-License Agreements) reflecting any such sublicense to a Sublicensee promptly after the execution thereof.  If AbbVie, any of its Affiliates or any Sublicensee grants a sublicense, the terms and conditions of this Agreement that are applicable to Sublicensees shall apply to such Sublicensee to the same extent as they apply to AbbVie.  AbbVie assumes full responsibility, and shall remain primarily responsible, for causing the performance of all obligations of each of its Affiliates and Sublicensees and will itself pay and account to Voyager for all payments due under this Agreement by reason of operation of any such sublicense.  Each sublicense must be consistent with, and require the Sublicensee to meet, all applicable obligations and requirements of this Agreement.

6.4       Licenses to Voyager.  Subject to the terms and conditions of this Agreement, AbbVie hereby grants to Voyager, and Voyager accepts:

6.4.1    a non-exclusive, royalty-free, non-transferable (except in accordance with Section 17.3), sublicenseable (only to its permitted subcontractors under Section 9.3) license under the AbbVie Background IP, the AbbVie Designated Antibody IP and AbbVie’s interests in the Collaboration IP and Joint IP to Research, Develop, use, Manufacture and have Manufactured (a) the Research Compounds and Research Products during the Voyager Research Period as set forth in the Research Plan, and (b) the Selected Research Compounds and Selected Research Products during the Voyager Development Period as set forth in the Development Plan, in each case ((a) and (b)) in the Field in the Territory in accordance with this Agreement; and

6.4.2    subject to Section 6.1.1, Section 6.1.2 and ARTICLE 11, a non-exclusive, perpetual, irrevocable, royalty-free, transferable, sublicenseable (through multiple tiers) license under AbbVie’s interests in the Collaboration IP and Joint IP for all purposes.

6.5       [**].

6.5.1    Without limiting the representations, warranties and covenants set forth in ARTICLE 14, Voyager acknowledges and agrees that the sublicenses and any other rights granted by AbbVie to Voyager in this Agreement, including with respect to prosecution, enforcement and defense rights as set forth in ARTICLE 12, are subject to the terms of the [**], the scope of the licenses granted to AbbVie or the applicable Affiliate thereunder and the rights granted to or retained by [**] and any other Third Party with rights thereunder.   For clarity, any recoveries or amounts to be shared by the Parties as set forth in ARTICLE 12 shall be reduced by any payments with respect to such recoveries that are owed to [**] pursuant to the [**].

6.5.2    The Parties shall cooperate with each other in good faith to support each other in complying with AbbVie’s obligations under the [**].  Without limitation to the foregoing, (a) the Parties shall, from time to time, upon the reasonable request of either Party, discuss the terms of the [**] and agree upon, to the extent reasonably possible, a consistent interpretation of the terms of the [**] in order to, as fully as possible, allow AbbVie to comply with the terms of the [**] and Voyager to receive its rights and benefits under this Agreement; (b) to the extent there is a conflict between any terms of this Agreement and any terms of the [**], the terms of the [**] shall control with respect to the relevant Know-How, Patent Rights or other rights granted to Voyager hereunder; and (c) although AbbVie is responsible for making certain payments under the [**], Voyager and its Affiliates and (sub)licensees shall comply with any applicable reporting and other requirements under the [**], and the provisions regarding currency conversion, international payments and late payments, and any other relevant definitions and provisions, of the [**] shall apply to the calculation of the payments due under the [**].

6.6       No Other Rights.  Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest, license right or other right in any Know-How, Patent Rights or other intellectual property rights of the other Party or any of its Affiliates, including items owned, controlled, developed or acquired by the other Party or any of its Affiliates, or provided by the other Party to the first Party at any time pursuant to this Agreement.

6.7       Confirmatory Patent License.  (a) Voyager shall, if requested to do so by AbbVie, promptly enter into confirmatory license agreements in such form as may be reasonably requested by AbbVie for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as AbbVie considers appropriate, and (b) AbbVie shall, if requested to do so by Voyager, promptly enter into confirmatory license agreements in such form as may be reasonably requested by Voyager for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory or Terminated Territory, as applicable, as Voyager considers appropriate.  Until the execution of any such confirmatory licenses, so far as may be legally possible, Voyager and AbbVie shall have the same rights in respect of the Voyager Background Patent Rights,

AbbVie Background Patent Rights, AbbVie Designated Antibody Patent Rights, AbbVie Manufacturing Improvements, Collaboration Patent Rights and Joint Patent Rights, and be under the same obligations to each other with respect thereto, in all respects, to the extent set forth in this Agreement and subject to any conditions on such licenses (including the conditions on such licenses until the exercise of Development Option and the License Option), as if the said confirmatory licenses had been executed.

6.8       Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to this Agreement by a Party to the other, including those set forth in Section 6.1 and 6.4, are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code and any foreign counterpart thereto.  The Parties acknowledge and agree that only the payments made under Section 10.3 shall constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.

ARTICLE 7

POST-LICENSE OPTION EXERCISE ACTIVITIES

7.1       Transition Plan.  On the License Option Effective Date, without additional consideration to Voyager (unless otherwise set forth in this ARTICLE 7) and within [**] after the License Option Effective Date, the Parties shall agree in good faith to a plan (“Transition Plan”) to transfer to AbbVie (or its designee) all Development activities relating to Licensed Compound(s) and Licensed Product(s) then being undertaken by Voyager as efficiently as possible; provided,  however, that Voyager shall have no obligation to transfer any Development activities to the extent necessary for Voyager to fulfill its obligations under the Development Plan that are in effect after the License Option Effective Date, unless and until AbbVie agrees to assume, or otherwise relieves Voyager of, such obligations in writing or Voyager completes such Development activities.  Voyager shall use Commercially Reasonable Efforts to transition all such activities to AbbVie and to do so in accordance with the Transition Plan.

7.2       Voyager Transition Obligation Upon License Option Exercise.  On the License Option Effective Date, without limiting Section 7.1 and without additional consideration to Voyager (unless otherwise set forth in Section 8.1.2(b)):

7.2.1    Upon AbbVie’s request, Voyager shall, subject to Section 7.4, assign to AbbVie any agreements (including any agreement with any Third Party manufacturer with respect to a Licensed Compound or Licensed Product) to the extent relating to the Research, Development or Manufacture of any Licensed Compound or Licensed Product to which Voyager or any of its Affiliates is a party; provided that to the extent any Research Compound, Research Product, Selected Research Compound or Selected Research Product is necessary for Voyager to fulfill its obligations under the Research Plan or Development Plan that are in effect after the License Option Effective Date, if such Research Compound, Research Product, Selected

Research Compound or Selected Research Product is supplied under an agreement assigned to AbbVie, AbbVie shall use Commercially Reasonable Efforts to promptly provide to Voyager such quantities of such Research Compound, Research Product, Selected Research Compound or Selected Research Product that are necessary for Voyager to fulfill such obligations, unless and until AbbVie agrees to assume, or otherwise relieves Voyager of, such obligations in writing or Voyager completes such Development activities;

7.2.2    Voyager shall transfer to AbbVie (a) copies of all data, reports, records, materials and other information arising out of the Research Program or the Development Program or any Manufacturing activities with respect thereto, including all non-clinical and clinical data relating to any Licensed Compound or Licensed Product, and all adverse event or other safety data resulting from the Research Program or the Development Program as well as any chemistry, manufacturing and controls (CMC) or other Manufacturing data generated in connection with the foregoing, and (b) the image file wrappers (as that term is understood under U.S. law but in no instance more comprehensive than a file wrapper submitted before the USPTO) relating to the prosecution, defense, maintenance, validity and enforceability of the Collaboration Patent Rights and the Joint Patent Rights, but excluding any privileged communications between counsel and Voyager related to such image file wrappers or other documents or materials;

7.2.3    Voyager and AbbVie shall duly execute the quality agreement negotiated by the Parties for each Licensed Product pursuant to the Development Plan;

7.2.4    Voyager shall provide AbbVie with a written summary of all of its inventory of all Licensed Compound(s) and Licensed Product(s) that were produced in accordance with the Development Plan, and Voyager shall, at AbbVie’s election, promptly destroy such inventory or deliver such inventory to AbbVie DPP basis (as defined in Incoterms 2010) at a location designated by AbbVie.  Voyager represents and warrants that, at the time of delivery, all clinical supply of Licensed Products (a) will have been Manufactured in accordance with applicable Law, including cGMPs, (b) will not be adulterated or misbranded under the FFDCA and may be introduced into interstate commerce pursuant to the FFDCA, (c) complies with the applicable specifications with respect thereto, and (d) complies with the applicable quality agreement as provided in Section 7.2.3;  provided that if any such inventory does not satisfy the conditions set forth in clauses (a) through (d) above, the Parties shall meet and discuss in good faith the disposition of such inventory;

7.2.5    Voyager shall and hereby does assign to AbbVie all of its right, title, and interest in and to all Regulatory Filings (including all INDs) relating to any Licensed Product, and Voyager shall deliver such Regulatory Filings (and any documentation or correspondence, including conversation logs, relating to or supporting such Regulatory Filings) to AbbVie within [**] after the License Option Effective Date; except that, to the extent the Voyager Development Period is in effect after the License Option Effective Date, Voyager shall retain its right, title, and interest in and to any INDs solely as necessary to perform its obligations under the Development Plan, in which case (a) Voyager and AbbVie shall retain their respective rights and obligations set forth in Section 9.2.1 with respect to such INDs, (b) Voyager shall and hereby does assign to AbbVie all of its right, title and interest in and to any such IND effective as of the date of delivery of the Final Development Report with respect to the Licensed Product that is the subject of such IND (or to the extent earlier requested by AbbVie to the extent AbbVie agrees to assume Voyager’s regulatory obligations with respect to such IND) and (c) Voyager shall promptly deliver such IND to AbbVie after the delivery of the Final Development Report with respect to the Licensed Product that is the subject of such IND (or such earlier request);

7.2.6    without limiting Section 7.2.2(b) and to the extent consistent with AbbVie’s first right to Prosecute and Maintain the relevant Patent Rights under ARTICLE 12, Voyager shall assist and cooperate with AbbVie, as AbbVie may reasonably request in the transition of the Prosecution and Maintenance, enforcement and defense of the Collaboration Patent Rights and the Joint Patent Rights from Voyager to AbbVie; and

7.2.7    Voyager shall duly execute and deliver or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary under or as AbbVie may reasonably request in connection with or to carry out more effectively the purpose of or to better assure and confirm unto AbbVie its rights to Exploit the Licensed Compounds and Licensed Products in accordance with this Agreement.

7.3       AbbVie Development and Commercialization.

7.3.1    AbbVie Responsibilities.  From and after the License Option Effective Date, subject to the second sentence of Section 8.2 and any of Voyager’s continuing responsibilities pursuant to Section 3.3.3(b), AbbVie shall be solely responsible for all Development, Manufacturing and Commercialization activities in connection with the Licensed Compound(s) and the Licensed Product(s) in the Field in the Territory, which activities shall be conducted in accordance with this Agreement.

7.3.2    AbbVie Diligence.  From and after the License Option Effective Date, AbbVie shall use Commercially Reasonable Efforts to (a) Develop through to receipt of Regulatory Approval and (b) Commercialize, in each case ((a) and (b)) at least one (1) Licensed Product in each of the United States, Japan and each Major European Market, in each case for so long as such country is in the Territory.

7.3.3    AbbVie Reports.  From and after the License Option Effective Date, AbbVie shall, within [**] after the end of each Calendar Year, provide the JGC and Voyager with written progress reports on the status of the Development and Commercialization activities with respect to the Licensed Compounds and the Licensed Products in such Calendar Year.

7.4       Allocation of Rights with Respect to Transferred Contracts.  To the extent that the assignment by Voyager of any agreement pursuant to Section 7.2.1 or Section 8.1.2(b) requires any notice to or consent of the relevant Third Party counterparty to such Agreement, or requires the separation of such agreement into an agreement that is retained by Voyager and an agreement that is assignable to (or entered into by) AbbVie, as applicable (a) Voyager shall use reasonable efforts to give such notice and (b) the Parties will reasonably cooperate to (i) obtain such consent or (ii) at the request and with the reasonable assistance of AbbVie, negotiate such separation, in each case ((a) and (b)), as soon as practicable; provided that, with respect to any agreement to be assigned by Voyager pursuant to Section 7.2.1 (other than any such agreement that relates to the Manufacture of any Licensed Compound or Licensed Product), neither Voyager nor any of its Affiliates shall be required to make any payments or agree to any material undertakings in connection therewith.  Until such notice is given, such consent is obtained or such separation is executed, (x) the Parties will reasonably cooperate to provide to AbbVie the benefits under such agreement to the extent applicable to the rights to be assigned to AbbVie and (y) subject to ARTICLE 15, AbbVie will be responsible for all of the losses, taxes, liabilities or obligations under such agreement to the extent applicable to the benefits provided to AbbVie under such agreement.

ARTICLE 8

MANUFACTURING

8.1       Manufacturing Responsibilities Prior to License Option Exercise.

8.1.1    AbbVie Designated Antibody.  During the Voyager Research Period and the Voyager Development Period, AbbVie shall be solely responsible for (a) providing to Voyager the amino acid sequence for, and (b) the Manufacture and supply to Voyager of, AbbVie Designated Antibodies.  AbbVie shall be responsible for establishing and maintaining proper quality assurance and quality control policies and procedures in connection with such Manufacturing activities.  AbbVie shall comply, and shall require its Affiliates and Third Party subcontractors to comply, with all applicable Laws, including applicable local health, safety and environmental Laws, in the Manufacture of the AbbVie Designated Antibodies and shall only use Manufacturing facilities (including those of its Affiliates or Third Party subcontractors) that comply with all applicable Laws, including local health, safety and environmental Laws, at the time of such Manufacture.  AbbVie shall solely bear all costs and expenses relating to the Manufacturing and supply of the AbbVie Designated Antibodies.

8.1.2    Voyager’s Responsibility.

(a)        Subject to Section 8.1.1, unless the Parties otherwise agree, during the Voyager Research Period and the Voyager Development Period, Voyager shall Manufacture and supply all pre-clinical requirements of Research Compounds and Research Products and all pre-clinical and clinical requirements of Selected Research Compounds and Selected Research Products (with respect to clinical supply of Selected Research Compounds and Selected Research Products, that comply with the warranty set forth in Section 7.2.4 (other than clause (d) thereof)), and placebos or comparator products with respect thereto, and all components of the foregoing, to the extent necessary to perform its obligations under each of the Research Plan and Development Plan in accordance with the terms hereof and shall generate the necessary chemistry, manufacturing and controls (CMC) data required by applicable Law to be included or referenced in, or otherwise support, an IND with respect to each Selected Research Product.

(b)        Without limiting Section 9.3.2, with respect to any agreement that Voyager enters into with Third Party manufacturer(s) to supply Research Compounds, Research Products, Selected Research Compounds or Selected Research Products, (i) to the extent such

Agreement solely applies to the Research Period, Voyager shall use reasonable efforts to ensure, and (ii) to the extent such agreement applies to the Development Period or any period thereafter or to any Selected Research Compound or Selected Research Product, Voyager shall ensure, in each case (i) and (ii) that such agreement provides that (A) Voyager may freely assign such agreement to AbbVie upon the License Option Effective Date without further consideration, (B) Voyager may freely source supply of such Research Compounds (including Selected Research Compounds) or Research Products (including Selected Research Products) and the components of each of the foregoing from other suppliers in its sole discretion, and (C) upon request by AbbVie and at AbbVie’s cost and expense, such Third Party manufacturer shall provide AbbVie with all reasonable assistance required in order to transfer to AbbVie any Manufacturing Process or related technology used in the Manufacture of such Research Compounds (including Selected Research Compounds) or Research Products (including Selected Research Products), including all materials, data, methods, processes, documentation and other Know-How related thereto.

8.2       Manufacturing After License Option Exercise.  From and after the License Option Effective Date, AbbVie shall have the right to Manufacture the Licensed Compounds and Licensed Products in connection with AbbVie’s Development and Commercialization activities hereunder.  Upon written request by AbbVie to Voyager, the Parties shall negotiate in good faith either or both a clinical supply agreement or a commercial supply agreement for Voyager to supply AbbVie with any Licensed Compound or Licensed Product at a price not to exceed Voyager’s fully burdened manufacturing cost plus [**] percent ([**]%).  The Parties may also determine at the time to form a Working Group to address the Manufacturing activities to be conducted by or on behalf of each Party.

8.3       Manufacturing Technology Transfer and Continued Improvement.  Upon AbbVie’s request after the License Option Effective Date, Voyager, at its sole cost and expense, shall (a) (i) promptly effect a full transfer to AbbVie or its designee (which designee may be an Affiliate or a Third Party manufacturer) of all Know-How relating to the processes for the Manufacture of each Licensed Product, including each Licensed Compound, that have been used by or on behalf of Voyager to Manufacture Selected Research Products, including Selected Research Compounds, for the Development Program and (ii) use Diligent Efforts to promptly effect a full transfer to AbbVie or its designee (which designee may be an Affiliate or a Third Party manufacturer) of all Know-How relating to any other Manufacturing process generated under or in connection with a Plan (each of the processes described in clause (i) and (ii), a “Manufacturing Process” and all such Know-How, “Manufacturing Process Know-How”) and (b) provide reasonable assistance to AbbVie in implementing each Manufacturing Process at facilities designated by AbbVie (such transfer and implementation, as more fully described in this Section 8.3, the “Manufacturing Technology Transfer”), subject to AbbVie maintaining the confidentiality of any portion of the Manufacturing Process that Voyager deems to be a trade secret in accordance with ARTICLE 13.  Voyager shall provide, shall cause its Affiliates to provide, and shall assist AbbVie in having Third Party manufacturers provide, all reasonable assistance requested by AbbVie to enable AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to implement each Manufacturing Process at the facilities designated by AbbVie.  If requested by AbbVie, such assistance shall include facilitating the entering into of agreements with applicable Third Party suppliers relating to the Licensed

Products, but Voyager does not guarantee that any such supplier shall enter into any such agreement.  Without limitation of the foregoing, in connection with the Manufacturing Technology Transfer:

8.3.1    Voyager shall, and shall cause its Affiliates to, make available, and shall assist AbbVie in having Third Party manufacturers make available, to AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) from time to time as AbbVie may request, all Manufacturing Process Know-How and materials that have been used in, or generated under or in connection with, any Manufacturing Process, including such methods, processes and testing/characterization information, and all documentation constituting material support, performance advice, shop practice, standard operating procedures, specifications as to materials to be used and control methods, that are reasonably necessary or useful to enable AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to use and practice any such Manufacturing Process;

8.3.2    Voyager shall assign to AbbVie all of its right, title and interest in and to, and shall deliver to AbbVie, all cell banks, including any uninfected working insect cell banks, all baculovirus infected insect cells expressing the transgene and baculovirus infected insect cells expressing the capsid, used or developed by or on behalf of Voyager or any of its Affiliates or Third Party manufacturers to Manufacture the Licensed Products or Licensed Compounds.  Voyager shall maintain the master uninfected cell bank for each working cell bank delivered to AbbVie and, if any such working cell bank becomes contaminated or is no longer useable to Manufacture the Licensed Products or Licensed Compounds, then, upon AbbVie’s reasonable request, Voyager shall provide replacement working cell banks using the applicable master uninfected cell bank, and AbbVie shall reimburse Voyager for the reasonable FTE Costs and Out-of-Pocket Costs incurred by Voyager in connection therewith;

8.3.3    Voyager shall cause all appropriate employees and consultants of Voyager and its Affiliates, and shall assist AbbVie in seeking to cause Voyager’s Third Party manufacturers, to meet with employees or representatives of AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) at the applicable manufacturing facility at mutually convenient times to assist with the working up and use of each Manufacturing Process and with the training of the personnel of AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to the extent reasonably necessary or useful to enable AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to use and practice such Manufacturing Process;

8.3.4    Without limiting the generality of Section 8.3.3, Voyager shall cause all appropriate analytical and quality control laboratory employees and consultants of Voyager and its Affiliates as reasonably requested by AbbVie, and shall reasonably assist AbbVie in seeking to cause all appropriate analytical and quality control laboratory employees and consultants of Voyager’s Third Party manufacturers, to meet with employees or representatives of AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) at the applicable manufacturing facility and make available all necessary equipment, at mutually convenient times reasonably agreed by the Parties, to support and execute the transfer of all applicable analytical methods and the validation thereof (including all Manufacturing Process Know-How, methods, validation documents and other documentation, materials and sufficient supplies of all primary and other reference standards) relevant to each Manufacturing Process;

8.3.5    Voyager shall, and shall cause its Affiliates to, take such steps, and shall assist AbbVie in seeking to cause its Third Party manufacturers to take such steps, as are reasonably necessary or useful to assist AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) in obtaining any necessary licenses, permits or approvals from Regulatory Authorities with respect to each Manufacturing Process at the applicable facilities;

8.3.6    Voyager shall, and shall cause its Affiliates to, provide, and shall assist AbbVie in seeking to cause its Third Party manufacturers to provide, such other assistance as AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) may reasonably request to enable AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to use and practice each Manufacturing Process and Voyager shall provide reasonable assistance to AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) otherwise to Manufacture the Licensed Products and the Licensed Compounds;

8.3.7    The Parties shall reasonably coordinate the activities with respect to the Manufacturing Technology Transfer to not unreasonably interfere with other activities of either Party.  Voyager’s obligation to pay the costs and expenses associated with the transfer of each Manufacturing Process as set forth in this Section 8.3 is limited to the transfer to a single facility designated by AbbVie (which facility may differ for each Manufacturing Process, if necessary) and to the extent AbbVie designates additional facilities with respect to a single Manufacturing Process, AbbVie shall reimburse Voyager for the reasonable FTE Costs and Out-of-Pocket Costs incurred by Voyager with respect to the transfer to such additional facilities.  Subject to Voyager’s performance of its obligations set forth in this Section 8.3, Voyager provides no representation, warranty or guarantee that the Manufacturing Technology Transfer will be successful or that AbbVie will be capable of Manufacturing or having Manufactured any Research Compound or Research Product;

8.3.8    Voyager shall promptly disclose to AbbVie (a) all modifications, enhancements and improvements to each Manufacturing Process transferred to AbbVie pursuant to this Section 8.3 and (b) any other Manufacturing process, in each case ((a) and (b)) conceived, discovered, developed or otherwise made or acquired (whether by license, option, acquisition or otherwise) or otherwise Controlled by or on behalf of Voyager or any of its Affiliates that is necessary or reasonably useful to Manufacture the Licensed Products ((a) and (b) together with the Patent Rights Covering the foregoing, “Voyager Manufacturing Improvements”).  At AbbVie’s request, Voyager shall provide AbbVie with reasonable assistance to enable AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to implement such modifications, enhancements and improvements, and AbbVie shall reimburse Voyager for the reasonable FTE Costs and Out-of-Pocket Costs incurred by Voyager with respect to such assistance; and

8.3.9    At AbbVie’s request, Voyager shall provide AbbVie with reasonable assistance to scale-up any Manufacturing Process for a Selected Research Product in order to produce sufficient quantities of such Selected Research Product for Phase 2 Clinical Trials, Phase 3 Clinical Trials or Commercialization, and AbbVie shall reimburse Voyager for the reasonable FTE Costs and Out-of-Pocket Costs incurred by Voyager with respect to such assistance.

Notwithstanding anything to the contrary in this Agreement, (a) Voyager shall have no obligations to transfer to AbbVie any Know-How related to Manufacturing until after the License Option Effective Date and then only in accordance with this Section 8.3, (b) Voyager shall not, without AbbVie’s prior written consent, perform any of its obligations set forth in this Agreement (including any obligation to develop a Manufacturing Process under a Plan) under or in connection with the [**], unless and until [**] (as such term is defined in the [**]) that relate to Vectorization Technology, including the method of making any compound or product owned or in-licensed by Voyager, (c) Voyager represents and warrants that, as of the Effective Date, no Patent Rights, materials, Know-How or other intellectual property rights have been created or conceived under or in connection with the [**] that are necessary or reasonably useful to conduct the Research Program or the Development Program or that would reasonably be expected to be necessary or useful to Exploit any Research Compounds, Research Products, Selected Research Compounds, Selected Research Products, Licensed Compounds or Licensed Products and (d) Voyager shall not use or incorporate any [**] or [**] (as each such term is defined in the [**]) (or any invention Covered by either of the foregoing) in the Research Program or the Development Program or any Research Compound, Research Product, Selected Research Compound, Selected Research Product, Licensed Compound or Licensed Product unless and until Voyager obtains the right to grant AbbVie a sublicense under such Institution Patent Right or Joint Patent Right, as applicable.

8.4       AbbVie Manufacturing Improvements.

8.4.1    Subject to Section 6.1.1, Section 8.4.2 and Section 8.4.3, AbbVie hereby grants to Voyager a non-exclusive, perpetual, irrevocable, royalty-free, transferable, non-sublicenseable (except in accordance with the following proviso) license under all modifications, enhancements and improvements to the Manufacturing Process(es) made under this Agreement during the Term and any Patent Rights that claim any such modifications, enhancements or improvements to the extent such modifications, enhancements, improvements or Patent Rights, as applicable, are Controlled by AbbVie (collectively, “AbbVie Manufacturing Improvements”) for all Manufacturing purposes other than Manufacturing any Licensed Compound, Licensed Product or, to the extent that Voyager is subject to Section 11.1, Section 11.2 or Section 11.3, Vectorized Alpha-Synuclein Antibody; provided,  however, that Voyager shall not practice or use any AbbVie Manufacturing Improvements for the benefit of any Affiliate or Third Party, or grant any Affiliate or Third Party a sublicense under any AbbVie Manufacturing Improvements, in either case, unless Voyager has the right to grant AbbVie a (sub)license (with the right to sublicense through multiple tiers) with respect to all modifications, enhancements and improvements to the Manufacturing Process(es) or other Manufacturing process with respect to Vectorization Technology transferred by Voyager to such Affiliate or Third Party conceived, discovered, developed or otherwise made or acquired (whether by license, option, acquisition or otherwise) or otherwise controlled by such Affiliate or Third Party, as applicable.

8.4.2    To the extent that any AbbVie Manufacturing Improvement is in-licensed by AbbVie or any of its Affiliates, (a) AbbVie shall provide a copy of the relevant in-license agreement to Voyager, and any license to Voyager under such AbbVie Manufacturing Improvements pursuant to Section 8.4.1 shall be subject to the terms and conditions of such in-license, (b) Voyager shall (i) make any payments (including royalties, milestones, and other amounts) payable by AbbVie to Third Parties under any Third Party agreements with respect to the AbbVie Manufacturing Improvements that are the subject of the license granted by AbbVie to Voyager pursuant to Section 8.4.1, by making such payments directly to AbbVie and, in each instance, Voyager shall make the requisite payments to AbbVie and provide the necessary reporting information to AbbVie in sufficient time to enable AbbVie to comply with its obligations under such Third Party agreements and (ii) not, and shall cause its Affiliates and (sub)licensees not to, take or fail to take any action if doing so (or not doing so) would cause AbbVie to be in breach of any such Third Party agreement and (c) AbbVie shall be responsible for paying or providing to any such Third Party any payments or reports made or provided by Voyager under this Section 8.4.2.

8.4.3    Voyager may terminate its license under all or any portion of any AbbVie Manufacturing Improvements at any time by providing written notice to AbbVie and upon AbbVie’s receipt of such notice the applicable Know-How or Patent Rights shall be excluded from AbbVie Manufacturing Improvements and from the licenses granted to Voyager pursuant to Section 8.4.1.

ARTICLE 9

GENERAL PROVISIONS RELATING TO ACTIVITIES

9.1       Compliance.  All Research, Development, Manufacturing and Commercialization activities to be conducted by a Party under this Agreement shall be conducted in compliance with applicable Laws, including all applicable cGMP requirements, good laboratory practice requirements and good clinical practice requirements.

9.2       Regulatory Activities.

9.2.1    INDs and Related Communications.

(a)        Prior to the License Option Effective Date (or after the License Option Effective Date, to the extent the Voyager Development Period is in effect, unless and until AbbVie agrees to assume, or otherwise relieves Voyager of, the regulatory obligations set forth in this Section 9.2.1 in writing or Voyager completes such regulatory obligations), Voyager shall have the sole right and responsibility to prepare, obtain and maintain all INDs necessary to perform its obligations under the Development Plan, and to conduct communications with the applicable Regulatory Authorities with respect to such INDs; provided that the form and content of all such INDs (including any material amendments and supplements thereto) and communications shall be subject to the review and approval of AbbVie prior to their submission to the applicable Regulatory Authorities, such approval not to be unreasonably withheld, conditioned or delayed.

(b)        Except as provided in Section 9.2.1(c), Voyager shall provide access to drafts of such INDs and communications to AbbVie via the access methods (such as secure databases) mutually agreed by the Parties, for AbbVie’s review and comment at least [**] (or, with respect to Voyager’s final draft of any IND, at least [**] and with respect to such communications, such shorter period of time as is necessary under the circumstances but in no event less than [**] (or with respect to any such communication concerning a serious adverse event, no less than [**])) prior to submission of such IND or communication to the applicable Regulatory Authority.  Voyager shall, and shall cause its Affiliates to, reasonably incorporate any comments of AbbVie (and after the License Option Effective Date, shall incorporate any such comments of AbbVie) into such INDs and communications if received by Voyager within [**] (or, with respect to the final draft of any IND, [**] and with respect to such communications, such shorter period of time as is necessary under the circumstances but in no event less than [**] (or with respect to any such communication concerning a serious adverse event, no less than [**])) after Voyager has provided access to AbbVie.

(c)        Notwithstanding the foregoing, with respect to material amendments and material supplements to such INDs, Voyager shall provide access to drafts of any such material amendment or material supplement to AbbVie via the access methods (such as secure databases) mutually agreed by the Parties, for AbbVie’s review and comment at least [**] prior to submission.  Voyager shall, and shall cause its Affiliates to, reasonably incorporate any comments of AbbVie (and after the License Option Effective Date, shall incorporate any such comments of AbbVie) into such material amendments and material supplements if received by Voyager within [**] after Voyager has provided access to AbbVie.  With respect to immaterial amendments and immaterial supplements to such INDs, AbbVie shall not have the right to review and approve any such immaterial amendment or immaterial supplement (e.g., an amendment to provide additional information about an investigator).  Voyager shall provide copies of any immaterial amendments or immaterial supplements to such INDs to AbbVie contemporaneously with filing.

For clarity, this Section 9.2.1 shall not in any way prohibit Voyager from complying with its reporting requirements pursuant to applicable Law, including with respect to adverse event reporting.

9.2.2    Voyager shall provide AbbVie with prior written notice, to the extent Voyager has advance knowledge, of any scheduled meeting, conference, or discussion (including any advisory committee meeting) with a Regulatory Authority in the Territory relating to a Selected Research Product, within [**] after Voyager or its Affiliate first receives notice of the scheduling of such meeting, conference, or discussion (or within such shorter period as may be necessary in order to give AbbVie a reasonable opportunity to attend such meeting, conference, or discussion).  AbbVie shall have the right to have one (1) or, to the extent reasonable, more of its employees or agents attend and participate in all such meetings, conferences, and discussions.

9.2.3    From and after the License Option Effective Date, AbbVie shall, as between the Parties, have the sole right to prepare, obtain and maintain all INDs (except to the extent the Voyager Development Period is in effect after the License Option Effective Date, in which case Voyager and AbbVie shall retain their respective rights and obligations set forth in Section 9.2.1 with respect to such INDs, unless and until AbbVie agrees to assume, or otherwise relieves Voyager of, the regulatory obligations set forth in Section 9.2.1 in writing or Voyager completes such regulatory obligations), Regulatory Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals, Pricing Approvals and other submissions and to conduct communications with the Regulatory Authorities and Governmental Authorities in the Territory for the Licensed Products.  Voyager shall, at AbbVie’s request, support AbbVie, as may be reasonably necessary, in obtaining Regulatory Approvals and Pricing Approvals for the Licensed Products and in the activities in support thereof, including providing all documents or other materials in the possession or control of Voyager or any of its Affiliates as may be necessary or reasonably useful for AbbVie or any of its Affiliates or its or their Sublicensees to obtain Regulatory Approvals or Pricing Approvals for the Licensed Products; provided that (a) Voyager shall provide up to [**] FTE-hours of such support per Calendar Year at its cost and (b) unless otherwise agreed to by the Parties, Voyager shall not be required to provide more than [**] FTE-hours of such support per Calendar Year.

9.2.4    From and after the License Option Effective Date, all Regulatory Filings (including all Regulatory Approvals) and Pricing Approvals in the Territory with respect to the Licensed Products shall be owned by, and shall be the sole property and held in the name of, AbbVie or its designated Affiliate, Sublicensee or designee, except as otherwise provided in Section 7.2.5.

9.3       Subcontracting.

9.3.1    Subject to Section 14.3.1, AbbVie shall have the right to engage Affiliates or Third Party subcontractors (including by appointing one (1) or more contract sales forces, co-promotion partners or Distributors) to perform any of its Development, Manufacturing or Commercialization activities under this Agreement.

9.3.2    Subject to Section 14.3.1, Voyager shall have the right to subcontract its Research, Development and Manufacturing activities under this Agreement to any Affiliate or Third Party subcontractor to the extent expressly provided for in a Plan or with the approval of AbbVie, not to be unreasonably withheld, conditioned or delayed; provided that approval of AbbVie is not needed for any subcontracting to an Affiliate of Voyager existing as of the Effective Date or to any of the subcontractors set forth on Schedule 9.3.2.

9.3.3    Any Affiliate or Third Party subcontractor to be engaged by a Party to perform a Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity.  Any Party engaging an Affiliate or Third Party subcontractor hereunder shall remain principally responsible and obligated for such activities.

9.4       Records and Audits.  Each Party shall, and shall require its Affiliates and shall use commercially reasonable efforts to require its permitted subcontractors to, maintain materially complete, current and accurate hard or electronic (as applicable) copies of records of all work conducted pursuant to its Research, Development, Manufacturing and Commercialization activities under this Agreement, and all results, data, developments and Know-How made in conducting such activities.  Such records shall accurately reflect all such work done and results achieved in sufficient detail to verify compliance with its obligations under this Agreement and shall be in good scientific manner appropriate for applicable patent and regulatory purposes.  With respect to Voyager and its

Affiliates, Voyager shall ensure, and with respect to permitted subcontractors, Voyager shall use commercially reasonable efforts to ensure, that physical embodiments of data from activities under this Agreement (e.g., laboratory notebooks) record only Research and Development activities performed pursuant to this Agreement and not include or be commingled with records of activities outside the scope of this Agreement.  AbbVie shall have the right, during normal business hours and upon reasonable notice but not more frequently than [**], to inspect all records of Voyager maintained pursuant to this Section 9.4;  provided that AbbVie shall maintain any Voyager Confidential Information in such records in confidence in accordance with ARTICLE 13.

ARTICLE 10

INITIAL FEE; MILESTONES AND ROYALTIES; PAYMENTS

10.1     Upfront Fee.  In consideration for the Development Option granted to AbbVie hereunder, AbbVie shall pay Voyager a one-time, non-refundable, non-creditable upfront payment of Sixty-Five Million Dollars ($65,000,0000) (the “Initial Fee”) within fifteen (15) Business Days after the Effective Date.

10.2     Milestone Payments.  In partial consideration for the rights and licenses granted to AbbVie hereunder, with respect to each Licensed Compound, except as otherwise provided in (a) Section 10.2.1(c), (b) Section 10.2.1(a) with respect to the Milestone Event set forth in Section 10.2.1(a)(i) and (c) Section 10.2.2(c), and subject to Section 16.5.1, within [**] after the first achievement during the Term of a milestone event (each, a “Milestone Event”) set forth below by or on behalf of AbbVie, any of its Affiliates or any Sublicensee with respect to a Licensed Product that contains or is comprised of such Licensed Compound, AbbVie shall make a one-time, non-refundable and non-creditable milestone payment to Voyager in the amount below corresponding to such Milestone Event (each in Section 10.2.1 and Section 10.2.2, a “Regulatory Milestone Payment”, and in Section 10.2.3, a “Commercial Milestone Payment”, and collectively, “Milestone Payments”).

10.2.1  Regulatory Milestone Payments for Each Licensed Compound for a Parkinson’s Disease Indication.

(a)        Regulatory Milestone Payments.

Milestone Event	Regulatory Milestone Payment
(i) [**] (There are no Regulatory Milestone Payments payable with respect to this Milestone Event with respect to any additional Licensed Compounds or Licensed Products)	[**]

Milestone Event	Regulatory Milestone Payment
(ii) [**]	[**]
(iii) [**]	[**]
(iv) [**]	[**]
(v) [**]	[**]

The Milestone Payment in Section 10.2.1(a)(i) is payable only once.  Each other Regulatory Milestone Payment set forth in Section 10.2.1(a) is payable only once for each Licensed Compound.  Only one Regulatory Milestone Payment is payable for each Milestone Event for a Licensed Compound, even if multiple Licensed Products that contain or are comprised of such Licensed Compound achieve such Milestone Event. Only one Milestone Payment is payable for each Milestone Event for a Licensed Product, irrespective of the number of Licensed Compounds contained by such Licensed Product.  By way of example and not limitation, if a Licensed Product containing or comprised of Licensed Compound x achieves the Milestone Event in Section 10.2.1(a)(ii), then no additional Milestone Payment shall be due if a different Licensed Product containing or comprised of Licensed Compound x achieves such Milestone Event.

(b)        Skipped Milestones.  In the event that the Milestone Event in Section 10.2.1(a)(ii) is first achieved prior to the Milestone Event in Section 10.2.1(a)(i) with respect to any Licensed Compound, then the Milestone Payment for Section 10.2.1(a)(i) shall not be paid for the first Regulatory Milestone Payment associated with the achievement of the Milestone Event in Section 10.2.1(a)(ii) and no further Regulatory Milestone Payments shall be due for any achievement of the Milestone Event in Section 10.2.1(a)(i).  On a Licensed Compound-by-Licensed Compound basis, in the event that a Milestone Event in Section 10.2.1(a)(iii), Section 10.2.1(a)(iv) or Section 10.2.1(a)(v) is achieved with respect to a Licensed Product containing or comprised of a Licensed Compound prior to the Milestone Event in Section 10.2.1(a)(ii) with respect to a Licensed Product containing or comprised of such Licensed Compound, then the Regulatory Milestone Payment associated with such achieved

Milestone Event and the Regulatory Milestone Payment associated with the Milestone Event in Section 10.2.1(a)(ii) shall be paid concurrently for such Licensed Compound.

(c)        Failed Product.  If a Regulatory Milestone Payment under Section 10.2.1(a) is made for the achievement of a Milestone Event in a Parkinson’s Disease Indication by a Licensed Product containing or comprised of a particular Licensed Compound, and, thereafter, the Development and Commercialization of such Licensed Compound (and all Licensed Products containing or comprised of such Licensed Compound) ceases, then the Regulatory Milestone Payment with respect to such Milestone Event shall not be paid again the next time a Licensed Product containing or comprised of a different Licensed Compound achieves such Milestone Event for a Parkinson’s Disease Indication; provided that if AbbVie or any of its Affiliates or Sublicensees reinitiates the Development or Commercialization of any Licensed Product containing or comprised of such first Licensed Compound, then such unpaid Regulatory Milestone Payment shall be paid within [**] if the next Milestone Event occurs for such reinitiated Licensed Product.

10.2.2  Regulatory Milestone Payments for Each Licensed Compound in a Non-Parkinson’s Disease Indication.  As used herein, a “Non-Parkinson’s Disease Indication” is an Indication other than a Parkinson’s Disease Indication.

(a)        Regulatory Milestone Payments.

Milestone Event	Regulatory Milestone Payment
(i) [**]	[**]
(ii) [**]	[**]
(iii) [**]	[**]
(iv) [**]	[**]
(v) [**]	[**]

Milestone Event	Regulatory Milestone Payment
(vi) [**]	[**]
(vii) [**]	[**]
(viii) [**]	[**]

Each Regulatory Milestone Payment set forth in Section 10.2.2(a) is payable only once for each Licensed Compound (e.g., if a [**]).  Only one Regulatory Milestone Payment is payable for each Milestone Event for a Licensed Compound, even if multiple Licensed Products that contain or are comprised of such Licensed Compound achieve such Milestone Event.  Only one Milestone Payment is payable for each Milestone Event for a Licensed Product, irrespective of the number of Licensed Compounds contained by such Licensed Product.  By way of example and not limitation, if a Licensed Product containing or comprised of Licensed Compound x achieves the Milestone Event in Section 10.2.2(a)(ii), then no additional Milestone Payment shall be due if a different Licensed Product containing or comprised of Licensed Compound x achieves such Milestone Event.

(b)        Skipped Milestones.  On a Licensed Compound-by-Licensed Compound basis, (i) if a Milestone Event in Section 10.2.2(a)(iii), Section 10.2.2(a)(v) or Section 10.2.2(a)(vii) is achieved with respect to a Licensed Product that contains or is comprised of a Licensed Compound prior to the Milestone Event in Section 10.2.2(a)(i) with respect to a Licensed Product that contains or is comprised of such Licensed Compound, then the Regulatory Milestone Payment associated with such achieved Milestone Event and the Regulatory Milestone Payment associated with the Milestone Event in Section 10.2.2(a)(i) shall be paid concurrently for such Licensed Compound, and (ii) if a Milestone Event in Section 10.2.2(a)(iv), Section 10.2.2(a)(vi) or Section 10.2.2(a)(viii) is achieved with respect to a Licensed Product containing or comprised of a Licensed Compound prior to the Milestone Event in Section 10.2.2(a)(ii) with respect to a Licensed Product containing or comprised of such Licensed Compound, then the Regulatory Milestone Payment associated with such achieved Milestone Event and the Regulatory Milestone Payment associated with the Milestone Event in Section 10.2.2(a)(ii) shall be paid concurrently for such Licensed Compound.

(c)        Failed Product.  If a Regulatory Milestone Payment under Section 10.2.2(a) is made for the achievement of a Milestone Event in a particular Non-Parkinson’s Disease Indication by a Licensed Product containing or comprised of a particular Licensed

Compound, and, thereafter, the Development and Commercialization of such Licensed Compound (and all Licensed Products containing or comprised of such Licensed Compound) ceases, then the Regulatory Milestone Payment with respect to such Milestone Event shall not be paid again the next time a Licensed Product containing or comprised of a different Licensed Compound achieves such Milestone Event for the same Non-Parkinson’s Disease Indication;  provided that if AbbVie or any of its Affiliates or Sublicensees reinitiates the Development or Commercialization of any Licensed Product containing or comprised of such first Licensed Compound, then such unpaid Regulatory Milestone Payment shall be paid within [**] if the next Milestone Event occurs for such reinitiated Licensed Product.

10.2.3 Commercial Milestones for Licensed Products for all Indications.

10.2.3 Commercial Milestones for Licensed Products for all Indications.
Milestone Event	Commercial Milestone Payment
(a)Aggregate Territory-wide Annual Net Sales of all Licensed Products for all Indications greater than or equal to [**] Dollars ($[**])	[**] Dollars ($[**])
(b)Aggregate Territory-wide Annual Net Sales of all Licensed Products for all Indications greater than or equal to [**] Dollars ($[**])	[**] Dollars ($[**])
(c)Aggregate Territory-wide Annual Net Sales of all Licensed Products for all Indications greater than or equal to [**] Dollars ($[**])	[**] Dollars ($[**])
(d)Aggregate Territory-wide Annual Net Sales of all Licensed Products for all Indications greater than or equal to [**] Dollars ($[**])	[**] Dollars ($[**])
Total for all Licensed Products	Five Hundred Million Dollars ($500,000,000)

Each Commercial Milestone Payment set forth in Section 10.2.3 is payable only once.

10.2.4  Milestone Achievement and Notice.  Subject to Section 16.5.1, each Milestone Payment shall be deemed earned as of the achievement of the corresponding Milestone Event.  AbbVie shall promptly notify Voyager in writing in the event that any Milestone Event has been achieved.

10.3     Royalties.

10.3.1  In further consideration of the licenses and other rights granted to AbbVie, with respect to each Licensed Compound, AbbVie shall pay to Voyager a royalty on Annual Net Sales of Licensed Products that contain or are comprised of such Licensed Compound at the following rates:

10.3.1  In further consideration of the licenses and other rights granted to AbbVie, with respect to each Licensed Compound, AbbVie shall pay to Voyager a royalty on Annual Net Sales of Licensed Products that contain or are comprised of such Licensed Compound at the following rates:

Annual Net Sales of all Licensed Products that contain or are comprised of such Licensed Compound	Royalty Rate
(a)For that portion of Annual Net Sales with respect to such Licensed Compound less than [**] Dollars ($[**])	[**] Percent ([**]%)
(b)For that portion of Annual Net Sales with respect to such Licensed Compound greater than or equal to [**] Dollars ($[**]) and less than [**] Dollars ($[**])	[**] Percent ([**]%)
(c)For that portion of Annual Net Sales with respect to such Licensed Compound greater than or equal to [**] Dollars ($[**])	[**] Percent ([**]%)

10.3.2  Calculation of Royalties.  With respect to each Licensed Compound, royalties on Annual Net Sales shall be paid at the rate applicable to the portion of Net Sales of Licensed Products containing or comprised of such Licensed Compound within each of the Net Sales tiers during such Calendar Year;  provided that if a Licensed Product contains or is comprised of more than one (1) Licensed Compound, then royalties shall only be payable once with respect to such Licensed Product.  For example, if, during a Calendar Year, Annual Net Sales of a Licensed Product are equal to $[**] then the royalties payable by AbbVie with respect to such Licensed Product would be calculated by adding [**].

10.4     Royalty Term.  On a country-by-country and Licensed Product-by-Licensed Product basis, royalty payments in the Territory shall commence upon the First Commercial Sale of such Licensed Product in such country and shall terminate upon the end of the Term or, if earlier, the later of:  (a) subject to the last sentence of Section 12.2.2(b), the expiration, invalidation or abandonment date of the last Voyager Background Patent Rights, AbbVie Designated Antibody Patent Rights, Joint Patent Rights and Collaboration Patent Rights in such country that includes a Valid Claim that claims (i) the composition of matter of such Licensed Product or (ii) (A) a method of treatment or other therapeutic use of such Licensed Product for any Indication for which Regulatory Approval has been received for such Licensed Product in such country or (B) a method of making such Licensed Product that claims the Manufacturing Process or any other process provided by Voyager in accordance with Section 8.3 that is used in the Manufacture of such Licensed Product for commercial sales, in either case ((A) or (B)), only for so long as no Biosimilar Product for such Licensed Product has launched in such country; (b) ten (10) years from First Commercial Sale of such Licensed Product in such country; and (c) expiration of Regulatory Exclusivity for such Licensed Product in such country (the applicable “Royalty Term”).

10.5     Royalty Adjustments.  Notwithstanding Section 10.3.1, but subject to Section 10.5.4 and the last sentence of Section 12.2.2(b):

10.5.1  Valid Claim Expiration.  From and after the date on which a Licensed Product is sold in a particular country and during the applicable Royalty Term is not Covered by a Valid Claim of Voyager Background Patent Rights, AbbVie Designated Antibody Patent Rights, Joint Patent Rights or Collaboration Patent Rights that claims (a) the composition of matter of such Licensed Product in such country or (b)(i) a method of treatment or other therapeutic use of such Licensed Product for any Indication for which Regulatory Approval has been received for such Licensed Product in such country or (ii) a method of making such Licensed Product that claims the Manufacturing Process or any other process provided by Voyager in accordance with Section 8.3 that is used in the Manufacture of such Licensed Product for commercial sales, in either case ((i) or (ii)), only for so long as no Biosimilar Product for such Licensed Product has launched in such country, then the royalty rate for such Licensed Product with respect to such country shall be reduced by [**] percent ([**]%) from the applicable rate(s) set forth in Section 10.3.1 (as adjusted by Section 10.5.3).

10.5.2  Biosimilar Products.  If, in any country in the Territory during the Royalty Term in such country for a Licensed Product, a Biosimilar Product with respect to such Licensed Product is launched in such country, then, starting with any Calendar Quarter in which the Net Sales of such Licensed Product in such country is at least [**] percent ([**]%) less than the Net Sales of such Licensed Product in such country in the last full Calendar Quarter immediately prior to such Biosimilar Product’s launch in such country, the royalty rate for such Licensed Product with respect to such country shall thereafter be reduced by [**] percent ([**]%) from the applicable rate(s) set forth in Section 10.3.1 (as adjusted by Section 10.5.3).

10.5.3  Stacking. If AbbVie or any of its Affiliates determines in good faith that, in order to avoid infringement or misappropriation of any Third Party Right, it is reasonably necessary or reasonably useful to obtain a license from a Third Party in order for AbbVie, its Affiliates and Sublicensees to Exploit a Licensed Product in the Field in a country in the Territory, and AbbVie or any of its Affiliates actually enters into any such license after the License Option Effective Date, AbbVie shall be entitled to deduct from any of AbbVie’s royalty payments under Section 10.3 for such Licensed Product in such country in a Calendar Quarter [**] percent ([**]%) of the royalties, milestones and other license fees actually paid by AbbVie or any of its Affiliates to such Third Party with respect to such license (“Third Party Payments”) to the extent applicable to such Licensed Product in such country during such Calendar Quarter; provided,  however, that (a) AbbVie shall be entitled to deduct [**] percent ([**]%) of Third Party Payments that arise as a result of or in connection with any breach by Voyager of its representations and warranties under Section 8.3 or Section 14.2 or its covenants in Section 14.3 or Section 14.4; and (b) AbbVie shall not be entitled to deduct any amounts payable by AbbVie or any of its Affiliates to (i) [**] under the [**] or any Third Party under any other agreement through which AbbVie has licensed or otherwise acquired rights to any [**] Antibodies or their use as of the Effective Date or (ii) Third Parties under any agreement pursuant to which AbbVie licenses or otherwise acquires rights to any AbbVie Designated Antibody or its use that exists at the time AbbVie adds such AbbVie Designated Antibody to this Agreement pursuant to Section 2.1.3 (whether entered into before or after the Effective Date). In no event shall the deductions made pursuant to this Section 10.5.3 reduce by more than [**] percent ([**]%) the royalties that would otherwise be owed under Section 10.3.1 (as adjusted by Section 10.5.1 or Section 10.5.2) in any Calendar Quarter.  Credits for reductions pursuant to this Section 10.5.3 not exhausted in any Calendar Quarter may be carried into future Calendar Quarters, subject the preceding sentence.

10.5.4  Mechanics of Adjustments.  Any reductions set forth in Section 10.5 shall be applied to the royalty rate payable to Voyager under Section 10.3.1 in the order in which the event triggering such reduction occurs; provided that the adjustments made pursuant to Section 10.5 shall not reduce by more than [**] percent ([**]%) the royalties that would otherwise be owed under Section 10.3.1.  Any adjustments pursuant to Section 10.5 shall apply only to the relevant Licensed Product in the relevant country and shall be allocated pro rata across each of the royalty tiers in the relevant Calendar Quarter.

10.6     Estimated Sales Levels.  Voyager acknowledges and agrees that the sales levels set forth in Section 10.3.1 and Section 10.2.3 shall not be construed as representing an estimate or projection of anticipated sales of the Licensed Products, or implying any level of diligence or Commercially Reasonable Efforts, in the Territory and that the sales levels set forth in such Section are merely intended to define AbbVie’s royalty and milestone obligations in the event such sales levels are achieved.

10.7     Reports; Payment of Royalty.  During the Term, following the First Commercial Sale of any Licensed Product in any country in the Territory, AbbVie shall furnish to Voyager a written report within [**] after the end of each Calendar Quarter showing, on a Licensed Product-by-Licensed Product and country-by-country basis, the Net Sales of each Licensed Product in each country of the Territory and the royalties payable under this Agreement.  Royalties with respect to Net Sales of Licensed Products shall be due and payable on the date such royalty report is due.

10.8     Financial Records.

10.8.1  Voyager shall, and shall cause its Affiliates to, keep full, clear and accurate records pertaining to Research Costs and Voyager Development Costs incurred in the Voyager Research Period or Voyager Development Period, for a minimum period of [**] after such costs are incurred pursuant to this Agreement, in sufficient detail to enable AbbVie to (a) verify reports provided (or required to be provided) by Voyager under Section 2.2.3(a) or Section 3.2.3(a), as applicable and (b) calculate and verify any Substitution True-Up Amount hereunder.

10.8.2  AbbVie shall, and shall cause its Affiliates to, keep full, clear and accurate records pertaining to Net Sales for a minimum period of [**] after the relevant payment is owed pursuant to this Agreement, in sufficient detail to enable royalties and compensation payable to Voyager hereunder to be calculated and verified.

10.9     Audit; Audit Dispute.

10.9.1  Upon not less than [**]’ prior written notice, each Party shall, and shall require its Affiliates to, permit the records maintained pursuant to Section 10.8 to be audited by an independent accounting firm selected by the other Party and reasonably acceptable to the audited Party, at reasonable times and upon reasonable notice, for the sole purpose of verifying reports provided (or required to be provided) by AbbVie under Section 10.7 or by Voyager under Section 2.2.3(a) or Section 3.2.3(a), as applicable, or the Substitution True-Up Amount.  Such audit shall not (a) be conducted for any Calendar Quarter more than [**] after the end of such Calendar Quarter, (b) be performed more frequently than [**] period, or (c) be repeated for any Calendar Quarter; provided,  however, that nothing herein shall prevent Voyager from adding together the Net Sales for any Calendar Quarter in a Calendar Year, even if audited in separate audits, for purposes of determining AbbVie’s compliance with the royalty payment obligations.  Such audit shall be conducted under appropriate confidentiality provisions.  Upon completion of the audit, the independent accounting firm shall notify the audited Party and the auditing Party in writing of the results of such audit, but shall not share the underlying records with the auditing Party.

10.9.2  Such audit is to be made at the expense of the auditing Party, except if the results of the audit reveal a variance of more than [**] percent ([**]%) or [**] Dollars ($[**]), whichever is greater, in any Calendar Quarter, in which case the reasonable fees and expenses for such audit shall be paid by the audited Party.  Notwithstanding the foregoing, the auditing Party shall have no obligation to reimburse the audited Party for costs and expenses incurred by the audited Party, its employees or agents in cooperating with the auditing Party in such audit.  Unless disputed pursuant to Section 10.9.3, if such audit concludes that (a) additional amounts were owed by AbbVie, AbbVie shall pay the additional amounts, with interest from the date originally due as provided in Section 10.12, (b) excess payments were made by AbbVie, Voyager shall reimburse such excess payments, or (c) additional amounts were owed by Voyager, Voyager shall pay the additional amounts, in each case ((a), (b) and (c)), within [**] after the date on which such audit is completed.

10.9.3  In the event of a dispute with respect to any audit under this Section 10.9, Voyager and AbbVie shall work in good faith to resolve the dispute.  If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [**], the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”).  The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine.  Not later than [**] after such decision and in accordance with such decision, the underpaying Party shall pay the additional amounts, with interest from the date originally due as provided in Section 10.12, or the overpaid Party shall reimburse the excess payments, as applicable.

10.10   Methods of Payments.  All payments due from one Party to the other Party under this Agreement shall be paid in Dollars by wire transfer to a bank in the United States designated in writing by the payee.  For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or (sub)licensee’s/Sublicensee’s standard conversion methodology consistent with the Accounting Standards and shall, along with the relevant report or payment, report to the payee the amount payable (or Net Sales in) the applicable foreign currency as well as its Dollar equivalent, along with information regarding the currency conversion methodology used sufficient for the payee to calculate such conversion itself.

10.11   Taxes.

10.11.1      Income Taxes.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

10.11.2      Withholding Taxes.

(a)        If any sum due to be paid to either Party hereunder is or would otherwise be subject to any withholding or similar tax, the Parties shall cooperate with each other and use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to secure any available exemption from, reduction in, or refund of such tax.  In the event there is no applicable exemption from such withholding or similar tax, with due regard to any reduction described in the preceding sentence, the payor shall remit the amount owed on account of such withholding or similar tax to the appropriate Governmental Authority, deduct the amount so remitted from the amount otherwise due to the payee hereunder and secure and send to payee the best available evidence of the payment of such withholding or similar tax; provided that if an assignment of this Agreement by the payor pursuant to Section 17.3 results in an increase in the amount of such withholding or similar tax, the payor shall pay the recipient such additional amounts (“Additional Amounts”) as are necessary to ensure receipt by the recipient of the amount the recipient would have received had such assignment not been made; provided,  however, that the payor will have no obligation to pay any Additional Amounts pursuant to this Section 10.11.2 (i) to the extent that the recipient is able to claim a refund of such additional amounts, (ii) if the recipient has the ability to offset such withheld amounts against other tax liabilities of the recipient, or (iii) if such increased withholding tax would not have been imposed but for (A) the assignment by the recipient pursuant to Section 17.3 of its rights under this Agreement, the assignment or transfer of any interest in the recipient, or any redomiciliation of the recipient, or (B) the failure by the recipient to comply with the requirements of this Section 10.11.2.

(b)        In the event that a Governmental Authority retroactively determines that a payment made by a Party to the other Party pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and such Party (the “Withholding Party”) remits such withholding or similar taxes to the Government Authority, including any interest and penalties that may be imposed thereon (together with the tax so remitted, the “Later Amount”), the Withholding Party will have the right, upon written notice to the other Party, to either (x) offset the Later Amount against future payment obligations of the Withholding Party under this Agreement or (y) invoice the other Party for the Later Amount (which shall be payable by the other Party within [**] of its receipt of such invoice).

(c)        Any amounts properly deducted and remitted by the payor pursuant to this Section 10.11.2 shall be treated as having been paid by the payor to the payee for purposes of this Agreement.

(d)        Neither Party shall have any obligation to seek a refund of any withholding or similar tax imposed by a Governmental Authority upon any sum payable to such Party hereunder.

10.11.3      Indirect Taxes.  All payments under this Agreement are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”).  If any Indirect Taxes are chargeable in respect of any payment under this Agreement, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payment following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments.  The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.  If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, the receiving Party shall take all reasonable steps to receive a refund of these undue Indirect Taxes from the applicable Governmental Authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within [**] of receipt by the receiving Party.

10.12   Late Payments.  Any undisputed amount owed by one Party to the other Party under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of (a) the higher of (i) [**] percent ([**]%) or (ii) [**] basis points above the London Interbank Offered Rate, as adjusted from time to time on the first London business day of each month; provided,  however, that if such rate is unavailable, then clause (ii) shall be [**] basis points above the effective federal funds rate published by the Federal Reserve Bank of New York, as adjusted from time to time on the first New York business day of each month, and (b) the highest rate allowed by applicable Law, in each case ((a) or (b)), compounded monthly, such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

10.13   Financial Obligations under In-License Agreements and any AbbVie Agreements.

10.13.1   AbbVie shall be solely responsible for all payments owed to (a) Third Parties under the [**] and (b) subject to Section 10.5.3, any agreement between AbbVie or any of its Affiliates, on the one hand, and a Third Party on the other hand, that Covers (i) any AbbVie Designated Antibody or any Exploitation thereof or (ii) any Licensed Compound or Licensed Product or the Exploitation of any of the foregoing.

10.13.2   Voyager shall be responsible for all payments owed to Third Parties under the In-License Agreements; [**]

ARTICLE 11

EXCLUSIVITY

11.1     Vectorized Alpha-Synuclein Antibody Exclusivity.  During the Term (subject to any extension pursuant to Section 16.4.1(b) with respect to Voyager and any exception set forth in Section 16.3, if applicable) neither Party or, subject to Section 17.4, any of its Affiliates, shall (a) directly or indirectly, alone or in collaboration with any Affiliate or Third Party, Research, Develop, Manufacture, Commercialize or otherwise Exploit any Vectorized Alpha-Synuclein Antibody, other than (i) Voyager’s activities (itself or through subcontractors in accordance with Section 9.3.2) with respect to the Research Compounds and Research Products during the Voyager Research Period, (ii) Voyager’s activities (itself or through subcontractors in accordance with Section 9.3.2) with respect to the Selected Research Compounds and Selected Research Products during the Voyager Development Period, (iii) Voyager’s activities (itself or through subcontractors in accordance with Section 9.3.2) to support the transition of the Exploitation of the Licensed Compounds and Licensed Products to AbbVie or its designee in accordance with Section 7.1, Section 7.2 or Section 8.3, or (iv) AbbVie’s activities (itself or through its Affiliates and Sublicensees) with respect to the Licensed Compounds and Licensed Products during the remainder of the Term after the License Option Effective Date, or (b) grant any Affiliate or Third Party any right or license to do so.

11.2     AbbVie Designated Antibody Exclusivity.  During the Term (subject to any extension pursuant to Section 16.4.1(b) with respect to Voyager, if applicable), Voyager shall not (a) directly or indirectly, alone or in collaboration with any Affiliate or Third Party, Research, Develop, Manufacture, Commercialize or otherwise Exploit any AbbVie Designated Antibody, other than (i) Voyager’s activities (itself or through subcontractors in accordance with Section 9.3.2) with respect to the Research Compounds and Research Products during the Voyager Research Period, (ii) Voyager’s activities (itself or through subcontractors in accordance with Section 9.3.2) with respect to the Selected Research Compounds and Selected Research Products during the Voyager Development Period, or (iii) Voyager’s activities (itself or through subcontractors in accordance with Section 9.3.2) to support the transition of the Exploitation of the Licensed Compounds and Licensed Products to AbbVie or its designee in accordance with Section 7.1, Section 7.2 or Section 8.3, or (b) grant any Affiliate or Third Party any right or license to do so.

11.3     Failure to Deliver Final Reports; Infeasibility Terminations.  If (a) AbbVie terminates this Agreement pursuant to Section 16.2.1 for Voyager’s breach of Section 2.3.2 or Section 3.3.2 or

(b) this Agreement is terminated in its entirety pursuant to Section 16.2.4, in either case ((a) or (b)), Voyager and its Affiliates shall not, directly or indirectly, alone or in collaboration with any Affiliate or Third Party, Research, Develop, Manufacture, Commercialize or otherwise Exploit any Vectorized Alpha-Synuclein Antibody until the date that is eighteen (18) months after the effective date of such termination; provided,  however, that, with respect to a termination pursuant to Section 16.2.4, if at any time during such eighteen (18)-month period, Voyager desires to resume any Research or Development activities with respect to a Research Compound, Research Product, Selected Research Compound or Selected Research Product (or any Vectorized Alpha-Synuclein Antibody that Encodes any AbbVie Designated Antibody (including Derivatives of an AbbVie Designated Antibody) as such Research Compound, Research Product, Selected Research Compound or Selected Research Product), Voyager shall notify AbbVie of such desire, and, upon AbbVie’s election, this Agreement shall resume with respect to such Research Compound, Research Product, Selected Research Compound or Selected Research Product (or such Vectorized Alpha-Synuclein Antibody).

11.4     Exception for Basic Research.

11.4.1        Notwithstanding Section 11.1, AbbVie and any of its Affiliates shall be free, itself, or with, through or for an Affiliate, to conduct internal, scientific Research with respect to the biological mechanism of action, pharmacology, structure-activity relationship (SAR) or the like for any Research Compound or Research Product that Encodes any AbbVie Designated Antibody.  For clarity, AbbVie and its Affiliates shall be free to Exploit AbbVie Designated Antibodies that are not Vectorized Alpha-Synuclein Antibodies outside of this Agreement.

ARTICLE 12

OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

12.1     Ownership of Intellectual Property; Disclosure.

12.1.1        Ownership.  Subject to Section 12.1.2 and Section 14.3.1, and the license grants and other rights herein, as between the Parties, (a) all right, title and interest in and to all Know-How conceived, discovered, developed or otherwise made solely by or on behalf of Voyager (or its Affiliates or its or their (sub)licensees) in the course of activities conducted under this Agreement, and any and all Patent Rights and other intellectual property rights with respect thereto, shall be owned by Voyager; (b) all right, title and interest in and to all Know-How conceived, discovered, developed or otherwise made solely by or on behalf of AbbVie (or its Affiliates or its or their Sublicensees) in the course of activities conducted under this Agreement, and any and all Patent Rights and other intellectual property rights with respect thereto, shall be owned by AbbVie; and (c) all right, title and interest in and to all Know-How conceived, discovered, developed or otherwise made jointly by or on behalf of AbbVie (or its Affiliates or its or their Sublicensees) and by or on behalf of Voyager (or its Affiliates or its or their (sub)licensees) in the course of activities conducted under this Agreement (“Joint Know-How”) and any and all Patent Rights and other intellectual property rights with respect to the Joint Know-How (“Joint Patent Rights” and, together with the Joint Know-How, “Joint IP”) shall be owned jointly by AbbVie and Voyager.  For the purpose of this ARTICLE 12, AbbVie, its Affiliates and its or their Sublicensees shall not be considered a (sub)licensee of Voyager or its Affiliates and Voyager, its Affiliates and its or their (sub)licensees shall not be considered a Sublicensee of AbbVie or its Affiliates.  Subject to the license grants in Section 6.1 and Section 6.4, as applicable, and the exclusivity obligations set forth in ARTICLE 11, (i) each Party shall have the right to practice, grant licenses under, and transfer any Joint IP, (ii) neither Party shall have any obligation to account to the other for profits or to obtain any approval of the other Party to license or Exploit any Joint IP by reason of joint ownership thereof, and (iii) each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.

12.1.2        Exceptions.

(a)        Vectorization IP.  Notwithstanding Section 12.1.1, subject to Section 6.1 and Section 14.3.1, as between the Parties, Voyager shall exclusively own all right, title and interest in and to any and all Vectorization IP, in each case regardless of which Party or its Affiliates or (sub)licensees/Sublicensees developed such Vectorization IP or whether such Vectorization IP was jointly developed by or on behalf of the Parties or their Affiliates or (sub)licensees/Sublicensees.  For clarity, AbbVie shall not have any rights in or to any Vectorization IP, except pursuant to the license grants in Section 6.1.

(b)        AbbVie Designated Antibody IP.  Notwithstanding Section 12.1.1, subject to Section 6.4 and Section 14.3.1, as between the Parties, AbbVie shall exclusively own all right, title and interest in and to any and all AbbVie Designated Antibody IP, regardless of which Party or its Affiliates or (sub)licensees/Sublicensees developed such AbbVie Designated Antibody IP or whether such AbbVie Designated Antibody IP was jointly developed by or on behalf of the Parties or their Affiliates or (sub)licensees/Sublicensees.  For clarity, Voyager shall not have any rights in or to any AbbVie Designated Antibody IP, except pursuant to the license grants in Section 6.4.1.

(c)        Collaboration IP.  Notwithstanding Section 12.1.1, as between the Parties, subject to Section 6.1 and Section 6.4, as applicable, and Section 14.3.1, the Parties shall each own an equal, undivided interest in any and all Collaboration IP, regardless of which Party or its employees or agents developed or acquired such Collaboration IP or whether such Collaboration IP was jointly developed by the Parties.  Further, to the extent any Collaboration IP is in-licensed by a Party, such Party shall grant a sublicense and such other rights to the other Party so as to effect, as nearly as possible, that each Party shall have an equal, undivided right in and to such in-licensed Collaboration IP.  Subject to the license grants in Section 6.1 and Section 6.4, as applicable, and the exclusivity obligations set forth in ARTICLE 11, (i) each Party shall have the right to practice, grant licenses under, and transfer (except with respect to any obligations to the licensor of any in-licensed Collaboration IP pursuant to the terms of the applicable in-license or sublicense with respect thereto and subject to this Agreement) any Collaboration IP, (ii) neither Party shall have any obligation to account to the other for profits or to obtain any approval of the other Party to license or Exploit any Collaboration IP by reason of joint ownership thereof, and (iii) each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.

12.1.3        United States Law.  The determination of whether Know-How is conceived, discovered, developed or otherwise made by a Party or its Affiliates or (sub)licensees/Sublicensees for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with United States patent law and other applicable Law in the United States without regard to conflict of laws, irrespective of where or when such conception, discovery, development or making occurs.  Each Party shall, and does hereby, assign, and, subject to Section 14.3.1, shall cause its Affiliates and its and their (sub)licensees/Sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Know-How as well as any intellectual property rights with respect thereto, as is necessary to fully effect (a) the sole ownership provided for in Section 12.1.1(a), Section 12.1.1(b), Section 12.1.2(a), and Section 12.1.2(b), or (b) the joint ownership provided for in Section 12.1.1(c) and Section 12.1.2(c), as applicable.

12.1.4        Disclosure of IP.

(a)        During the Voyager Research Period and Voyager Development Period each Party shall, and shall cause its Affiliates and (sub)licensees/Sublicensees to, promptly disclose in writing to the other Party the development, making, conception or reduction to practice or acquisition of any Collaboration Know-How by or on behalf of such Party or any of its Affiliates or (sub)licensees/Sublicensees.

(b)        During the Term:

(i)         AbbVie shall, and shall cause its Affiliates and its and their licensees and Sublicensees to, promptly disclose to Voyager in writing the development, making, conception or reduction to practice or acquisition of any Vectorization Know-How (prior to the Cut-Off Date) or AbbVie Manufacturing Improvements by or on behalf of AbbVie or any of its Affiliates or Sublicensees;

(ii)       each Party shall, and shall cause its Affiliates and (sub)licensees/Sublicensees to, promptly disclose in writing to the other Party the development, making, conception or reduction to practice or acquisition of any Joint Know-How by or on behalf of such Party or any of its Affiliates or (sub)licensees/Sublicensees; and

(iii)      in addition to and without limiting its obligation to disclose set forth in Section 8.3.8, Voyager shall, and shall cause its Affiliates and (sub)licensees to, promptly disclose in writing to AbbVie the development, making, conception or reduction to practice or acquisition of any AbbVie Designated Antibody Know-How.

12.1.5        Control of Intellectual Property.  Subject to Section 6.2, neither Party shall enter into or amend any agreement with a Third Party, or include in any such agreement or amendment any restrictive provisions, with an intent to limit its Control of, or to not Control, any Know-How, Patent Right or other intellectual property right that would be subject to the license grants in Section 6.1 or Section 6.4 in the absence of such agreement, amendment or restrictive provisions.  Further, when entering into any agreement or amendment with a Third Party relating to any Know-How, Patent Rights or other intellectual property rights that, if Controlled by a

Party, would be subject to the license grants in Section 6.1 or Section 6.4, each Party shall use good faith efforts to obtain Control of such Know-How, Patent Rights and other intellectual property rights.

12.2     Patent Prosecution and Maintenance.

12.2.1        Voyager Background Patent Rights.  As between the Parties, Voyager shall have the sole right, but not the obligation, at its sole cost and expense, using counsel of its choice, to Prosecute and Maintain the Voyager Background Patent Rights (other than the Voyager Background LP Patent Rights) worldwide and to conduct any opposition, re-issuance, reexamination request, nullity action, interference, or other similar post-grant proceedings and any appeals therefrom (each, a “Defense Proceeding”) relating thereto (except that in connection with any actions subject to Section 12.3.2, the Party with responsibility for such action pursuant to Section 12.3.2 shall have responsibility for such Defense Proceedings).  Without limiting the foregoing, Voyager shall (a) provide AbbVie with copies of the text of the applications for any Voyager Background VA Patent Right (other than the Voyager Background LP Patent Rights) or the Exploitation thereof sufficiently in advance of (and shall use reasonable efforts to provide such text no less than [**] prior to) submitting such applications so as to allow for a reasonable opportunity for AbbVie to review and comment thereon (and shall use reasonable efforts to permit review for no less than [**]); (b) keep AbbVie advised of the status of all material communications, actual and prospective filings or submissions regarding any such Voyager Background Patent Right, and give AbbVie copies of any such material communications, filings, responses and submissions proposed to be sent to any patent authority, court or other tribunal sufficiently in advance of submitting such communications, filings and submissions (and shall use reasonable efforts to provide such copies no less than [**] prior) so as to allow for a reasonable opportunity for AbbVie to review and comment thereon (and shall use reasonable efforts to permit review for no less than [**]); (c) provide AbbVie with a copy of each filing made to and material document received from a patent authority, court or other tribunal regarding any such Voyager Background Patent Right reasonably promptly after making such filing or receiving such material document, including a copy of each application as filed together with notice of its filing date and application number; and (d) consider in good faith and reasonably incorporate AbbVie’s comments on the material communications, filings, responses and submissions for any such Voyager Background Patent Right.

12.2.2        Voyager Background LP Patent Rights; Collaboration Patent Rights; Joint Patent Rights.

(a)        Subject to Section 12.2.2(b), as between the Parties, (i) prior to the License Option Effective Date, Voyager shall have the first right, but not the obligation, at its sole cost and expense, using counsel reasonably satisfactory to AbbVie, to Prosecute and Maintain the Voyager Background LP Patent Rights, Collaboration Patent Rights and Joint Patent Rights worldwide and to conduct any Defense Proceeding relating thereto (except that in connection with any actions subject to Section 12.3.2, the Party with responsibility for such action pursuant to Section 12.3.2 shall have responsibility for such Defense Proceedings), and (ii) from and after the License Option Effective Date, (A) AbbVie shall have the first right, but not the obligation, at its sole cost and expense, using counsel of its choice, to Prosecute and

Maintain the Voyager Background LP Patent Rights, Collaboration Patent Rights (if specifically related to a Licensed Compound or Licensed Product) and Joint Patent Rights (if specifically related to a Licensed Compound or Licensed Product) worldwide and to conduct any Defense Proceeding relating thereto (except that in connection with any actions subject to Section 12.3.2, the Party with responsibility for such action pursuant to Section 12.3.2 shall have responsibility for such Defense Proceedings), and (B) Voyager shall have the first right, but not the obligation, at its sole cost and expense, using counsel of its choice, to Prosecute and Maintain the Collaboration Patent Rights (other than Collaboration Patent Rights that are specifically related to a Licensed Compound or Licensed Product) and Joint Patent Rights (other than Joint Patent Rights that are specifically related to a Licensed Compound or Licensed Product) and to conduct any Defense Proceeding relating thereto (except that in connection with any actions subject to Section 12.3.2, the Party with responsibility for such action pursuant to Section 12.3.2 shall have responsibility for such Defense Proceedings).

(b)        The Party with the first right to Prosecute and Maintain and conduct any Defense Proceedings with respect to any Voyager Background LP Patent Right, Collaboration Patent Right or Joint Patent Right (the “First Party”) shall notify the other Party as to any decision not to file, to abandon, to cease Prosecution and Maintenance of, or not to continue to pay the expenses of Prosecution and Maintenance of, or not to continue the conduct of any Defense Proceeding with respect to, such Voyager Background LP Patent Right, Collaboration Patent Right or Joint Patent Right at least [**] prior to any filing or payment due date, or any other due date that requires action, in connection with such Voyager Background LP Patent Right, Collaboration Patent Right or Joint Patent Right.  Thereafter, such other Party may, upon written notice to the First Party (and, with respect to Voyager’s option to assume control, with AbbVie’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed), at such other Party’s sole cost and expense, control the Prosecution and Maintenance of, or conduct any Defense Proceeding with respect to, such Voyager Background LP Patent Right, Collaboration Patent Right or Joint Patent Right.  Any Voyager Background LP Patent Right, Collaboration Patent Right or Joint Patent Right for which, prior to the License Option Effective Date, AbbVie controls the Prosecution and Maintenance or any Defense Proceeding pursuant to this Section 12.2.2(b) shall not be deemed to be a Voyager Background Patent Right, Collaboration Patent Right or Joint Patent Right, as applicable, for purposes of Section 10.4 and Section 10.5.1.

(c)        Without limiting the foregoing, the Party Prosecuting and Maintaining any Voyager Background LP Patent Right, Collaboration Patent Right or Joint Patent Right (the “Prosecuting Party”) shall (i) provide the non-Prosecuting Party with copies of the text of the applications for any such Voyager Background LP Patent Right, Collaboration Patent Right or Joint Patent Right sufficiently in advance of (and shall use reasonable efforts to provide such copies no less than [**] prior to) submitting such applications so as to allow for a reasonable opportunity for the non-Prosecuting Party to review and comment thereon (and shall use reasonable efforts to permit review for no less than [**]); (ii) keep the non-Prosecuting Party advised of the status of all material communications, actual and prospective filings or submissions regarding any such Voyager Background LP Patent Right, Collaboration Patent Right or Joint Patent Right, and give the non-Prosecuting Party copies of any such material communications, filings, responses and submissions proposed to be sent to any patent authority, court or other tribunal sufficiently in advance of (and shall use reasonable efforts to provide such copies no less than [**] prior to) submitting such communications, filings and submissions so as to allow for a reasonable opportunity for the non-Prosecuting Party to review and comment thereon (and shall use reasonable efforts to permit review for no less than [**]); (iii) provide the non-Prosecuting Party with a copy of each filing made to and material document received from a patent authority, court or other tribunal regarding any such Voyager Background LP Patent Right, Collaboration Patent Right or Joint Patent Right reasonably promptly after making such filing or receiving such material document, including a copy of each application as filed together with notice of its filing date and application number; and (iv) consider in good faith and reasonably incorporate the non-Prosecuting Party’s comments on the material communications, filings, responses and submissions for any such Voyager Background LP Patent Right, Collaboration Patent Right or Joint Patent Right.

12.2.3        AbbVie Background Patent Rights; AbbVie Designated Antibody Patent Rights.  As between the Parties, AbbVie shall have the sole right, but not the obligation, at its sole cost and expense, using counsel of its choice, to Prosecute and Maintain the AbbVie Background Patent Rights and the AbbVie Designated Antibody Patent Rights worldwide and to conduct Defense Proceedings relating thereto.

12.2.4        UPC Opt-Out and Opt-In.  The Parties shall coordinate in good faith and agree on any decision regarding whether or not to elect Opt-Out or Opt-In with respect to any Voyager Background LP Patent Right, AbbVie Designated Antibody Patent Right, Collaboration Patent Right or Joint Patent Right; provided that after the License Option Effective Date, AbbVie shall have final say regarding any such Opt-Out or Opt-In.

12.2.5        Cooperation.  With respect to the Voyager Background LP Patent Rights, AbbVie Designated Antibody Patent Rights, Collaboration Patent Rights and Joint Patent Rights, the non-Prosecuting Party shall, and shall cause its Affiliates to, reasonably cooperate with and assist the Prosecuting Party in connection with the Prosecuting Party’s Prosecution and Maintenance activities and conduct of Defense Proceedings under this Section 12.2 upon the reasonable request of the Prosecuting Party, including by (a) offering its comments (if any) promptly, (b) making scientists, employees, scientific records and other relevant documents and evidence reasonably available to the Prosecuting Party and (c) executing all such documents and instruments and the performing such acts as may be reasonably necessary in order to permit the other Party to continue any Prosecution or Maintenance of, or Defense Proceedings with respect to, such Patent Rights; provided that, in each case, each Party shall bear its costs and expenses incurred in connection therewith.

12.2.6        Patent Term Extension.  Notwithstanding anything to the contrary in Section 12.2, with respect to each Licensed Compound or Licensed Product, AbbVie shall have the sole right to make decisions regarding, and AbbVie shall have the sole right to apply for, patent term extensions in the Territory, including in the United States with respect to extensions pursuant to 35 U.S.C. § 156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for Voyager Background LP Patent Rights, AbbVie Background Patent Rights, AbbVie Designated Antibody Patent Rights, Collaboration Patent Rights and Joint Patent Rights, in each case including whether or not to so apply; provided that, AbbVie shall consult with Voyager to determine the course of action with respect to such filings with respect to the Voyager Background LP Patent Rights, Collaboration Patent Rights and Joint Patent Rights.  Voyager shall provide prompt and reasonable assistance, as requested by AbbVie, including by taking such action as is required under any applicable Law, to obtain such extension or supplementary protection certificate.  Voyager shall not make any decisions regarding, or apply for, patent term extensions in the Territory, including in the United States with respect to extensions pursuant to 35 U.S.C. § 156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for Voyager Background Patent Rights with respect to a Licensed Product without AbbVie’s prior written consent, such consent not to be unreasonably conditioned, withheld or delayed.  For clarity, neither Party shall apply for a patent term extension in the Territory for Voyager Background VA Patent Rights, AbbVie Background Patent Rights, AbbVie Designated Antibody Patent Rights, Collaboration Patent Rights or Joint Patent Rights prior to the License Option Effective Date.

12.2.7        Patent Listings.  As between the Parties, with respect to each Licensed Compound or Licensed Product, AbbVie shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to the AbbVie Background Patent Rights and AbbVie Designated Antibody Patent Rights, in each case including as required or allowed in the United States or other jurisdictions.  From and after the License Option Effective Date, AbbVie shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to the Voyager Background Patent Rights, Collaboration Patent Rights and Joint Patent Rights with respect to each Licensed Product, in each case including as required or allowed in the United States or other jurisdictions.

12.3     Enforcement and Defense.

12.3.1        Notice.  Each Party shall promptly notify the other Party in writing of any knowledge it acquires of any actual or potential infringement of (a) any Voyager Background Patent Right or AbbVie Background Patent Right by any Competitive Product, and (b) any AbbVie Designated Antibody Patent Right, Collaboration Patent Right or Joint Patent Right by any pharmaceutical product, in each case ((a) and (b)) by a Third Party in any jurisdiction in the Territory.

12.3.2        Actions.

(a)        AbbVie Background Patent Rights; AbbVie Designated Antibody Patent Rights.  If any AbbVie Background Patent Right or AbbVie Designated Antibody Patent Right is infringed by a Third Party in any country in the Territory, then, as between the Parties, AbbVie shall have the sole right, but not the obligation, to institute, prosecute, and control any infringement with respect to the AbbVie Background Patent Rights and AbbVie Designated Antibody Patent Rights, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at AbbVie’s sole cost and expense, using counsel of its own choice.

(b)        Voyager Background Patent Rights (other than Voyager Background VA Patent Rights).  If any Voyager Background Patent Right (other than a Voyager Background VA Patent Right) is infringed by a Third Party in any country in the Territory, then, as between the Parties, Voyager shall have the first right, but not the obligation, to institute, prosecute, and control any infringement with respect to such Voyager Background Patent Right, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Voyager’s sole cost and expense, using counsel of its own choice.  AbbVie shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its sole cost and expense; provided that Voyager shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith.  If Voyager or its designee does not bring an infringement action pursuant to this Section 12.3.2(b) with respect to an infringement by a Third Party’s Exploitation of a Competitive Product within [**] after receipt of notice of the existence of such an infringement (or in cases where there is a relevant statutory period during which an infringement action must be commenced or in which any material rights may be lost that would expire on or prior to the [**] after the expiration of such [**] period and of which AbbVie has notified Voyager promptly after it becomes aware, [**] prior to the expiration of such relevant statutory period) then (i) Voyager shall so notify AbbVie and (ii) upon written notice to Voyager (and with Voyager’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed), AbbVie may thereafter institute, prosecute, and control such infringement action at its sole cost and expense.

(c)        Voyager Background VA Patent Rights; Collaboration Patent Rights.  If any Voyager Background VA Patent Right or Collaboration Patent Right is infringed by a Third Party in any country in the Territory, then, as between the Parties, (i) prior to the License Option Effective Date, Voyager shall have the first right, but not the obligation, to institute, prosecute, and control any infringement with respect to the Voyager Background VA Patent Rights and Collaboration Patent Rights, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Voyager’s sole cost and expense, using counsel of its own choice, and (ii) from and after the License Option Effective Date, (A) AbbVie shall have the first right, but not the obligation, to institute, prosecute, and control any infringement with respect to the Voyager Background VA Patent Rights (with respect to an infringement by a Third Party’s Exploitation of a Competitive Product) and the Collaboration Patent Rights, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at AbbVie’s sole cost and expense, using counsel of its own choice, and (B) Voyager shall have the first right, but not the obligation, to institute, prosecute, and control any infringement with respect to the Voyager Background VA Patent Rights (other than with respect to an infringement by a Third Party’s Exploitation of a Competitive Product), including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Voyager’s sole cost and expense, using counsel of its own choice.  The non-controlling Party shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its sole cost and expense; provided that the controlling Party shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith.  If the controlling Party or its designee does not bring an infringement action pursuant to this Section 12.3.2(c) within [**] after receipt of notice of the existence of an infringement (or in cases where there is a relevant statutory period during which an infringement action must be commenced or in which any material rights may be lost that would expire on or prior to the [**] after the expiration of such [**] period and of which the non-controlling Party has notified the controlling Party promptly after it becomes aware, [**] prior to the expiration of such relevant statutory period), then (x) the controlling Party shall so notify the non-controlling Party and (y) upon written notice to the controlling Party (and, with respect to Voyager’s option to assume control, with AbbVie’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed), the non-controlling Party may thereafter institute, prosecute, and control such infringement action at its sole cost and expense.

(d)        Joint Patent Rights.

(i)         From and after the License Option Effective Date, if any Joint Patent Right is infringed by a Third Party’s Exploitation of a Competitive Product in any country in the Territory, then, as between the Parties, AbbVie shall have the first right, but not the obligation, to institute, prosecute, and control any such infringement with respect to the Joint Patent Rights, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at AbbVie’s sole cost and expense, using counsel of its own choice.  Voyager shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its sole cost and expense; provided that AbbVie shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith.  If AbbVie or its designee does not bring an infringement action pursuant to this Section 12.3.2(d) with respect to an infringement by a Third Party’s Exploitation of a Competitive Product within [**] after receipt of notice of the existence of an infringement (or in cases where there is a relevant statutory period during which an infringement action must be commenced or in which any material rights may be lost that would expire on or prior to the [**] after the expiration of such [**] period and of which Voyager has notified AbbVie promptly after it becomes aware, [**] prior to the expiration of such relevant statutory period) then (i) AbbVie shall so notify Voyager and (ii) upon written notice to AbbVie (and with AbbVie’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed), Voyager may thereafter institute, prosecute, and control such infringement action at its sole cost and expense.

(ii)       If (A) from and after the License Option Effective Date, any Joint Patent Right is infringed by a Third Party’s Exploitation of a product other than a Competitive Product or (B) prior to the License Option Effective Date, any Joint Patent Right is infringed by a Third Party’s Exploitation of any product, in either case ((A) or (B)) in any country in the Territory, then the Parties shall meet to discuss in good faith the allocation of enforcement rights and recoveries with respect to such Joint Patent promptly after either Party provides notice to the other Party with respect to such infringement in accordance with Section 12.3.1.

(e)        The Party initiating the suit shall have the sole and exclusive right to elect counsel for any suit initiated by it pursuant to Section 12.3.2(a),  (b),  (c) or (d);  provided that, with respect to a Voyager Background Patent Right, Collaboration Patent Right or Joint Patent Right, such counsel is reasonably acceptable to the other Party.

12.3.3        Cooperation.  Each Party agrees to cooperate fully in any infringement action under Section 12.3.2 that is controlled by the other Party, including executing legal papers and cooperating in the prosecution as may be reasonably requested by the controlling Party, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and by making available its employees as well as the inventors, applicable records and documents (including laboratory notebooks) with respect to the relevant Patent Rights; provided that, except with  respect to Voyager Background VA Patent Rights, Collaboration Patent Rights and Joint Patent Rights, the controlling Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.  Unless otherwise set forth herein, the Party entitled to bring any infringement action in accordance with this Section 12.3 shall have the right to settle such action; provided that neither Party shall have the right to settle any infringement action under this Section 12.3.3 in a manner that imposes any costs or liability on or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided,  further, that the foregoing limitation shall not be deemed to require the consent of such other Party in connection with a settlement of infringement that would or may result in reduced payments hereunder.  In connection with any activities with respect to an infringement action prosecuted by a Party pursuant to this Section 12.3 involving Patent Rights Controlled by or licensed under Section 6.1 or Section 6.4 to the other Party, the Party controlling such action shall (a) consult with the other Party as to the strategy for the prosecution of such claim, suit or proceeding, (b) consider in good faith any comments from the other Party with respect thereto and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such action or the settlement thereof.

12.3.4        Recovery.  Unless otherwise agreed by the Parties in writing, the amount of any recovery from a proceeding brought under Section 12.3.2 (whether by way of settlement or otherwise) shall first be applied to the internal and out-of-pocket costs and expenses of the Parties with respect to such action (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), and any remaining recovery amount shall be (a) allocated first to the Inbound Licensor pursuant to the applicable In-License Agreement (or to the licensor under any in-license agreement entered into by AbbVie or any of Affiliates applicable to the Exploitation of a Licensed Compound or Licensed Product), if applicable, provided that the Party subject to the relevant In-License Agreement/in-license agreement shall provide the other Party with reasonable documentation of such allocation and (b) thereafter be retained by the Party that has exercised its right to bring the enforcement action; provided,  however, that to the extent that any award or settlement (whether by judgment or otherwise) with respect to a Voyager Background Patent Right, AbbVie Designated Antibody Patent Right, Collaboration Patent Right or Joint Patent Right (with respect to Joint Patent Rights, solely in an action concerning a Competitive Product) is attributable to loss of sales or profits with respect to a Licensed Product, such amount shall be (x) paid to or retained by AbbVie, (y) for purposes of Section 10.3, treated as “Net Sales” in the Calendar Year in which the money is actually received and (z) for purposes of Section 10.2.3, treated as “Net Sales” and  allocated among the Calendar Year(s) to which such recovery relates, in accordance with the applicable  judgment or settlement and allocated on a straight line basis over the Calendar Years to which such recovery relates.

12.3.5        Invalidity or Unenforceability Defense or Actions.  With respect to any defense or declaratory judgment actions relating to or other attack upon validity or enforceability of a Voyager Background Patent Right, AbbVie Background Patent Right,

AbbVie Designated Antibody Patent Right, Collaboration Patent Right or Joint Patent Right, excluding any Prosecution or Maintenance, any Defense Proceeding (which shall be governed by Section 12.2) and any such action or attack in connection with any counterclaim brought in actions subject to Section 12.3.2, each Party shall promptly notify the other Party in writing of any such alleged or threatened action or attack.  As between the Parties, (a) Voyager shall have the sole right, but not the obligation, to defend (including the right to settle) any such claim relating to the Voyager Background Patent Rights (other than the Voyager Background VA Patent Rights), (b) AbbVie shall have the sole right, but not the obligation, to defend (including the right to settle) any such claim relating to the AbbVie Background Patent Rights and the AbbVie Designated Antibody Patent Rights, and (c) (i) prior to the License Option Effective Date, Voyager shall have the first right, but not the obligation, to defend (including the right to settle) any such claim relating to the Voyager Background VA Patent Rights, Collaboration Patent Rights or Joint Patent Rights, and (ii) from and after the License Option Effective Date, AbbVie shall have the first right, but not the obligation, to defend (including the right to settle) any such claim relating to the Voyager Background VA Patent Rights, Collaboration Patent Rights or Joint Patent Right, in each case ((a), (b) and (c)), at its sole cost and expense in the Territory and using counsel of its own choice.  With respect to any Voyager Background VA Patent Rights, Collaboration Patent Right or Joint Patent Right, (a) the non-defending Party shall have the right, at its sole cost and expense, to join any such defense with counsel of its choice, and (b) if the Party with the first right to defend a Patent Right or its designee declines to assume the defense of, or otherwise fails to initiate and maintain the defense of, any such Patent Right, then the other Party shall have the right, but not the obligation, upon written notice to the defending Party (and, with respect to Voyager’s option to assume the defense, with AbbVie’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed) to assume the defense thereof at its sole cost and expense.  Each Party shall, and shall cause its Affiliates to, render such reasonable assistance as the defending Party may reasonably request from time to time with respect to actions brought pursuant to this Section 12.3.5, including executing legal papers and cooperating in the defense, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making available its employees as well as the inventors, applicable records and documents (including laboratory notebooks) with respect to the relevant Patent Rights; provided that, except with respect to Voyager Background VA Patent Rights, Collaboration Patent Rights and Joint Patent Rights, the defending Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.  In connection with any activities with respect to a defense, claim or counterclaim relating to the Voyager Background VA Patent Rights, AbbVie Designated Antibody Patent Rights, Collaboration Patent Rights or Joint Patent Rights pursuant to this Section 12.3.5, the defending Party shall (i) consult with the other Party as to the strategy for such activities, (ii) consider in good faith any comments from the other Party and (iii) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim.

12.4     Biosimilar Applicants.

12.4.1        Notwithstanding the foregoing, AbbVie shall have the sole right to prosecute and manage any litigation with respect to Biosimilar Products to the extent applicable to any AbbVie Background Patent Rights, AbbVie Designated Antibody Patent Rights, Voyager

Background VA Patent Rights, Collaboration Patent Rights or Joint Patent Rights, in accordance with this Section 12.4, but subject to the expense reimbursement and settlement approval provisions of Section 12.3.3 and the recovery provisions of Section 12.3.4, as applicable.  If either Party receives notice or a copy of an application submitted to the FDA or its foreign counterpart for a Biosimilar Product for which a Licensed Product is a “reference product,” as such term is used in the BPCI Act (a “Biosimilar Application”), whether or not such notice or copy is provided under any applicable Laws, or otherwise becomes aware that such a Biosimilar Application has been submitted to a Regulatory Authority for Regulatory Approval (such as in an instance described in Section 351(1)(9)(C) of the PHSA), the remainder of this Section 12.4.1 shall apply.  If either Party receives such notice or communication or any equivalent or similar communication or notice in the United States, such Party shall, within [**], notify and provide the other Party copies of such notice or communication to the extent permitted by applicable Law.  AbbVie shall carry out the rights and responsibilities of the “reference product sponsor,” as defined in Section 351(l)(1)(A) of the PHSA, for purposes of such Biosimilar Application, in consultation with Voyager to the extent requested by AbbVie and permitted under applicable Law.  If requested by AbbVie, Voyager shall seek to obtain access to such Biosimilar Application and related confidential information, including in accordance with Section 351(l)(1)(B)(iii) of the PHSA, if applicable.

12.4.2        If permitted pursuant to applicable Law, upon AbbVie’s request, Voyager shall assist AbbVie in identifying and listing any AbbVie Background Patent Rights, AbbVie Designated Antibody Patent Rights, Voyager Background Patent Rights, Collaboration Patent Rights or Joint Patent Rights as required pursuant to Section 351(l)(1)(3)(A) or Section 351(l)(7) of the PHSA, in negotiating with the filer of the Biosimilar Application pursuant to Section 351(l)(4) of the PHSA, and in selecting patents for and conducting litigation pursuant to Section 351(l)(5) and Section 351(l)(6) of the PHSA, to the extent applicable, and shall cooperate with AbbVie in responding to relevant communications with respect to such lists from the filer of the Biosimilar Application.  Upon AbbVie’s request, Voyager shall assist in seeking an injunction against any commercial marketing by the filer of a Biosimilar Application as permitted pursuant to Section 351(l)(8)(B) of the PHSA or in filing an action for infringement against the filer of such Biosimilar Application.

12.4.3        Neither Party shall have the right to settle any litigation under this Section 12.4 in a manner that imposes any costs or liability on or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the foregoing limitation shall not be deemed to require the consent of such other Party in connection with a settlement that would or may result in reduced payments hereunder.

12.5     Infringement Claimed by Third Parties.

12.5.1        If a Third Party commences, or threatens to commence, any proceeding against a Party alleging infringement of such Third Party’s intellectual property by the Exploitation by a Party, its Affiliates, subcontractors, Sublicensees, Distributors or customers of (a) any Research Compound or Research Product, which Exploitation occurred during the Voyager Research Period, (b) any Selected Research Compound or Selected Research Product,

which Exploitation occurred during the Voyager Development Period or (c) any Licensed Compound or Licensed Product (each of (a)-(c), a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an infringement action initiated pursuant to Section 12.3.2, the Party first becoming aware of such alleged infringement shall promptly notify the other Party thereof in writing.

12.5.2        Without limiting the right of the Party against whom a Third Party Infringement Claim is filed to seek indemnification for such Third Party Infringement Claim covered pursuant to ARTICLE 15 as between the Parties, notwithstanding any right of the Indemnifying Party to control as set forth in Section 15.3, (a) prior to the License Option Effective Date, Voyager shall have the first right, but not the obligation, at its sole cost and expense, using counsel of its own choice, to control the defense and settlement of any Third Party Infringement Claim, and (b) from and after the License Option Effective Date, AbbVie shall have the first right, but not the obligation, at its sole cost and expense, using counsel of its own choice, to control the defense and settlement of any Third Party Infringement Claim, except in each case ((a) and (b)) to the extent such Third Party Infringement Claim relates to an AbbVie Designated Antibody, in which case AbbVie shall have the sole right (except that, to the extent that such Third Party Infringement Claim is brought against Voyager, AbbVie shall have the first right), but not the obligation, at its sole cost and expense, using counsel of its own choice, to control the defense and settlement of such Third Party Infringement Claim.  The non-controlling Party may participate in any such claim, suit or proceeding with counsel of its choice at its sole cost and expense.  If the Party with the first right to control such Third Party Infringement Claim or its designee elects (in a written communication submitted to the non-controlling Party within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such claim, suit or proceeding, within such time periods so that the non-controlling Party is not prejudiced by any delays, the non-controlling Party may conduct and control the defense of any such claim, suit or proceeding at its sole cost and expense, except, with respect to Voyager as the non-controlling Party, to the extent such Third Party Infringement Claim relates to an AbbVie Designated Antibody and is not brought against Voyager.  Where a Party controls such an action, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 12.5, including executing legal papers and cooperating in the defense, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and, in the case of Voyager, making available its employees as well as inventors, applicable records and documents (including laboratory notebooks) with respect to the relevant Patent Rights; provided that the controlling Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.  Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit or proceeding.  Each Party agrees to provide the other Party with copies of all material pleadings filed in such action and to allow the other Party reasonable opportunity to participate in the defense of the claims.

12.6     Marking.

12.6.1        Licensed Product Marking.  AbbVie shall, and shall cause its Affiliates and Sublicensees to, mark each Licensed Product in such a manner to conform with the patent laws and practice of any country in which such Licensed Product is Manufactured or sold or to which such Licensed Product is shipped consistent with AbbVie’s marking practices with respect to its other patented pharmaceutical products in such country.

12.7     Product Trademarks.

12.7.1        Ownership of Product Trademarks.   As between the Parties, AbbVie shall have the sole right to determine the Trademarks used in connection with any Licensed Product anywhere in the world (the “Product Trademarks”) and, as between the Parties, shall own all worldwide right, title and interest in and to any such Product Trademarks.  AbbVie shall not select as a Product Trademark any Trademark, corporate name or corporate logo of Voyager or any of its Affiliates that, prior to the time of AbbVie’s use or AbbVie’s first filing of any trademark application for such Trademark in connection with any Licensed Product, is the subject of a registration or a pending application that is owned by Voyager or any of its Affiliates or that has been used in commerce by Voyager or any of its Affiliates (any such Trademark, a “Voyager Trademark”); provided that if AbbVie notifies Voyager that AbbVie has filed or is planning to file a potential Product Trademark and (a) within [**] after receipt of such notice, Voyager notifies AbbVie that such potential Product Trademark is a Voyager Trademark and AbbVie thereafter ceases any registration or use of such potential Product Trademark or (b) Voyager fails to provide such notice to AbbVie within such [**]-period, then AbbVie shall not be in breach of this Section 12.7.1 with respect to its use of such Product Trademark.  Voyager shall not, and shall cause its Affiliates not to, (a) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any of the Product Trademarks and (b) knowingly do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks.  Voyager shall not, and shall cause its Affiliates not to, attack, dispute or contest the validity of or ownership of any Product Trademarks anywhere in the Territory or any registrations issued or issuing with respect thereto.  All costs and expenses of registering, prosecuting, and maintaining the Product Trademarks shall be borne solely by AbbVie.  Voyager shall provide all assistance and documents reasonably requested by AbbVie in support of its prosecution, registration, and maintenance of the Product Trademarks.

12.7.2        Enforcement of Product Trademarks.  As between the Parties, AbbVie shall have the sole right to take such action as AbbVie deems necessary against a Third Party based on any alleged, threatened, or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory.  AbbVie shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 12.7.2 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

12.7.3        Third Party Claims.  As between the Parties, AbbVie shall have the sole right to defend against (including the right to settle) any alleged, threatened, or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates, or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory.  AbbVie shall bear the costs and expenses relating to any defense commenced pursuant to this Section 12.7.3 and any settlements and judgments with respect thereto and shall retain any damages or other amounts collected in connection therewith.

12.7.4        Notice and Cooperation.  Voyager shall, and shall cause its Affiliates to, (a) provide prompt written notice of any actual or threatened infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party, to the extent known to Voyager or such Affiliate, and (b) assist and cooperate with AbbVie, as AbbVie may reasonably request from time to time, in connection with its activities set forth in this Section 12.7, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that AbbVie shall reimburse Voyager for its and its Affiliates’ reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

12.8     Third Party Agreements.

12.8.1        The provisions of this ARTICLE 12 are subject to the Third Party agreement terms specifically set forth in Schedule 12.8.

12.8.2        Without limiting the foregoing, (a) at all times during the Term, without AbbVie’s prior written consent, such consent not be unreasonably conditioned, withheld or delayed, Voyager shall maintain patent protection on, and shall not abandon or otherwise forfeit, any [**] (as such term is defined in the [**]) that is also a Voyager Background Patent Right, (b) Voyager shall consult with AbbVie prior to permitting [**] to enforce or defend, solely to extent permitted under Section 15.4.2.1 and Section 15.4.2.2 of the [**], any [**] (as such term is defined in the [**]) that is also a Voyager Background Patent Right, and Voyager shall consider in good faith any comments or concerns of AbbVie with respect thereto, (c) at all times during the Term, without AbbVie’s prior written consent, such consent not be unreasonably conditioned, withheld or delayed, Voyager shall maintain patent protection on, and shall not abandon or otherwise forfeit, any [**] (as such term is defined in the [**]) that is also a Voyager Background Patent Right, and (d) Voyager shall consult with AbbVie prior to refusing to enforce or defend, solely to extent permitted under Section 10.3.2(c) and Section 10.3.3 of the [**], any [**] (as such term is defined in the [**]) that is also a Voyager Background Patent Right, and Voyager shall consider in good faith any comments or concerns of AbbVie with respect thereto.

12.8.3        Voyager shall not use in the Research Program or Development Program or otherwise incorporate into a Research Compound, Research Product, Selected Research Compound, Selected Research Product, Licensed Compound or Licensed Product any

vector, Virus Capsid or other invention that is the subject of a claim within the [**] as such term is defined in the [**].

ARTICLE 13

CONFIDENTIALITY

13.1     Confidentiality; Exceptions.  At all times during the Term, except as otherwise set forth in Section 16.4, and for a period of [**] following termination or expiration of this Agreement in its entirety (and thereafter with respect to any Confidential Information that either Party specifically identifies to the other Party in writing that constitutes a trade secret under applicable Law for so long as such Confidential Information constitutes a trade secret under applicable Law), except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall, and shall cause its Affiliates, and its and each of its Affiliate’s respective officers, directors, employees and agents, to, keep confidential and not publish or otherwise disclose to a Third Party or use, directly or indirectly, for any purpose other than as provided for in this Agreement, any technical, business or other information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) that is disclosed to it or any of its Affiliates by or on behalf of the other Party (the “Disclosing Party”), whether prior to (pursuant to the Existing Confidentiality Agreement, as described in Section 13.2), on or after the Effective Date, including the terms of this Agreement (subject to Section 13.5); Voyager Background Know-How, AbbVie Background Know-How, AbbVie Designated Antibody Know-How, Collaboration Know-How, Joint Know-How, Manufacturing Process Know-How and any other Know-How with respect to an AbbVie Designated Antibody, Research Compound or any Research Product, any Research, Development, Commercialization or Manufacture of any Licensed Product developed by or on behalf of the Disclosing Party or its Affiliates or its or their (sub)licensees/Sublicensees; and the scientific, regulatory or business affairs or other activities of either Party (collectively, “Confidential Information”).  Notwithstanding the foregoing, Confidential Information constituting (a) Collaboration Know-How and Joint Know-How shall (i) prior to the License Option Effective Date, be deemed Confidential Information of both Parties (and both Parties shall be deemed the Receiving Party and the Disclosing Party with respect thereto) and (ii) from and after the License Option Effective Date, be deemed the Confidential Information of AbbVie (and AbbVie shall be deemed the Disclosing Party, and Voyager shall be deemed the Receiving Party, with respect thereto), (b) Vectorization Know-How shall be deemed the Confidential Information of Voyager (and Voyager shall be deemed the Disclosing Party, and AbbVie shall be deemed the Receiving Party, with respect thereto), (c) AbbVie Designated Antibody Know-How shall be deemed the Confidential Information of AbbVie (and AbbVie shall be deemed the Disclosing Party, and Voyager shall be deemed the Receiving Party, with respect thereto), and (d) the terms of this Agreement shall be deemed to be the Confidential Information of both Parties (and both Parties shall be deemed the Receiving Party and the Disclosing Party with respect thereto).

13.2     Exceptions to Confidential Information.  Notwithstanding Section 13.1, the confidentiality and non-use obligations under this ARTICLE 13 shall not apply to the extent that it can be established by the Receiving Party that such Confidential Information:

13.2.1        was in the lawful knowledge and possession of the Receiving Party prior to the time it was first disclosed to the Receiving Party by the Disclosing Party, or was otherwise developed independently by the Receiving Party without reference to any of the Disclosing Party’s Confidential Information, in each case as evidenced by written records kept in the ordinary course of business or other documentary proof; provided that the foregoing exception shall not apply with respect to Vectorization Know-How, AbbVie Designated Antibody Know-How, Collaboration Know-How or Joint Know-How;

13.2.2        was generally available to the public or otherwise part of the public domain at the time of its first disclosure to the Receiving Party by the Disclosing Party;

13.2.3        became generally available to the public or otherwise part of the public domain by public use, publication, general knowledge or the like after its disclosure to the Receiving Party by the Disclosing Party and other than through any act or omission of the Receiving Party in breach of this Agreement or the Existing Confidentiality Agreement; or

13.2.4        was disclosed to the Receiving Party by a Third Party who had no obligation to the Disclosing Party or to any Third Party not to disclose such information to others.

Specific aspects or details of Confidential Information shall not be deemed to be generally available to the public or otherwise part of the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information that is generally available to the public or otherwise part of the public domain or in the possession of the Receiving Party.  Further, any combination of Confidential Information shall not be considered to be generally available to the public or otherwise part of the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are generally available to the public or otherwise part of the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

For the avoidance of doubt, any information disclosed by a Party or any of its Affiliates to the other Party or any of its Affiliates prior to the Effective Date pursuant to the Mutual Confidentiality Agreement between Voyager and AbbVie dated August 11, 2016 (as amended from time to time, the “Existing Confidentiality Agreement”), that was considered Confidential Information (as defined in the Existing Confidentiality Agreement) and was not subject to Section 5(a), 5(b), 5(c) or 5(d) of the Existing Confidentiality Agreement as of the Effective Date of this Agreement shall be Confidential Information of such Disclosing Party, subject to the provisions of Sections 13.1,  13.2.1,  13.2.2,  13.2.3 and 13.2.4.

13.3     Authorized Disclosure.  A Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows:

13.3.1        to the extent required to those of its employees and agents who reasonably need to know such Confidential Information in order to advise or assist the Receiving Party in connection with the performance of its obligations or exercise of its rights granted or reserved in this Agreement and under appropriate confidentiality provisions no less protective of the Disclosing Party than those set forth in this Agreement;

13.3.2        as required by a valid order of a court of competent jurisdiction or other Governmental Authority of competent jurisdiction or, based on the advice of the Receiving Party’s legal counsel, as otherwise required by Law, including pursuant to the rules or regulations of securities regulators or of a securities exchange on which the securities of the Disclosing Party or any of its Affiliates are listed (or to which an application for listing has been submitted); provided,  however, that if a Receiving Party is required to make any such disclosure of a Disclosing Party’s Confidential Information, the Receiving Party shall, to the extent consistent with applicable Law, give reasonable advance notice to the Disclosing Party of such disclosure requirement and give the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information that are the subject of such order or required to be disclosed be held in confidence by such court or Governmental Authority or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by applicable Law; and provided,  further, that the Confidential Information disclosed in response to such court or governmental order or as required by Law shall be limited to only the Confidential Information legally required to be disclosed;

13.3.3        in communication with existing or prospective investors, lenders, professional advisors, acquirers, merger partners, subcontractors, licensees or Inbound Licensors on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; provided that, in the event of any disclosure of the terms of this Agreement to a Third Party who is a prospective investor, lender, professional advisor, acquirer, merger partner, subcontractor, licensee or Inbound Licensor and not already an existing investor, lender, professional advisor, acquirer, merger partner, subcontractor, licensee or Inbound Licensor, (a) this Agreement shall only be initially disclosed to such Third Party and its advisors in the redacted form that has been filed with the United States Securities and Exchange Commission and (b) after negotiations with any such Third Party have progressed so that the Disclosing Party reasonably and in good faith believes it will execute a definitive agreement with such Third Party within [**], this Agreement may be disclosed in an unredacted form to such Third Party and its advisors as and to the extent relevant to such Third Party (which shall be redacted for information that is not relevant);

13.3.4        made by or on behalf of the Receiving Party to a patent authority as may be reasonably necessary or useful for purposes of preparing, obtaining, Prosecuting and Maintaining, defending or enforcing a Patent Right under this Agreement; provided,  however, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information, to the extent such protection is available; or

13.3.5        to the extent mutually agreed to in writing by the Parties.

13.4     Additional Permitted Disclosures and Use by AbbVie.  AbbVie and its Affiliates and its and their Sublicensees may disclose and use Confidential Information of Voyager as may be necessary or useful in connection with (a) any filing, application or request for Regulatory

Approval or Pricing Approval by or on behalf of AbbVie or any of its Affiliates or its or their Sublicensees (provided,  however, that AbbVie shall take reasonable measures to assure confidential treatment of such Confidential Information, to the extent such protection is available) and (b) the Research, Development, Commercialization, Manufacture or other Exploitation of Licensed Compounds or Licensed Products, including to existing or potential Distributors, Sublicensees, collaboration partners, and co-promotion partners; provided that any (i) disclosure of Manufacturing Process Know-How and (ii) disclosure pursuant to clause (b) of this Section 13.4 of Confidential Information of Voyager that does not specifically relate to a Licensed Product or the components thereof shall be made under appropriate confidentiality provisions no less protective of Voyager than those set forth in this Agreement.

13.5     Use of Names.  Except as otherwise permitted herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or, to the extent such first Party is aware that a Person is any of the following, any of its Affiliates or any of its or their (sub)licensees/Sublicensees (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party or such Person in each instance.  The restrictions imposed by this Section 13.5 shall not prohibit (a) AbbVie from making any disclosure identifying Voyager as the manufacturer of any Licensed Product, if applicable, the innovator of the Vectorization Technology, licensor of the Licensed Compounds or Licensed Products or a counterparty to this Agreement, and (b) either Party from making any disclosure identifying the other Party, any of its Affiliates or any of its or their (sub)licensees/Sublicensee that is required by applicable Law or pursuant to the rules or regulations of securities regulators or of a securities exchange on which the securities of the Disclosing Party or any of its Affiliates are listed (or to which an application for listing has been submitted).

13.6     Press Release; Disclosure of Agreement.  On or within [**] after the Effective Date, the Parties shall jointly issue a public announcement of the execution of this Agreement in the form attached hereto as Schedule 13.6.  Subject to Section 13.7, neither Party may issue any subsequent press release or other public disclosure regarding this Agreement or its terms or the Parties’ activities hereunder, or any results or data arising hereunder, except (a) with the other Party’s prior written consent, or (b) for any disclosure that is, based on the advice of the Disclosing Party’s counsel, reasonably necessary to comply with applicable Law or the rules or regulations of securities regulators or of a securities exchange on which the securities of such Party or any of its Affiliates are listed (or to which an application for listing has been submitted).  Each Party shall provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter hereof (including any filing with the United States Securities and Exchange Commission (or any securities exchange on which the securities of such Party or any of its Affiliates are listed (or to which an application for listing has been submitted), including Nasdaq)) reasonably prior to (and in no event less than [**] prior to) its scheduled release.  Each Party shall have the right to review and recommend changes to any such announcement, which changes shall be considered in good faith; provided that, except as otherwise reasonably necessary to comply with applicable Law or the rules or regulations of securities regulators or of a securities exchange on which the securities of the Party making the announcement (or any of its Affiliates) are listed (or to which an application for listing has been submitted), the Party whose announcement has been reviewed shall, except to the extent permitted to be disclosed pursuant to Section 13.2, remove any Confidential Information of the reviewing Party that the reviewing Party reasonably deems to be inappropriate for disclosure.  Notwithstanding the foregoing, to the extent information regarding (y) this Agreement or its terms or (z) the Parties’ activities hereunder, or any results or data arising therefrom, has already been publicly disclosed, each Party (other than a Party that had caused such information to become publicly disclosed in breach of this ARTICLE 13) may subsequently disclose substantially the same information to the public without the consent of the other Party and without prior notice, and, with respect to clause (z), to the extent that any Third Party would be able to make such disclosure; provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

13.7     Publications.  Subject to the remainder of this Section 13.7 and subject to Section 17.4, (a) neither Party nor its Affiliates shall make any publication or public disclosure regarding a Research Compound, Research Product, Selected Research Compound, Selected Research Product, Licensed Compound, Licensed Product, or the Exploitation activities conducted by either Party under this Agreement, and (b) Voyager shall not make any publication or public disclosure regarding an AbbVie Designated Antibody, in each case ((a) and (b)), without the prior written consent of the other Party, except as expressly permitted in Section 13.3, Section 13.4 or Section 13.6;  provided that from and after the License Option Effective Date, AbbVie shall be free to publish or publicly disclose the results of and information specifically related to any Licensed Compound or Licensed Product or the components thereof.  The Party that desires to publish in accordance with the immediately preceding sentence shall provide the other Party with a copy of any proposed abstract, manuscript, or presentation no less than [**] prior to its intended submission for publication.  The reviewing Party shall respond in writing promptly and in no event later than [**] after receipt of the proposed publication, which may include one (1) or more of the following:  (i) comments on the proposed material, which the publishing Party shall consider in good faith, (ii) a specific statement of concern based upon the need to seek patent protection or block publication if a Party reasonably determines that the proposed disclosure contains or describes intellectual property that should be maintained as a trade secret to protect (A) with respect to either Party as the disclosing Party, a Research Compound, Selected Research Compound, Research Product, Selected Research Product, Licensed Compound or Licensed Product, any Exploitation activities conducted under this Agreement or the Vectorization Technology and (B) with respect to Voyager as the disclosing Party, an AbbVie Designated Antibody, or (iii) an identification of the reviewing Party’s Confidential Information that is contained in the material reviewed, which, if requested by the reviewing Party, except to the extent permitted to be disclosed pursuant to Section 13.2, Section 13.3, Section 13.4 or Section 13.6, shall be removed by the publishing Party.  In the event of concern over patent protection, the publishing Party agrees not to submit such publication or to make such presentation that contains such information until the reviewing Party is given a reasonable period of time, and in no event more than [**], to seek patent protection for any material in such publication or presentation that it believes is patentable.  In the event of concern over whether maintaining a trade secret would be a priority, the Parties shall meet to discuss in good faith the content of the proposed publication or presentation as it relates to such trade secret, including whether the publishing Party should abandon such proposed publication or presentation in order to maintain the disclosed information as a trade secret and, if such trade secret is Vectorization Technology (except to the extent such information specifically relates to a Licensed Compound or Licensed Product or the components thereof), the publishing Party shall remove such trade secret from such proposed publication or presentation unless otherwise agreed by the Parties.

ARTICLE 14

REPRESENTATIONS AND WARRANTIES

14.1     Representations and Warranties of Both Parties.  Each Party hereby represents and warrants to the other Party, as of the Effective Date:

14.1.1        such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

14.1.2        such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

14.1.3        this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

14.1.4        the execution, delivery and performance of this Agreement by such Party do not conflict with and do not violate: (a) such Party’s charter documents, bylaws or other organizational documents; (b) except as set forth on Schedule 14.1.4, in any material respect, any agreement or any provision or obligation thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound; (c) any applicable Law; or (d) any order, writ, judgment, injunction decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party;

14.1.5        Except as set forth on Schedule 14.1.5, it is not under any obligation, contractual or otherwise, to any Person that, to its Knowledge, would materially impede the diligent and complete fulfillment of its obligations hereunder;

14.1.6        no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or for the performance by it of its obligations under this Agreement, except as may be required to obtain HSR Clearance, to conduct Clinical Trials, to conduct Manufacturing activities under this Agreement, or to seek or obtain Regulatory Approvals or Pricing Approvals; and

14.1.7        neither Party nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section.  Each

Party agrees to inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder.

14.2     Representations, Warranties and Covenants, as applicable, of Voyager.  Voyager hereby represents, warrants and covenants to AbbVie, as of (a) the Effective Date, except as set forth in Schedule 14.2 attached hereto, (b) the date(s) on which AbbVie exercises a Development Option (or, in the event AbbVie does not exercise a Development Option with respect to a Research Compound, the end of the Development Option Period for such Research Compound) with respect to a Selected Research Compound and Selected Research Product, except as set forth in Schedule 14.2 attached hereto or the corresponding section of the Schedule 14.2 delivered as part of any Final Research Report(s) delivered prior to such date with respect to (i) such Selected Research Compound and Selected Research Product or (ii) any other Research Compound and corresponding Research Product for which Voyager has previously delivered a Final Research Report but for which AbbVie has not yet exercised its Development Option, and (c) the date on which AbbVie exercises the License Option (or, in the event AbbVie does not exercise the License Option, the end of the License Option Period), except as set forth in Schedule 14.2 attached hereto or the corresponding section of the Schedule 14.2 delivered as part of any Final Research Report(s) or Final Development Report(s) delivered prior to such date; provided,  however, that (x) for purposes of determining the accuracy of the representations and warranties of Voyager as of each date set forth in each of (a), (b) and (c) above, the representations and warranties shall be deemed qualified only by such exceptions as are disclosed in Schedule 14.2 delivered as of such date and any prior version thereof, and (y) an exception made by Voyager in an updated Schedule 14.2 may not cure a deficiency in a prior version of Schedule 14.2:

14.2.1        Voyager is entitled to grant the licenses specified herein.  Except with respect to the Existing In-License Agreements as set forth on Schedule 14.2.1 and any Future Voyager In-License Agreements to the extent agreed by AbbVie pursuant to Section 6.2.2, (a) Voyager Controls all Subject IP, (b) neither Voyager nor any of its Affiliates has entered into any agreement, whether written or oral, that assigns, transfers, licenses, conveys, encumbers or otherwise grants any Third Party any rights or interest in, to or under (including by granting a covenant not to sue with respect to) Voyager’s right, title or interest in or to the Subject IP in a manner that would limit AbbVie’s rights under this Agreement with respect to the Subject IP (e.g., by granting a covenant not to sue or a non-exclusive license with respect thereto) or that is otherwise inconsistent with the rights granted to AbbVie under this Agreement and (c) except to the extent agreed by AbbVie pursuant to Section 6.2.2(a) or Section 6.2.2(b), the rights and obligations of the Parties hereunder are fully consistent with, and are not limited in any material respect by, the In-License Agreements, including such that the rights granted to AbbVie hereunder to intellectual property licensed pursuant to an In-License Agreement are no more restricted than the analogous rights granted to AbbVie hereunder with respect to intellectual property rights wholly owned (and not out-licensed) by Voyager or its Affiliates;

14.2.2        Except with respect to the Sequence of an AbbVie Designated Antibody that may be Encoded thereby (with respect to which Voyager is making no representation or warranty under this Section 14.2.2), (a) the conduct of the Research Program and the Development Program and (b) to the Knowledge of Voyager, (i) the Exploitation of the Research Compounds, Research Products, Selected Research Compounds, Selected Research Products, Licensed Compounds and Licensed Products pursuant to this Agreement and (ii) the Exploitation of the Vectorization Technology in connection with the foregoing ((a) and (b)) have not, do not and will not infringe any Patent Rights or misappropriate any materials, Know-How or other intellectual property of any Third Party;

14.2.3        The Research, Development, Manufacture or Commercialization of the Research Compounds, Research Products, Selected Research Compounds, Selected Research Products, Licensed Compounds or Licensed Products as contemplated herein will not be subject to any license or agreement (other than the In-License Agreements) to which Voyager or any of its Affiliates is a party;

14.2.4        All Voyager Background Patent Rights existing as of such date (collectively, the “Existing Patent Rights”) are listed on Schedule 14.2.4 and identified as Voyager Managed Patent Rights or Third Party Managed Patent Rights.  All Existing Patent Rights that are issued patents are, and all Existing Patent Rights that are patent applications, upon issuance, will be, to Voyager’s Knowledge, not invalid and not unenforceable, in whole or in part.  All Voyager Managed Patents, and, to Voyager’s Knowledge, all Third Party Managed Patent Rights are filed and maintained properly and correctly and all applicable fees have been paid on or before any final due date for payment.  The pending applications included in Voyager Managed Patent Rights and, to Voyager’s Knowledge, the pending applications included in Third Party Managed Patent Rights, are being diligently prosecuted in the respective patent offices in the Territory in accordance with applicable Law.  With respect to Voyager Managed Patent Rights, Voyager and its Affiliates have presented or are presenting all relevant references, documents and information of which it and the inventors, to the extent such inventors are or were employees of Voyager or any of its Affiliates, are aware to the relevant patent examiner at the relevant patent office.  Schedule 14.2.4 indicates whether each Existing Patent Right is owned exclusively by Voyager or any of its Affiliates, is owned jointly by Voyager or any of its Affiliates, on the one hand, and one (1) or more Third Parties, on the other hand, or is licensed to Voyager by a Third Party.  For each Existing Patent Right that is owned, but not owned exclusively, by Voyager or any of its Affiliates, or that is licensed to Voyager, Schedule 14.2.4 identifies (y) with respect to each such Existing Patent Right that is a Voyager Managed Patent Right, the Third Party owner(s) and, if applicable, the In-License Agreement pursuant to which Voyager Controls such Existing Patent Right, and (z) with respect to each such Existing Patent Right that is a Third Party Managed Patent Right, the Third Party owner(s) and, if applicable, the In-License Agreement pursuant to which Voyager Controls such Existing Patent Right.  For each Existing Patent Right that is licensed, but not exclusively licensed, to Voyager, Schedule 14.2.4 indicates whether such license is non-exclusive or co-exclusive;

14.2.5        Complete and correct copies of (a) the image file wrappers (IFW), as that term is understood under U.S. Law but in no instance more comprehensive than a file wrapper submitted before the USPTO, relating to the prosecution, defense, maintenance, validity and enforceability of the Voyager Managed Patent Rights and (b) all Existing In-License

Agreements and Future Voyager In-License Agreements, in each case ((a) and (b)) have been provided to AbbVie;

14.2.6        All of the Existing In-License Agreements and Future Voyager In-License Agreements are listed on Schedule 14.2.6, and (a) the licenses granted to Voyager or its Affiliates in the In-License Agreements are in full force and effect and, by their terms, are sublicenseable to AbbVie as contemplated by this Agreement, (b) to Voyager’s Knowledge, there are no challenges to or violation of the rights granted to Voyager or its Affiliates thereunder by any Third Party, (c) Voyager or its Affiliate, if applicable, is not in breach under any of the In-License Agreements that would reasonably be expected to give the counterparty to any such In-License Agreement the right to terminate or otherwise alter (in any way materially adverse to AbbVie) Voyager’s or its Affiliates’ rights or obligations under the In-License Agreement, nor, to Voyager’s Knowledge, is any counterparty thereto in breach of any In-License Agreement, (d) neither Voyager nor any of its Affiliates has received any written notice of breach under any of the In-License Agreements from the counterparty thereto, (e) to Voyager’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such challenge, violation or breach and (f) the execution and performance of this Agreement does not constitute a material breach of any such In-License Agreement;

14.2.7        Neither Voyager nor any of its Affiliates has entered into any agreement, whether written or oral, that (a) assigns, transfers, licenses, conveys or otherwise encumbers (including by granting a covenant not to sue with respect to) Voyager’s right, title or interest in or to, or (b) grants any Third Party any rights to or under (including rights of reference) or access to in a manner that would materially adversely impact AbbVie’s rights under this Agreement, in each case ((a) and (b)), any Regulatory Filings owned by, in the possession of or under the control of Voyager or any of its Affiliates or that Voyager or its Affiliates otherwise has rights to, in each case with respect to any Research Compound, Research Product, Selected Research Compound, Selected Research Product, Licensed Compound or Licensed Product, as applicable (“Voyager Regulatory Filings”);

14.2.8        No claim or litigation has been brought or asserted by a Third Party in writing (and Voyager has no Knowledge of any claim, whether or not brought or asserted by a Third Party in writing) alleging that (a) the issued patents in the Existing Patent Rights, or the Voyager Background Patent Rights are invalid or unenforceable, or the patent applications in the Existing Patent Rights, or the Voyager Background Patent Rights will, upon issuance, be invalid or unenforceable or (b) the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of (i) the Voyager Regulatory Filings, (ii) the Vectorization Technology, the Existing Patent Rights, the Voyager Background Know-How, the Voyager Background Patent Rights, and (iii) the Exploitation of the Vectorization Technology, the Research Compounds, Research Products, Selected Research Compounds, Selected Research Products, Licensed Compounds and Licensed Products as contemplated herein, infringes or would infringe any Patent Rights of any Person or  misappropriates or would misappropriate any Know-How of any Person;

14.2.9        Except as described in the In-License Agreements, there are no amounts that will be required to be paid to a Third Party as a result of (a) the Exploitation of the Vectorization Technology in Voyager’s conduct of the Research Program or the Development

Program or (b) the Exploitation of any Research Compound, Research Product, Selected Research Compound, Selected Research Product, Licensed Compound or Licensed Product as contemplated by this Agreement, in each case ((a) and (b)), that arise out of any agreement to which Voyager or any of its Affiliates is a party;

14.2.10      To Voyager’s Knowledge, no Person is infringing or threatening to infringe, or misappropriating or threatening to misappropriate, the Existing Patent Rights, the Voyager Background Know-How, the Vectorization Technology or any Voyager Regulatory Filings, in each case in a manner that would affect AbbVie’s rights under this Agreement;

14.2.11      Each of the Voyager Managed Patent Rights and, to Voyager’s Knowledge, each of the Third Party Managed Patent Rights, properly identifies, or when issued will identify, each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Existing Patent Right is issued or such application is pending;

14.2.12      (a) There are no pending, and to Voyager’s Knowledge, there are no alleged or threatened, (i) inter partes reviews, post-grant reviews, interferences, re-examinations or oppositions involving the Voyager Managed Patent Rights that are in or before any patent authority (or other Governmental Authority performing similar functions) or (ii) any inventorship challenges involving the Voyager Managed Patent Rights that are in or before any patent authority or other Governmental Authority, and (b) to Voyager’s Knowledge, there are no pending, alleged or threatened (i) inter partes reviews, post-grant reviews, interferences, re-examinations or oppositions involving the Third Party Managed Patent Rights that are in or before any patent authority (or other Governmental Authority performing similar functions) or (ii) any inventorship challenges involving the Third Party Managed Patent Rights that are in or before any patent authority or other Governmental Authority;

14.2.13      With respect to the Patent Rights licensed to AbbVie under Section 6.1, except to the extent any such Patent Right is in-licensed by Voyager or any of Voyager’s Affiliates, all named inventors of such Patent Rights have properly assigned to Voyager (or to an Affiliate or Third Party that assigned to Voyager) each such inventor’s entire right, title and interest in and to all such Patent Rights, except with respect to any Patent Right that is co-owned by Voyager or any of its Affiliates and a Third Party because the inventions Covered by such Patent Right were invented jointly by or on behalf of Voyager or any of its Affiliates, on the one hand, and such Third Party, on the other hand, in which case each such named inventor who is an employee, agent or consultant of (a) Voyager or any of its Affiliates has properly assigned such inventor’s entire right, title and interest in and to such Patent Right to Voyager or its applicable Affiliate and (b) such Third Party, to Voyager’s Knowledge, has properly assigned such inventor’s entire right, title and interest in and to such Patent Right to such Third Party.  All current and former officers, employees, agents and consultants of Voyager or any of its Affiliates who are inventors of or have otherwise contributed in a material manner to the creation or development of any Subject IP or who are or will be performing any activities with respect to the Research Program or the Development Program have executed and delivered to Voyager or such Affiliate an assignment or other agreement regarding the protection of proprietary information and the assignment to Voyager or such Affiliate of any Subject IP.  To Voyager’s Knowledge, no current officer, employee, agent or consultant of Voyager or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patents or other intellectual property or proprietary information of Voyager or such Affiliate;

14.2.14      To Voyager’s Knowledge, the inventions claimed by the Existing Patent Rights (a) were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof and (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(e) and (c) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. part 401;

14.2.15      Voyager has made available to AbbVie (a) all Voyager Regulatory Filings (and any documentation or correspondence, including conversation logs, relating to or supporting such Regulatory Filings), and (b) all Voyager Background Know-How regarding the safety or efficacy of any Research Compounds and Research Products that are the subject of the applicable Final Research Report, or any Selected Research Compounds or Selected Research Products that are the subject of the applicable Final Development Report being delivered by Voyager, in each case ((a) and (b)) in Voyager’s possession or Control;

14.2.16      Voyager and its Affiliates have generated, prepared, maintained and retained all Voyager Regulatory Filings that are required to be maintained or retained pursuant to and in accordance with good laboratory and clinical practice and applicable Law and all such information is complete and correct and what it purports to be, in each case in all material respects;

14.2.17      Voyager and its Affiliates have conducted, and its and their respective contractors and consultants have conducted, all Development of the Research Compounds, Research Products, Selected Research Compounds, Selected Research Products, Licensed Compounds and Licensed Products, including any and all pre-clinical and clinical studies related to the Research Compounds, Research Products, Selected Research Compounds, Selected Research Products, Licensed Compounds and the Licensed Products, in accordance with good laboratory and clinical practice, to the extent applicable, and all applicable Law, in each case in all material respects;

14.2.18      Neither Voyager nor any of its Affiliates, nor any of its or their respective officers, employees or agents, has (a) committed an act, (b) made a statement or (c) failed to act or make a statement that, in any case ((a), (b) and (c)), that (x) would be or create an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority with respect to the Exploitation of the Research Compounds, Research Products, Selected Research Compounds, Selected Research Products, Licensed Compounds or the Licensed Products or (y) could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory;

14.2.19      Each Final Research Report and Final Development Report is complete and correct in all material respects;

14.2.20      All information, concepts and constructs included in the [**]; and

14.2.21      Voyager has not, and without AbbVie’s prior written consent Voyager shall not, agree to include Alpha-Synuclein as a Target on the Potential Target List (as such terms are defined in the [**]) under the [**].

provided that, notwithstanding the foregoing, (a) the representations and warranties made by Voyager as of the Effective Date do not include representations and warranties with respect to Research Compounds, Research Products, Selected Research Compounds, Selected Research Products, Licensed Compounds or Licensed Products, and (b) the representations and warranties made by Voyager as of the date on which AbbVie exercises a Development Option (or, in the event AbbVie does not exercise a Development Option with respect to a Research Compound, the end of the Development Option Period for such Research Compound) do not include representations and warranties with respect to (i) any Selected Research Compounds, Selected Research Products, Licensed Compounds and Licensed Products, (ii) any Research Compound for which Voyager has not delivered a Final Research Report and (iii) any Research Product for which Voyager has not delivered a Final Research Report.

14.3     Mutual Covenants.  Each Party hereby covenants to the other Party that:

14.3.1        such Party shall use Commercially Reasonable Efforts to cause all Persons who perform Research activities, Development activities, Manufacturing activities or regulatory activities for such Party under this Agreement and who conceive, discover, develop or otherwise make any Know-How or Patent Rights by or on behalf of such Party or its Affiliates or its or their (sub)licensees/Sublicensees in connection with this Agreement to be under an obligation to assign (or, to the extent such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using Commercially Reasonable Efforts to negotiate such assignment obligation, to use Commercially Reasonable Efforts to obtain an exclusive license or, to the extent such Party is unable to cause such Person to agree to such exclusive license despite such Party’s using Commercially Reasonable Efforts to negotiate such exclusive license, to use Commercially Reasonable Efforts to obtain a non-exclusive license under) their rights in any Know-How or Patent Rights resulting therefrom to such Party, except where applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained);

14.3.2        in performing its obligations or exercising its rights under this Agreement, such Party, its Affiliates, and its and their (sub)licensees/Sublicensees, shall comply with applicable Law in all material respects; and

14.3.3        such Party will not grant any license relating to the Voyager Background IP, Collaboration IP or Joint IP (if such Party is Voyager) or the AbbVie Background IP, AbbVie Designated Antibody IP, Collaboration IP or Joint IP (if such Party is

AbbVie) that would conflict with the rights or licenses granted or to be granted to the other Party hereunder.

14.4     Additional Covenants of Voyager.  From and after the Effective Date, Voyager shall not, and shall cause its Affiliates not to, (a) misappropriate any Know-How of a Third Party in connection with the Research of the Research Compounds and Research Products or Development of the Selected Research Compounds, Selected Research Products, Licensed Compounds and Licensed Products, (b) subject to Section 6.2, enter into any agreement, whether written or oral, with respect to, any Research Compounds, Research Products, Selected Research Compounds, Selected Research Products, Licensed Compounds or Licensed Products that is inconsistent with or otherwise diminishes the rights and licenses granted to AbbVie and its Affiliates hereunder or otherwise assign, transfer, license, convey or otherwise encumber (including by granting any covenant not to sue with respect to) any Research Compound, Research Product, Selected Research Compound, Selected Research Product, Licensed Compound or Licensed Product, (c) use any funds from the federal government of the United States or any agency thereof to fund, directly or indirectly, any Research or Development activities hereunder, in whole or in part or (d) until the exercise of the License Option, otherwise commit any act or permit the occurrence of any omission that would cause any of the representations and warranties of Section 14.2.1, Section 14.2.2, Section 14.2.3, Section 14.2.4, Section 14.2.5, Section 14.2.6, Section 14.2.7, Section 14.2.9, Section 14.2.11, Section 14.2.13, Section 14.2.15, Section 14.2.16, Section 14.2.17 or Section 14.2.18 to be untrue or materially misleading as of the date such representations and warranties are made hereunder absent any disclosures set forth on Schedule 14.2 that are delivered as part of any Final Research Report or Final Development Report.

14.5     Additional Representations and Warranties with respect to the AbbVie Designated Antibody.

14.5.1        AbbVie hereby represents and warrants to Voyager, with respect to the AbbVie Designated Antibodies, that (a) AbbVie had the right to provide samples of the AbbVie Designated Antibodies to Voyager and (b) to AbbVie’s Knowledge, Voyager’s Exploitation of the AbbVie Designated Antibodies in performing its activities under the Research Program and the Development Program, as applicable, will not infringe or misappropriate any AbbVie Affiliate’s or Third Party’s intellectual property rights.

14.6     Data Privacy and Security.

14.6.1        For purposes of this Section 14.6, “Data Subject”, “Personal Data”, and “Processing” will be construed in accordance with the EU General Data Protection Regulation 2016/679.  AbbVie and Voyager agree that, for purposes of Data Protection Laws, each of AbbVie and Voyager are independent data controllers.  For all Personal Data collected, Processed, hosted, or transmitted in performance of this Agreement by or on behalf of Voyager, including the conduct of the Phase 1 Clinical Trials and the preparation and transmission of the Final Development Report(s), Voyager shall, with respect to such Personal Data:

(a)        Process the Personal Data in accordance with Data Protection Laws and only for purposes compatible with this Agreement, except to the extent AbbVie or Voyager has obtained consent from the relevant Data Subject with respect to any new purpose for Processing or such purpose is otherwise compliant with Data Protection Laws;

(b)        comply at all times in all material respects with the applicable Data Protection Laws;

(c)        to the extent permitted by applicable Law, notify AbbVie, as soon as practicable and in any event prior to making the relevant disclosure, if it is obliged to make a disclosure of the Personal Data under any statutory requirement, other than a disclosure otherwise required or permitted under this Agreement;

(d)        make timely notification to, and obtain any necessary authorizations from, any relevant data protection regulator where required under applicable Data Protection Laws with respect to its collection and other Processing of Personal Data in order to comply with its obligations under this Agreement;

(e)        at all times, act in a manner so as to minimize, to the extent permissible under Law, any prohibition or restriction that (i) prevents or materially restricts it from disclosing or transferring the Personal Data to AbbVie as required under this Agreement; or (ii) prevents or restricts either Party from Processing such Personal Data as envisaged under this Agreement.  If Voyager becomes aware of any circumstances that it believes, acting reasonably, may give rise to such a prohibition or material restriction, it shall promptly notify AbbVie of the same and take all reasonable steps, including following AbbVie’s reasonable instructions and as otherwise set forth in Section 14.6.2, to ensure that it reasonably minimizes any impact on its performance of its obligations under this Section 14.6;

(f)        ensure that all fair Processing or informed consent notices that are required by applicable Data Protection Laws have been obtained and are maintained and are sufficient in scope to enable Voyager to Process the Personal Data as required in order to comply with its obligation under this Agreement (including the transfer of all applicable Personal Data to AbbVie), in each case, in accordance with the Data Protection Laws;

(g)        implement and maintain reasonable administrative, technical, and physical safeguards designed to (i) maintain the security and confidentiality of the Personal Data; (ii) protect against reasonably anticipated threats or hazards to the security or integrity of the Personal Data; and (iii) protect against unauthorized access to or use of Personal Data; and

(h)        to the extent permitted by applicable Law, notify AbbVie promptly, and in any event within [**] of receipt of (i) any correspondence from a data protection regulator in relation to the Processing of Personal Data related to this Agreement, or (ii) a written request or notice from a data subject exercising his rights under the Data Protection Laws, including to access, rectify or delete his Personal Data in relation to the Personal Data Processed under this Agreement.

14.6.2  Data Export.  In the event Voyager needs to transfer Personal Data collected, Processed, hosted, or transmitted in performance of this Agreement that relates to individuals who reside in any country in the EEA to an entity in a Third Country, unless such transfer is to a country that the European Commission has decided from time to time ensures an adequate level of protection in accordance with European Data Protection Laws, Voyager shall, to the extent that appropriate safeguards are required by applicable Data Protection Laws with respect to such transfer, enter into then-applicable standard contractual clauses or other required agreements under applicable Law with the relevant data importer or comply with other appropriate safeguards under applicable Law (including pursuant to an approved transfer mechanism under European Data Protection Laws (such as the EU Standard Contractual Clauses)); provided that, if requested by either Party, the Parties shall use good faith efforts to enter into an agreement containing EU Standard Contractual Clauses to permit such transfer in accordance with this Section 14.6.2.  The Parties agree that if such standard contractual clauses are invalidated or amended in any way, the Parties will negotiate with such data importer a reasonable change, or otherwise comply with appropriate safeguards as required to ensure that such EEA Personal Data transfers continue to be conducted in accordance with applicable Data Protection Laws.

14.6.3        Security Breach Notification.  Voyager shall promptly and without unreasonable delay notify AbbVie upon learning of any actual or suspected misappropriation or unauthorized access to, or disclosure or use of, Personal Data collected, Processed, hosted, or transmitted by Voyager in performance of this Agreement (a “Data Breach”).  Voyager shall promptly investigate each Data Breach that it becomes aware of or has reason to suspect may have occurred and, in the case of an actual Data Breach, shall reasonably cooperate with AbbVie in connection with any independent investigation that AbbVie may desire to conduct with respect to such Data Breach.  Voyager shall reasonably cooperate with AbbVie in identifying any reasonable steps that should be implemented to limit, stop or otherwise remedy any actual or suspected Data Breach.

14.7     Disclaimer.  Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENT RIGHTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

14.8     Anti-Bribery and Anti-Corruption Compliance.  Each Party represents, warrants, and covenants to the other Party in connection with this Agreement that such first Party and its Affiliates (a) have complied and will comply with all applicable laws, rules, regulations and industry codes governing bribery, money laundering, and other corrupt practices and behavior (including, as applicable, the U.S. Foreign Corrupt Practices Act and UK Bribery Act), and (b) will not, directly or indirectly, offer, give, pay, promise to pay, or authorize the payment of any bribes, kickbacks, influence payments, or other unlawful or improper inducements to any Person in whatever form (including gifts, travel, entertainment, contributions, or anything else of value).  AbbVie may terminate this Agreement in its entirety immediately on five (5) Business Days’ written notice to Voyager in the event that AbbVie receives any information which it in good faith determines, in its sole discretion, to be evidence of an actual, alleged or potential breach by

Voyager or its Affiliates of any representation, warranty, or covenant provided in this Section 14.8;  provided that, to the extent permitted by applicable Law and the instructions of any applicable Governmental Authority, such notice shall set forth AbbVie’s basis for such termination and AbbVie shall discuss such basis with Voyager in good faith during such five (5) Business Day-period.  In the event of such termination, AbbVie shall have no liability to Voyager for any charges, fees, reimbursements, or other compensation or claims under this Agreement, including for services previously performed, other than any payment obligation to Voyager that has accrued prior to such termination, including any payment obligations under ARTICLE 10.

ARTICLE 15

INDEMNIFICATION; INSURANCE

15.1     Indemnification by AbbVie.  Subject to Section 15.3, AbbVie shall indemnify, hold harmless and defend Voyager and its Affiliates, and its or their respective directors, officers, employees, and agents, from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional advisors (collectively, “Losses”), to the extent arising out of or resulting from any suits, investigations, claims, actions, proceedings or demands of Third Parties (“Third Party Claims”) arising from or occurring as a result of:

15.1.1        the negligence, recklessness or willful misconduct of AbbVie, any of its Affiliates or any Sublicensee, or its or their respective directors, officers, employees, or agents, in connection with performance by or on behalf of AbbVie of AbbVie’s obligations or exercise of AbbVie’s rights under this Agreement;

15.1.2        any breach of this Agreement, including any representation or warranty or covenant, by AbbVie; or

15.1.3        the Exploitation conducted by or on behalf of AbbVie, any of its Affiliates or any Sublicensees of any Licensed Compound or Licensed Product (excluding Research, or Development or Manufacturing carried out by Voyager hereunder), including (a) any product liability, personal injury, property damage or other damage, and (b) infringement of any Patent Rights or other intellectual property rights of any Third Party, except any such infringement that arises from or relates to the Exploitation of any Vectorization Technology or any Voyager Background IP related to Vectorization Technology;

except, in each case (Section 15.1.1, Section 15.1.2 and Section 15.1.3), to the extent that Voyager has an obligation to indemnify AbbVie for Losses pursuant to Section 15.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

15.2     Indemnification by Voyager.  Subject to Section 15.3, Voyager shall indemnify, hold harmless and defend AbbVie and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses to the extent arising out of or resulting from any Third Party Claims arising from or occurring as a result of:

15.2.1        the negligence, recklessness or willful misconduct of Voyager or any of its Affiliates or subcontractors, or its or their respective directors, officers, employees, or agents, in connection with performance by or on behalf of Voyager of Voyager’s obligations or exercise of Voyager’s rights under this Agreement;

15.2.2        any breach of this Agreement, including any representation or warranty or covenant, by Voyager;

15.2.3        (a) the Research or Manufacturing of Research Compounds or Research Products conducted by or on behalf of Voyager prior to the Effective Date or during the Voyager Research Period or (b) the Development or Manufacturing of Selected Research Compounds or Selected Research Products conducted by or on behalf of Voyager prior to the Effective Date or during the Voyager Development Period (in each case of (a) and (b), excluding any activities carried out by AbbVie or its Affiliate under a Plan), including (i) any product liability, personal injury, property damage or other damage, and (ii) infringement of any Patent Rights or other intellectual property rights of any Third Party; or

15.2.4  the infringement of any Patent Rights or other intellectual property rights of any Third Party by the Exploitation conducted by or on behalf of AbbVie, any of its Affiliates or any Sublicensees of any Licensed Product in or for the Territory that arises from or relates to any Vectorization Technology or Voyager Background IP related to Vectorization Technology;

except, in each case (Section 15.2.1, Section 15.2.2, Section 15.2.3 and Section 15.2.4), to the extent that AbbVie has an obligation to indemnify Voyager for Losses pursuant to Section 15.1.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

15.3     Procedure.

15.3.1        Notice.  All indemnification claims in respect of a Party, its Affiliates, or its or their respective directors, officers, employees and agents (each, an “Indemnitee”) shall be made solely by such Party (the “Indemnified Party”).  The Indemnified Party shall give prompt written notification (an “Indemnification Claim Notice”) to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Third Party Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Third Party Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 15.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except that in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice).  The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Third Party Claims, including any Losses with respect thereto.

15.3.2        Control of Defense.  Subject to Section 12.3.5 and Section 12.5.2, within [**] after receipt of an Indemnification Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably selected by the Indemnifying Party.  The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify the Indemnified Party or its Indemnitees in respect of such Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s or its Indemnitees’ claim for indemnification.  In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party or any of its Indemnitees in connection with the Third Party Claim.  If the Indemnifying Party assumes the defense of a Third Party Claim, except as provided in Section 15.3.3, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any of its Indemnitees in connection with the analysis, defense or settlement of such Third Party Claim unless specifically requested in writing by the Indemnifying Party.  In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party or its Indemnitees from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all reasonable and verifiable Losses incurred by the Indemnifying Party in its defense of the Third Party Claim.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable and verifiable Losses incurred by the Indemnified Party in defending any Third Party Claim on a Calendar Quarter basis, within [**] after receipt of any invoice therefor from the Indemnified Party.

15.3.3        Right to Participate in Defense.  The Party not controlling such defense of any such Third Party Claim may, at its sole cost and expense, participate therein and may employ counsel of its choice for such purpose; provided,  however, that, the Indemnifying Party shall pay such costs and expenses of the Indemnified Party if (a) the employment thereof has been specifically authorized in writing by the Indemnifying Party, (b) the Indemnifying Party has failed to assume the defense and employ counsel and the Indemnified Party controls the defense in accordance with Section 15.3.2 or (c) the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim such that the representation by the same counsel of both Parties and any respective Indemnitees is prohibited under applicable Law, ethical rules or equitable principles.

15.3.4        Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the applicable Indemnitee in any manner and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the applicable Indemnitee hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all Losses in connection with Third Party Claims, (a) the Party controlling the defense (whether or not the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 15.3.2) shall not consent to the entry of any judgment, agree to any settlement or otherwise dispose of such Loss that would result in the other Party or its Affiliates (or Indemnitees, if applicable) becoming subject to injunctive or other relief or otherwise adversely affecting the business of the other Party or any of its Affiliates (or Indemnitees, if applicable) in any manner without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, and (b) the Party not controlling the defense shall not consent to the entry of any judgment, agree to any settlement or otherwise dispose of such Loss without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed.

15.3.5        Cooperation.  The Party controlling such defense shall keep the other Party advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Party not controlling the defense of any Third Party Claim shall, and if the Indemnifying Party controls such defense, the Indemnified Party shall cause each Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to the Indemnifying Party and, if applicable, the Indemnified Party (if it is controlling the defense), to, and reasonable retention by the other Party and the Indemnitees of, records and information that are reasonably relevant to such Third Party Claim and making Indemnitees and other employees and agents, as applicable, available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection therewith.

15.4     Insurance.

15.4.1        Voyager’s Insurance Obligations.  Voyager shall maintain, at its cost, insurance against liability and other risks associated with its activities and obligations under this Agreement, including (a) any insurance policy that is required by any applicable Law that may govern or have jurisdiction over any provision of this Agreement, (b) Clinical Trial Insurance with a minimum limit of [**] Dollars ($[**]) in the aggregate (which policy shall be maintained in compliance with any and all local requirements in any territory in which Clinical Trials are conducted), and (c) Network Liability/Cyber Liability Insurance with a minimum limit of [**] Dollars ($[**]) in the aggregate (which policy shall specifically cover (i) breaches of security, (ii) breaches of privacy, (iii) violation of federal, state, or foreign security or privacy laws or regulations, including investigative and notification costs, (iv) data theft, damage, destruction, deletion, or corruption, including unauthorized access, unauthorized use, identity theft, theft of personally identifiable information, personal health information or confidential corporate information, transmission of a computer virus or other type of malicious code and (v) participation in a denial of service attack on a Third Party).  All such insurance (x) shall be primary insurance with respect to Voyager’s participation under this Agreement, (y) shall be issued by a recognized insurer rated by A.M. Bests “A-IX” (or its equivalent), and (z) with respect to the coverage described in clause (b), shall list AbbVie as an additional insured thereunder.  Voyager shall furnish to AbbVie certificates evidencing such insurance within [**] after the Effective Date and following each renewal or replacement period.  The foregoing policies of Voyager shall be primary to any liability insurance carried by AbbVie, which AbbVie insurance shall be excess and non-contributory for claims and losses arising out of the performance by Voyager of any of its obligations under this Agreement.  Such policies shall remain in effect throughout the Term and shall not be canceled, not renewed or materially changed without the prior authorization of the AbbVie.  Maintenance of such insurance coverage shall not relieve Voyager of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.

15.4.2        AbbVie’s Insurance Obligations.  AbbVie hereby represents and warrants to Voyager that it is self-insured against liability and other risks associated with its and its Affiliates’ and any Sublicensees’ activities and obligations under this Agreement, including Clinical Trials (sponsored by AbbVie in any territory or jurisdiction where such coverage is required), the Exploitation of Licensed Products and AbbVie’s indemnification obligations hereunder, in such amounts and on such terms as are (a) reasonably, normal and customary for large pharmaceutical companies in the pharmaceutical industry for the activities to be conducted by it under this Agreement, and (b) otherwise required by applicable Law.  AbbVie shall furnish to Voyager evidence of such self-insurance upon request.

15.5     Limitation of Liability.  EXCEPT (A) FOR A BREACH OF ARTICLE 11 OR ARTICLE 13, OR (B) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY FOR CLAIMS THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 15, NEITHER VOYAGER NOR ABBVIE, NOR ANY OF THEIR RESPECTIVE AFFILIATES, LICENSORS, LICENSEES, (SUB)LICENSEES/ SUBLICENSEES OR SUBCONTRACTORS, SHALL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 16

TERM AND TERMINATION

16.1     Term.  This Agreement shall commence as of the Effective Date and, unless terminated earlier, this Agreement shall continue in full force and effect until the first to occur of: (a) the expiration of the Development Option Period, if AbbVie does not exercise the Development Option; (b) the expiration of the License Option Period, if AbbVie exercises the Development Option but does not exercise the License Option; and (c) the expiration of the last to expire Royalty Term with respect to all Licensed Products in all countries (the “Term”).  Following the expiration of the Royalty Term for a Licensed Product in a country, the grants in Section 6.1 shall become unrestricted, fully-paid, royalty-free, perpetual and irrevocable for such Licensed Product in such country.  For clarity, upon the expiration of the Term, the grants in Section 6.1 shall become unrestricted, fully-paid, royalty-free, perpetual and irrevocable in their entirety.

16.2     Termination.

16.2.1        Termination for Cause.

(a)        This Agreement may be terminated at any time upon written notice by either Party if the other Party is in material breach of its obligations hereunder and has not cured such breach within [**] in the case of a payment breach, or within [**] in the case of all other breaches, after the date on which the non-breaching Party provided written notice to the breaching Party of such breach in accordance with Section 17.7, which notice shall reference this Section 16.2.1 and shall specify the non-breaching Party’s intent to terminate this Agreement if such breach is not cured (such period, the “Cure Period”); provided that (i) if such breach (other than a payment breach) cannot be cured within the Cure Period, such termination shall not become effective so long as the breaching Party commences actions to cure such breach within the Cure Period and thereafter diligently continues such actions, (ii) with respect to any alleged breach by AbbVie of its diligence obligations set forth in Section 7.3.2, Voyager shall first provide written notice thereof to AbbVie and the Executive Officers shall meet, by phone or in person, within [**] after delivery of such notice to AbbVie to discuss in good faith such alleged breach, which discussions (unless AbbVie’s Executive Officer fails to participate in such discussion) must occur before Voyager may issue any notice of termination with respect to such alleged breach (for clarity, neither Party may unilaterally extend such [**] period and the Cure Period shall not commence prior to the conclusion or termination by either Party of such good faith discussions and the subsequent issuance of a notice of termination by Voyager) and (iii) if either Party initiates a dispute resolution procedure under Section 17.2 at any time during the Cure Period to resolve the dispute regarding the material breach for which termination is being sought and is diligently pursuing such procedure, the Cure Period set forth in this Section 16.2.1(a) shall be tolled and the termination shall become effective only if such breach remains uncured for [**] after the final resolution of the dispute through such dispute resolution procedure (or, with respect to a breach other than a payment breach, if such breach cannot be cured within such [**]-period, the termination shall become effective only if the breaching Party has not commenced actions to cure such breach within the [**]-period or thereafter fails to diligently continue such actions).  It is understood that termination pursuant to this Section 16.2.1 shall be available as a remedy of last resort and may be invoked only in the case where the breach is not reasonably expected to be remedied by the payment of money damages or other available relief (e.g., an injunction).

(b)        Notwithstanding clause (a), if the material breach and failure to cure contemplated by clause (a) is with respect to AbbVie’s diligence obligations under Section 7.3.2 with respect to the United States, one (1) or more Major European Markets or Japan, but not the United States, all of the Major European Markets and Japan, Voyager shall not have the right to terminate this Agreement in its entirety, but shall have the right to terminate this Agreement solely with respect to such country(ies), and this Agreement shall remain in full force and effect with respect to all other countries.

16.2.2        Challenges of Patent Rights.  If, during the Term, AbbVie or any of its Affiliates (a) commences or participates as a party in any claim, demand, action or proceeding before any administrative or regulatory body (including any patent opposition, re-examination or invalidation proceeding), or otherwise asserts any claim, challenging the validity or enforceability of any Voyager Background Patent Right that Covers a Licensed Product as Exploited by AbbVie or any of its Affiliates or Sublicensees under this Agreement, Collaboration Patent Right or Joint Patent Right, or any claim thereof, or (b) actively assists any Person in bringing, prosecuting or participating in any claim, demand, action or proceeding before any administrative or regulatory body (including any patent opposition, re-examination or invalidation proceeding) challenging the validity or enforceability of any such Voyager Background Patent Right, Collaboration Patent Right or Joint Patent Right, or any claim thereof (each of (a) and (b), a “Patent Challenge”), then, to the extent permitted by Law and except as otherwise set forth in this Section 16.2.2, Voyager shall have the right, in its sole discretion, to terminate this Agreement upon at least twenty (20) days prior written notice to AbbVie; provided that Voyager shall not have the right to terminate this Agreement if AbbVie and each of its Affiliates, as applicable, withdraws or causes to be withdrawn all such Patent Challenges (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges that AbbVie or such Affiliate does not have the power to unilaterally withdraw or cause to be withdrawn, AbbVie and each of its Affiliates, as applicable, ceases actively assisting any Person with respect to such Patent Challenge and, to the extent AbbVie or any of its Affiliates, is a party to such Patent Challenge, it withdraws from such Patent Challenge) within twenty (20) days after Voyager provides AbbVie notice regarding such Patent Challenge.  Notwithstanding the foregoing, nothing in this Section 16.2.2 shall:  (i) prevent AbbVie or its Affiliates from asserting any defense or counterclaim in, or otherwise responding to, an action for infringement of intellectual property in a court proceeding or in an administrative or regulatory proceeding against AbbVie or any of its Affiliates brought by, or, with respect to administrative or regulatory proceedings, triggered by the actions of, Voyager or any of its Affiliates or its or their sublicensees; or (ii) allow Voyager to terminate this Agreement if AbbVie or its Affiliates assert their rights as provided in clause (i).  In addition, notwithstanding the foregoing, Voyager shall not have the right to terminate this Agreement pursuant to this Section 16.2.2 if any Affiliate that first becomes an Affiliate of AbbVie after the Effective Date was undertaking activities in connection with a Patent Challenge prior to such Affiliate first becoming an Affiliate of AbbVie if AbbVie causes such Patent Challenge to be withdrawn (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges that such Affiliate does not have the power to unilaterally withdraw or cause to be withdrawn, such Affiliate ceases actively assisting any Person with respect to such Patent Challenge and, to the extent such Affiliate is a party to such Patent Challenge, it withdraws from such Patent Challenge) within [**] of the later of (x) the date such Affiliate first becomes an Affiliate of AbbVie and (y) the date Voyager provides AbbVie notice regarding such Patent Challenge.

16.2.3        Termination by AbbVie.  AbbVie may terminate this Agreement (a) in its entirety at any time, or (b) with respect to one (1) or more countries in the Territory, on a country-by-country basis, after the License Option Effective Date, in each case ((a) and (b)), for any or no reason, upon one hundred eighty (180) days’ prior written notice to Voyager.

16.2.4        Termination for Infeasibility.  The Parties may terminate this Agreement in its entirety as set forth in Section 2.2.4(a) or Section 3.2.4(c).

16.2.5        Termination for Insolvency.  In the event that either Party (or a parent of such Party) (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [**] after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency Law or has any such petition filed against it that is not discharged within sixty (60) days of the filing thereof or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

16.2.6        Termination for Anti-Bribery or Anti-Corruption Non-Compliance.  AbbVie may terminate this Agreement in accordance with Section 14.8.

16.2.7        Termination for Failure or Delay to Obtain HSR Clearance.  This Agreement shall terminate (a) upon notice given by AbbVie to Voyager in the event that AbbVie shall receive a Second Request and AbbVie delivers notice of termination within ten (10) Business Days after receipt of the Second Request, (b) upon notice given by one Party to the other Party in the event that the Effective Date has not occurred within one hundred eighty (180) days after the date on which the HSR Filing is made and such Party delivers notice of termination within fifteen (15) Business Days after the end of such one hundred eighty (180)-day period; provided,  however, that if as of the end of such one hundred eighty (180)-day period AbbVie is pursuing HSR Clearance (whether by responding to a Second Request or through litigation or any other proceeding, whether judicial or administrative in nature (including an HSR Proceeding)) and AbbVie has provided written notice thereof to Voyager during such fifteen (15)-Business Day period, then Voyager shall not then have the right to terminate this Agreement pursuant to this clause (b) but may terminate this Agreement upon written notice to AbbVie in the event that the Effective Date has not occurred within three hundred sixty-five (365) days after the date on which the HSR Filing is made, provided that Voyager gives AbbVie written notice thereof within fifteen (15) Business Days after the end of such three hundred sixty-five (365)-day period, or (c) upon notice given by one Party to the other Party if no further legal recourse is possible to obtain HSR Clearance.

16.2.8        AbbVie’s Failure to Pay the Initial Fee.  Notwithstanding Section 16.2.1(a), if AbbVie does not pay Voyager the Initial Fee within fifteen (15) Business Days after the Effective Date, then, unless otherwise agreed by the Parties, this Agreement shall automatically terminate.

16.3     Modification In Lieu of Termination.  If, at any time during the Term, AbbVie has the right to terminate this Agreement pursuant to Section 16.2.1 or Section 16.2.5, then AbbVie may, by written notice to Voyager, elect to continue this Agreement as modified by this Section 16.3, in which case, effective as of the date AbbVie delivers such notice of such election to Voyager:

16.3.1        the royalties payable by AbbVie to Voyager pursuant to Section 10.3.1 with respect to any Net Sales thereafter shall be equal to [**] percent ([**]%) of the applicable rate;

16.3.2        the amount of any Milestone Payments payable by AbbVie to Voyager pursuant to Section 10.2 for any Milestone Event achieved thereafter shall be reduced by [**] percent ([**]%) of the applicable amount set forth in Section 10.2;

16.3.3        AbbVie’s exclusivity obligations under Section 11.1 and AbbVie’s diligence obligations under Section 7.3.2 shall all terminate; and

16.3.4        all other provisions of this Agreement shall remain in full force and effect without change.

16.4     Effects of Termination.  Without limiting any other legal or equitable remedies that either Party may have under this Agreement:

16.4.1        Termination in its Entirety.  If this Agreement is terminated in its entirety:

(a)        Post-Termination Licenses.  If this Agreement is terminated in its entirety at any time during the Term for any reason, the license grants to AbbVie in Section 6.1.1 and the license grants to Voyager in Section 6.4.1 shall terminate immediately.  For clarity, each Party retains all rights under its interest in Collaboration IP and Joint IP for all purposes.

(b)        Post-Termination Exclusivity.  If AbbVie terminates this Agreement pursuant to Section 16.2.1, Section 16.2.5 or Section 16.2.6 at any time, Voyager’s obligations under Section 11.1, Section 11.2 and Section 11.3 shall survive until the third (3rd) anniversary of such termination (except with respect to Section 11.3, which shall survive for the duration of survival specifically set forth therein).  For purposes of clarity, in the event of any termination of this Agreement other than as provided in the previous sentence, Voyager’s obligations under Section 11.1, Section 11.2 and Section 11.3 shall terminate (except with respect to Section 11.3, which shall survive for the duration of survival specifically set forth therein).

(c)        Post-Termination Transition to AbbVie.  If this Agreement is terminated in its entirety for any reason prior to the License Option Effective Date:

(i)         Voyager shall as promptly as practicable transfer to AbbVie or AbbVie’s designee copies of all data, reports, records and materials, and other sales and marketing related information in Voyager’s (or its Affiliate’s) possession and Control to the extent that such data, reports, records, materials or other information that were created pursuant to the Research Program or the Development Program and relate to the Research or Development of any Research Compound, Research Product, Selected Research Compound or Selected Research Product, as applicable, in each case, that Encodes an AbbVie Designated Antibody (each, an “ADA Compound/Product”), including all of the foregoing that are non-clinical and clinical data relating to any of such ADA Compound/Product, and all of the foregoing that are adverse event or other safety data in the possession or Control of Voyager or any of its Affiliates with respect to any ADA Compound/Product;

(ii)       At AbbVie’s request, Voyager shall transfer to AbbVie possession and ownership of all of its right, title, and interest in and to all Regulatory Filings (and deliver to AbbVie any documentation or correspondence, including conversation logs, relating to or supporting such Regulatory Filings) relating to the Research or Development of any ADA Compound/Product; and

(iii)      Voyager shall, upon AbbVie’s written request, destroy any inventory of ADA Compound/Product owned by, in the possession of, or under the control of, Voyager or any Affiliates as of the termination date.

16.4.2        Termination of a Terminated Territory.  If this Agreement is terminated with respect to a Terminated Territory, but not in its entirety:

(a)        Post-Termination Licenses.  The license grants to AbbVie in Section 6.1.1 shall automatically be deemed to be amended to exclude the right to Research, Develop, Commercialize, Manufacture, have Manufactured, use and otherwise Exploit the Licensed Compounds and the Licensed Products in the Field in such Terminated Territory.  For clarity, each Party retains all rights under its interest in Collaboration IP and Joint IP for all purposes.

(b)        Terminated Territory Management.  AbbVie shall not, and shall not permit any of its Affiliates, and shall use commercially reasonable efforts not to permit any of its and their Sublicensees or Distributors to, distribute, market, promote, offer for sale or sell any Licensed Compounds or Licensed Products directly or indirectly (A) to any Person for use in such Terminated Territory or (B) to any Person in the Territory that AbbVie or any of its Affiliates or any of its or their Sublicensees or Distributors knows is likely to distribute, market, promote, offer for sale or sell any Licensed Compound or Licensed Product for use in such Terminated Territory or assist another Person to do so; provided that if such Terminated Territory includes one (1) or more (but not all) Major European Markets, then AbbVie, its Affiliates and its and their Sublicensees and Distributors may, to the extent passive sales cannot be prohibited under applicable Law and such passive sales are made in accordance with applicable Law, passively sell any Licensed Compound or Licensed Product into other jurisdictions in the European Union and Switzerland that are in the Terminated Territory that Voyager has exclusively reserved for itself or a Third Party, but may not actively sell or promote any Licensed Compound or Licensed Product in such Terminated Territory that Voyager has exclusively reserved for itself, an Affiliate or a Third Party.  If AbbVie or any of its Affiliates receives or becomes aware of the receipt by a Sublicensee or Distributor of any orders for any Licensed Compound or Licensed Product for use in such Terminated Territory, such Person shall refer such orders to Voyager.  AbbVie shall cause its Affiliates and its and their Sublicensees and Distributors to notify Licensor of any receipt of any orders for any Licensed Compound or Licensed Product for use in such Terminated Territory.

16.5     Accrued Rights; Surviving Provisions of this Agreement.

16.5.1        Termination or expiration of this Agreement either in its entirety or with respect to one (1) or more Terminated Territories for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination or expiration, including the payment obligations under ARTICLE 10, and any and all damages or remedies arising from any breach hereunder; provided that in no event shall Voyager accrue any rights to, and AbbVie shall have no obligation to make, any Milestone Payment under Section 10.2 based on any Milestone Event with respect to a Licensed Product (which, if this Agreement is terminated only with respect to one (1) or more Terminated Territories, is a Milestone Event described in Section 10.2.1(a)(iii)-(v) or Section 10.2.2(a)(iii)-(viii) achieved by such Licensed Product in the Terminated Territory, if applicable) that is achieved on or after the date of delivery by AbbVie of any termination notice pursuant to Section 16.2.1, Section 16.2.3 or Section 16.2.6; provided further that (a) if AbbVie does not pay Voyager a Milestone Payment for a Milestone Event that is achieved after delivery of a termination notice pursuant to Section 16.2.1 or Section 16.2.6 and (i) it is later determined pursuant to Section 17.2 that AbbVie was not entitled to terminate this Agreement pursuant to Section 16.2.1 or Section 16.2.6 or (ii) AbbVie rescinds the notice of termination, or (b) if AbbVie does not pay Voyager a Milestone Payment for a Milestone Event that is achieved after delivery of a termination notice pursuant to Section 16.2.3 and AbbVie rescinds the notice of termination, then, in each case (a) or (b), upon such determination or rescission AbbVie shall promptly pay such Milestone Payment to Voyager with interest pursuant to Section 10.12 from that date such Milestone Payment became due pursuant to Section 10.2.4 until the date AbbVie pays Voyager such Milestone Payment.  Such termination or expiration shall not relieve either Party from obligations that are expressly indicated to survive expiration or termination of this Agreement.

16.5.2        Without limiting Section 16.5.1, the provisions of Section 4.1.2 clauses (c),  (d) and (e); Section 6.1.2; Section 6.1.3; Section 6.4.2; Section 6.7; Section 6.8; Section 8.4; Section 10.8 - Section 10.12; Section 12.1.1; Section 12.1.2; Section 12.1.3; Section 13.1 - Section 13.3; Section 14.7; Section 15.1 - Section 15.3; Section 15.4 (for a period of one (1) year after the effective date of termination); Section 15.5; Section 16.4 (including the Sections referenced therein, as applicable); Section 16.5; Section 17.1; Section 17.2; Section 17.3.1; Section 17.4 (solely to the extent Section 11.3 survives); Section 17.7; Section 17.9 - Section 17.15; Section 17.17; and Section 17.18, and ARTICLE 11 (if applicable) shall survive the termination of this Agreement in its entirety or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely.

16.5.3        Notwithstanding the termination of AbbVie’s licenses and other rights under this Agreement, AbbVie and its Affiliates and Sublicensees shall have the right (to the extent consistent with applicable Law and subject to the Parties’ negotiation and execution of a safety data exchange agreement and any other agreements necessary for the Parties and their Affiliates to comply with applicable Law) for [**] after the effective date of such termination to sell or otherwise dispose of all Licensed Products then in its or their respective inventory and any in-progress inventory as though this Agreement had not terminated and such sale or disposition shall not constitute infringement of Voyager’s or its Affiliates’ Patent Rights or other intellectual property or other proprietary rights.  For the avoidance of doubt, AbbVie shall continue to make payments thereon as provided in Section 10.3.

ARTICLE 17

MISCELLANEOUS

17.1     Governing Law; Jurisdiction and Service.

17.1.1        Governing Law.  This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware without reference to conflicts of laws principles; provided that all questions concerning (a) inventorship and ownership of Patent Rights under this Agreement shall be determined in accordance with Section 12.1.3 and (b) the construction or effect of Patent Rights shall be determined in accordance with the Laws of the country or other jurisdiction in which the particular Patent Right has been filed or granted, as the case may be.  The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

17.2     Dispute Resolution.  Except for disputes resolved by the procedures set forth in Section 5.6, Section 10.9.3 or Section 17.11, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 17.2.

17.2.1        General.  Any Dispute shall first be referred to the Executive Officers of the Parties, who shall confer in good faith on the resolution of the issue.  Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties.  If the Executive Officers are not able to agree on the resolution of any such Dispute within [**] (or such other period of time as mutually agreed by the Executive Officers) after such Dispute was first referred to them, then, except as otherwise set forth in Section 17.2.3, either Party may, by written notice to the other Party, elect to initiate an alternative dispute resolution (“ADR”) proceeding pursuant to the procedures set forth in Schedule 17.2.1 for purposes of resolving such Dispute.  Subject to Section 17.2.2 and Section 17.2.3, any ADR proceeding under this Agreement shall take place pursuant to the procedures set forth in Schedule 17.2.1.

17.2.2        Baseball Style Arbitration.  Notwithstanding Section 17.2.1, any Dispute arising under Sections 2.1.3 shall be determined according to the procedures set forth in Schedule 17.2.2.

17.2.3        Intellectual Property Disputes.  Unless otherwise agreed by the Parties in writing, a Dispute between the Parties relating to the validity, scope, enforceability or inventorship of any Patent Right, Trademark or other intellectual property rights, if not resolved in accordance with Section 17.2.1, shall not be subject to ADR and shall be submitted to a court or patent office of competent jurisdiction in the relevant country in which such Patent Right was issued or, if not issued, in which the underlying patent application was filed.  Each Party hereby submits to the jurisdiction of such court or patent office and irrevocably waives any assertion that the case should be heard in a different venue or forum.

17.2.4        Adverse Ruling.  Any determination pursuant to this Section 17.2 that a Party is in material breach of its obligations hereunder shall specify a (nonexclusive) set of actions to be taken to cure such material breach, if feasible.

17.2.5        Interim Relief.  Notwithstanding anything herein to the contrary, nothing in this Section 17.2 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party.  This Section shall be specifically enforceable.

17.3     Assignment.

17.3.1        This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred (except to the extent provided in Section 9.3), whether by operation of law or otherwise, in whole or in part, by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided,  however, that (a) AbbVie shall have the right, without such consent, (i) to perform any or all of its obligations under this Agreement through any of its Affiliates or Sublicensees or Distributors, (ii) to exercise any or all of its rights under this Agreement through any of its Affiliates or Sublicensees  and (iii) assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or its or their Sublicensees or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to one (1) or more Licensed Products or its business generally, and (b) either Party may, without the other Party’s written consent, (i) undergo a Change of Control or (ii) assign this Agreement and its rights and obligations hereunder in whole or in part to the Acquirer in the context of a Change of Control; provided that the assigning Party (if it survives) or the assignee provides written notice thereof to the other Party within [**] after such assignment or Change of Control.  Any permitted Third Party successor of a Party or any permitted Third Party assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement.  All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party.  Any purported assignment in violation of this Section 17.3.1 shall be void.  Notwithstanding any other provision of this Section 17.3.1, the terms of this Agreement may be varied, amended or modified or this Agreement may be suspended, canceled or terminated without the consent of any assignee or delegate that is not deemed pursuant to the provisions of this Section 17.3.1 to have become a party to this Agreement.

17.3.2        AbbVie and Voyager each agrees that, notwithstanding any provision of this Agreement to the contrary, if Voyager or AbbVie, respectively, undergoes a Change of Control (the “Change of Control Party”), any Patent Right, Know-How or other intellectual property or other proprietary rights that are owned or otherwise controlled by the Acquirer or any of such Acquirer’s Affiliates (other than the Change of Control Party and any Affiliate of the Change of Control Party that was an Affiliate of the Change of Control Party prior to such

Change of Control and any successor entity to the Change of Control Party or any such Affiliates thereof) (such Patent Rights, Know-How or other intellectual property or other proprietary rights, “Acquirer IP”) shall be excluded from the licenses granted to the non-Change of Control Party under this Agreement; provided that with respect to Voyager as the Change of Control Party, such exclusion (a) shall not apply with respect to any Acquirer IP that: (i) was used by or on behalf of Voyager or any of its Affiliates in performing any of Voyager’s obligations under this Agreement; (ii) is incorporated into any AbbVie Designated Antibody, Research Compound, Selected Research Compound, Research Product, Selected Research Product, Licensed Compound or Licensed Product; or (iii) until the Cut-Off Date, was generated through any use of, or access to (in more than a de minimis fashion) any Vectorization Technology, Voyager Background Know-How related to Vectorization Technology or Transferred Materials provided by AbbVie or is otherwise Covered by any Voyager Background Patent Rights related to Vectorization Technology and (b) shall not limit Voyager’s obligations to disclose Voyager Manufacturing Improvements under Section 8.3.8 and shall not apply to any Acquirer IP that constitutes Voyager Manufacturing Improvements.  Voyager covenants that, following a Change of Control, (x) there shall be no material change in the level or nature of efforts or resources expended by Voyager and its Affiliates with respect to, or the qualifications and experience of the personnel assigned to (including with respect to the allocation of their time to), the Research Program and the Development Program and (y) each employee of Voyager or any of its Pre-Existing Affiliates who worked on the Research Program or the Development Program during the [**]-period immediately prior to the Change of Control or who would reasonably be expected to work on the Research Program or the Development Program thereafter shall continue to work on the Research Program or the Development Program, as applicable, for so long as s/he remains an employee of Voyager or any of its Affiliates.

17.4     Certain Strategic Transactions.  Subject to Section 6.1.1, Section 8.4.1 and the remainder of this Section 17.4, the restrictions in Section 11.1, Section 11.2 and Section 13.7 shall not preclude (a) in the event of a Change of Control of a Party, the Acquirer or any of its Affiliates (other than such Party and any Person that was an Affiliate of the Change of Control Party prior to such Change of Control or any successor entity to such Party or any such Affiliates thereof (a “Pre-Existing Affiliate”)) from Exploiting any Vectorized Alpha-Synuclein Antibody (other than a Licensed Compound or Licensed Product) or from granting any Third Party or any Affiliate (other than the Party and its Pre-Existing Affiliates) any right or licenses to do so; and (b) in the event that a Party acquires (whether by way of merger, acquisition, purchase of all or substantially all of the relevant business or assets, or otherwise) a Third Party (the “Acquired Third Party”), the Acquired Third Party from Exploiting any Vectorized Alpha-Synuclein Antibody (other than a Licensed Compound or Licensed Product) or from granting any Third Party any right or license to do so, or, in each case of (a) and (b) from making any publication or public disclosure about such activities or Alpha-Synuclein Antibodies;  provided that (i) such Party shall ensure that all activities of such Acquirer or such Acquired Third Party (and its respective Affiliates) (A) do not use and are not based on or incorporate any Collaboration Know-How, Voyager Background Know-How, or AbbVie Designated Antibody Know-How, (B) are not covered by or otherwise related to and do not incorporate or reference the Collaboration Patent Rights, Voyager Background Patent Rights, or AbbVie Designated Antibody Patent Rights (or any Know-How or inventions disclosed in any of the foregoing), and (C) are kept separate from the activities performed under or in connection with this Agreement, and (ii) such Party shall establish reasonable internal safeguards designed to prevent any Collaboration Know-How, Voyager Background Know-How, or AbbVie Designated Antibody Know-How from being disclosed to, or otherwise utilized by, any Affiliate (other than Pre-Existing Affiliates) or any Acquired Third Party and its Affiliates, as applicable; provided further that references to Voyager Background Know-How and Voyager Background Patent Rights in the preceding proviso shall not include any Voyager Background Know-How regarding, or Voyager Background Patents Covering, the Manufacture of Virus Capsids, Vector Genomes or Virus Vectors that is not specific to one (1) or more Alpha-Synuclein Antibodies or Vectorized Alpha-Synuclein Antibodies.

17.5     Performance by Affiliates and Sublicensees.  Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in, this Agreement by its Affiliate(s), (sub)licensee(s)/Sublicensees and Distributors, to the extent applicable.  Any breach by any Affiliate of a Party, or any (sub)licensee/Sublicensee or Distributor, of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate(s) or its (sub)licensee(s)/Sublicensee(s) or Distributors.

17.6     Force Majeure.  No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure.  For purposes of this Agreement, force majeure is defined as any cause beyond the reasonable control of the non-performing Party and without the fault or negligence of such Party, which may include acts of God; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; strikes, lockouts or other labor disturbances; terrorist attacks; epidemic; omissions or delays in acting by any Governmental Authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement); and failure of public utilities or common carriers.  In such event, the non-performing Party shall promptly (and in any event within [**] of such occurrence) notify the other Party of such inability, the nature of any event causing such inability, the period for which such inability is expected to continue, and any action being taken to avoid or minimize its effect.  The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of [**], after which time the Parties shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by this Agreement.  To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

17.7     Notices.  Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or internationally recognized overnight express courier service that maintains records of delivery (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Voyager,

addressed to:	Voyager Therapeutics, Inc. 75 Sidney Street Cambridge, MA 02139 Attention: Chief Executive Officer Telephone: 857-259-5340 Facsimile: 617-621-2971

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP 7 World Trade Center 250 Greenwich Street New York, NY 10007 Attention: Brian A. Johnson, Esq. Telephone: 212-937-7206 Facsimile: 212-230-8888

If to AbbVie,

addressed to:	AbbVie Ireland Unlimited Company 70 Sir John Rogerson’s Quay Dublin 2 Ireland Facsimile: [**]

with a copy (which shall not constitute notice) to:

AbbVie Inc. 1 North Waukegan Road North Chicago, Illinois 60064 United States Attention: Executive Vice President, External Affairs, General Counsel and Corporate Secretary Facsimile: [**]

or to such other address for such Party as it shall have specified by like notice to the other Party; provided that notices of a change of address shall be effective only after the date of delivery as set forth herein.  If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice was delivered by hand or transmitted by facsimile.  If sent by internationally recognized overnight express courier service, the date of delivery shall be deemed to be the second (2nd) Business Day (at the place of delivery) after such notice was deposited with such service.  If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice was deposited with the U.S. Postal Service.  Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter.  This Section 17.7 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

17.8     Export Clause.  Each Party acknowledges that the Laws of the United States restrict the export and re-export of commodities and technical data of United States origin.  Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses.

17.9     Waiver; Non-Exclusion of Remedies.  No waiver or release of any rights or interests of a Party under this Agreement shall be effective unless made in writing.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party in any one (1) or more instances shall not be construed as a waiver of any other right hereunder or of any other failure to perform or breach by such other Party whether of a similar nature or otherwise, except to the extent set forth in writing.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

17.10   Severability.  If any provision of this Agreement should be held to be invalid, illegal or unenforceable in any jurisdiction, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and (d) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.  To the fullest extent permitted by applicable Law, each Party hereby waives any provision of Law that would render any provision hereof illegal, invalid or unenforceable in any respect.

17.11   Equitable Relief.  Each Party acknowledges and agrees that the restrictions, rights and obligations set forth in Section 8.3, Section 17.3.2,  ARTICLE 2,  ARTICLE 3,  ARTICLE 11,  ARTICLE 12 and ARTICLE 13 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, rights and obligations and that any breach of any provision of such Articles shall result in irreparable injury to such other Party for which there will be no adequate remedy at law.  In the event of a breach or threatened breach of any provision of such Articles, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, and specific performance, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity.  Both Parties agree to waive any requirement that the other post a bond or other security as a condition for obtaining any such relief.  Nothing in this Section 17.11 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

17.12   Entire Agreement.  This Agreement, together with the Schedules hereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersede and terminate all prior agreements and understanding between the Parties.  In particular, and without limitation, this Agreement supersedes and replaces the Existing Confidentiality Agreement and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.  In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

17.13   Independent Contractors.  Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties, including for all tax purposes.  Each Party is an independent contractor.  Except as expressly provided herein, neither Party shall assume, either directly or indirectly, any liability of or for the other Party.  Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

17.14   Headings; Construction; Interpretation.  Headings and any table of contents used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.  The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise.  Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, the language of this Agreement shall be deemed to be the language mutually chosen by the Parties, and each of the Parties hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.  Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Schedule shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause or Schedule, of or to, as the case may be, this Agreement.  Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Law refers to such Law includes all rules and regulations thereunder and any successor Law, in each case as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” “including,” and “e.g.,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or), (f) words in the singular or plural form include the plural and singular form, respectively, (g) references to any gender refer to each other gender, (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (i) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term that is defined herein shall be interpreted in a correlative manner, (j) all references to “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature, and (k) with respect to references to a Party’s or its Affiliate’s “(sub)licensee” or “sublicensee,” such references shall mean a licensee or direct or indirect sublicensee of such Party or any of its Affiliates under such Party’s rights under the Voyager Background IP, AbbVie Background IP, AbbVie Designated Antibody IP, Collaboration IP or Joint IP, in each case to the extent such license or sublicense is granted to perform activities under this Agreement or to exercise rights under this Agreement with respect to any AbbVie Designated Antibody, Research Compound, Research Product, Selected Research Compound, Selected Research Product, Licensed Compound or Licensed Product, and (i) AbbVie, its Affiliates and Sublicensees shall not be considered “(sub)licensees” or “sublicensees” of Voyager or any of its Affiliates, and (ii) Voyager and its Affiliates shall not be considered Sublicensees of AbbVie or any of its Affiliates.

17.15   Books and Records.  Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with applicable Accounting Standards.

17.16   Further Actions.  Each Party shall execute, acknowledge and deliver, or cause to be duly executed, acknowledged and delivered, such further instruments, and do and cause to be done all such other acts, including the filing of such assignments, agreements, documents and instruments, as may be necessary or appropriate or as the other Party may reasonable request in connection with this Agreement in order to carry out more effectively the expressly stated purposes and the clear intent of this Agreement or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

17.17   Parties in Interest.  Except as provided in ARTICLE 15, all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable solely by the Parties and their respective successors, heirs, administrators and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

17.18   Counterparts.  This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers.  Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

[Signature page to follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Voyager Therapeutics, Inc.

By:	/s/ G. Andre Turenne
Name: G. Andre Turenne
Title: President and Chief Executive Officer

AbbVie Ireland Unlimited Company

By:	/s/ Ronald Robison
Name: Ronald Robison
Title: Director

[Signature Page to Collaboration and Option Agreement]

Execution Version

SCHEDULES

to

COLLABORATION AND OPTION AGREEMENT

(the “Agreement”)

By and between

VOYAGER THERAPEUTICS, INC.

AND

ABBVIE IRELAND UNLIMITED COMPANY

February 21, 2019

Note:  Defined terms used in these Schedules to the Agreement that are not otherwise defined in these Schedules shall have the meaning set forth in the Agreement.

SCHEDULE 1.41

Development Plan

DEVELOPMENT PLAN

AAV-Mediated Delivery of Anti-Alpha-Synuclein mAb Candidates for treatment of Parkinson’s disease, MSA & Other Synucleinopathies

(Voyager Development Period:  IND-Enabling Studies and Phase 1 Clinical Trials)

Table of Contents*

1.0 Overview	4

[**]

1.0  Overview

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 12 pages were omitted. [**].

SCHEDULE 1.62

FTE Rates

[**]

SCHEDULE 1.112

Research Plan

RESEARCH PLAN

AAV-Mediated Delivery of Anti-Alpha-Synuclein mAb Candidates for the Treatment of Parkinson’s disease, MSA & Other Synucleinopathies

(Voyager Research Period:  Advancement of Research Compounds)

Table of Contents

1.0 Overview	[**]

1.0  Overview

Pursuant to that certain Collaboration and Option Agreement by and between Voyager Therapeutics, Inc. (“Voyager”) and AbbVie Ireland Unlimited Company (“AbbVie”) dated as of February 21, 2019 (the “Agreement”), the Parties have developed a 2-stage Research and Development collaboration for the discovery and development of gene therapy candidates for the treatment of synucleinopathies (indications linked to Alpha-Synuclein dysregulation), including Parkinson’s disease, Multiple System Atrophy (MSA) and Dementia with Lewy Bodies (DLB).  The terms used in this Research Plan, not otherwise defined herein, shall have the meanings set forth in the Agreement.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 12 pages were omitted. [**].

SCHEDULE 1.143

Voyager Background VA Patent Rights

Voyager Ref	Status	Application No. Publication No. Patent No.	Filing Date/ Pub Date/ Issue Date	Assignment Recordation Date; Reel/Frame	Named Inventors	Application Title
[**]	[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 3 pages were omitted. [**]

SCHEDULE 6.1

Terms of Third Party Licensee Agreements

to which AbbVie’s Rights under Section 6.1.1 are Subject

None.

SCHEDULE 9.3.2

Preapproved Subcontractors

Name	Address	Date Requested by VYGR	Date Approved by AbbVie*
[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 3 pages were omitted. [**]

[**]

SCHEDULE 12.8

Terms of Third Party IP Prosecution and Enforcement Agreements

to which AbbVie’s Article 12 Rights are Subject

1.         [**] Agreement:  As set forth below, under Section [**], Section [**], Section [**], Section [**] and Section [**] of that certain [**] Agreement, dated as of [**], by and between [**] has certain rights to [**].

•

Under Section [**] of the [**] Agreement, subject to the rights and licenses grant to, and the obligations of, [**] and VYGR, either VYGR or [**] is entitled to [**] (as defined in the [**] Agreement), which may [**] IP (as defined in the Agreement), and to [**].

•

Under Section [**] of the [**] Agreement, if VYGR [**] (as defined in the [**] Agreement), which may [**] (as defined in the Agreement), or [**] (as defined in the [**] Agreement), which may [**] (as defined in the Agreement), Voyager [**].

•

Under Section [**] and Section [**] of the [**] Agreement, with respect to any [**] (as defined in the [**] Agreement) or [**] (as defined in the [**] Agreement) with respect to [**] (as defined in the [**] Agreement), which may [**] (as defined in the Agreement), Voyager [**] (as defined in the [**] Agreement) or [**] (as defined in the [**] Agreement).

•

Under Section [**] and Section [**] of the [**] Agreement, with respect to any [**] (as defined in the [**] Agreement) or any [**] (as defined in the [**] Agreement) with respect to any [**] (as defined in the [**] Agreement), which may [**] (as defined in the Agreement), [**] (as defined in the [**] Agreement) [**] (as defined in the [**] Agreement).

•

Under Section [**] and Section [**] of the [**] Agreement, with respect to any [**] (as defined in the [**] Agreement) or any [**] (as defined in the [**] Agreement) with respect to any [**] (as defined in the [**] Agreement), which may [**] (as defined in the Agreement), if [**] (as defined in the [**] Agreement) [**] (as defined in the [**] Agreement) within [**] of the [**].

•

Under Section [**] of the [**] Agreement, [**] has [**] (as defined in the [**] Agreement), which may [**] (as defined in the Agreement), or [**] (as defined in the [**] Agreement), which may [**] (as defined in the Agreement), in connection with the [**] (as defined in the [**] Agreement) or [**] (as defined in the [**] Agreement), and Voyager [**] (as defined in the [**] Agreement) or [**] (as defined in the [**] Agreement) in connection with the [**] (as defined in the [**] Agreement) or [**] (as defined in the [**] Agreement).

•

Under Section [**] of the [**] Agreement, [**] has the [**] (as defined in the [**] Agreement), and may [**] (as defined in the [**] Agreement) for (i) [**] (as defined in the [**] Agreement), which may [**] (as defined in the Agreement) and (ii) [**] (as defined in the [**] Agreement), which may [**] (as defined in the Agreement).

•	Under Section [**] of the [**] Agreement, [**] has the [**] (as defined in the [**] Agreement), which may constitute [**].

2.         [**] Agreement:  As set forth below, under Section [**], Section [**], Section [**], Section [**], Section [**] and Section [**] of that certain [**] Agreement, dated as of [**], by and between [**] has certain rights to [**].

•

Under Section [**] of the [**] Agreement, subject to the rights and licenses grant to, and the obligations of, [**] and VYGR, either VYGR or [**] is entitled to [**] (as defined in the [**] Agreement), which [**] IP (as defined in the Agreement), and to [**].

•

Under Section [**] of the [**] Agreement, VYGR shall notify [**] with respect to any decision to [**] (as defined in the [**] Agreement) of, or to [**] (as defined in the [**] Agreement), which [**] (as defined in the Agreement), [**].

•

Under Section [**] of the [**] Agreement, subject to the terms of any applicable [**] (each as defined in the [**] Agreement), [**] shall have the [**] (as defined in the [**] Agreement), which may constitute [**] (as defined in the Agreement) and for [**] (as defined in the [**] Agreement) relating thereto, with some exception. [**] is required to notify VYGR of any [**] (as defined in the [**] Agreement) of or to not [**] (as defined in the [**] Agreement).

•

Under Section [**] of the [**] Agreement, subject to the terms of any applicable [**] (as defined in the [**] Agreement) and to a requirement that [**] notify VYGR of any [**] (as defined in the [**] Agreement) of or to not [**] (as defined in the [**] Agreement), [**] shall have the [**] (as defined in the Agreement). Notwithstanding the foregoing, [**]’s right as described herein with respect to the [**] do not apply to any [**] (each such term is as defined in the [**] Agreement) that was [**] and that was [**] pursuant to Section [**] of the [**] Agreement.

•

Under Section [**] of the [**] Agreement, [**] shall have the right to [**] (as defined in the [**] Agreement) or [**] (as defined in the [**] Agreement), in each case [**] (as defined in the [**] Agreement) any [**] (as defined in the [**] Agreement) (except that [**] shall not have the right to [**] (as defined in the [**] Agreement) that Voyager intends to [**] (as defined in the [**] Agreement) reasonably available to extend), which, in each case, may also constitute [**] (as defined in the Agreement).

•

Under Section [**] of the [**] Agreement, [**] has the primary right to [**] (as defined in the [**] Agreement) of any [**] (as defined in the [**] Agreement) or [**] (as defined in the [**] Agreement), which in each case may also constitute [**] (as defined in the Agreement), provided that [**] shall not unreasonably refuse to [**] with respect to such proceeding.

The disclosures set forth on this Schedule 12.8 shall not limit Voyager’s obligations or AbbVie’s rights under Section 12.8.2 of the Agreement.

SCHEDULE 13.6

Press Release

[See attached.]

Voyager Therapeutics and AbbVie Announce Collaboration to Develop Vectorized Antibodies to Treat Parkinson’s Disease and Other Synucleinopathies

Deal expands collaborative efforts on vectorized antibodies to target pathological species of alpha-synuclein

Voyager to receive $65 million upfront and up to $245 million in preclinical and Phase 1 option payments as well as potential development, regulatory, and commercial milestone payments and royalties

CAMBRIDGE, Mass., and NORTH CHICAGO, Ill., February 22, 2019 – Voyager Therapeutics, Inc. (Nasdaq: VYGR), a clinical-stage gene therapy company focused on developing life-changing treatments for severe neurological diseases, and AbbVie (NYSE: ABBV), a global biopharmaceutical company, today announced an exclusive, global strategic collaboration and option agreement to develop and commercialize vectorized antibodies directed at pathological species of alpha-synuclein for the potential treatment of Parkinson’s disease and other diseases (synucleinopathies) characterized by the abnormal accumulation of misfolded alpha-synuclein protein.

The delivery of sufficient quantities of antibodies across the blood-brain barrier is one of the major limitations of current biologic therapies for neurodegenerative diseases that require frequent systemic injections with large amounts of antibodies. Voyager’s vectorized antibody platform and approach aims to circumvent this limitation by delivering, with a potential, one-time intravenous administration, the genes that encode for the production of therapeutic antibodies utilizing Voyager’s blood-brain barrier penetrant adeno-associated virus (AAV) capsids. This approach could result in the potential for higher levels of therapeutic antibodies in the brain compared with current systemic administration of antibodies.

“The expansion of AbbVie’s partnership with Voyager represents the potential we see in the ability of its vectorized antibody platform to surpass the blood-brain barrier and more effectively deliver biologic therapies,” said Jim Summers, Ph.D., vice president, discovery neuroscience research, AbbVie. “We are hopeful that Voyager’s technology will enable further development of transformative treatments for patients with neurodegenerative diseases.”

“Our scientific platform allows us to develop unique AAV gene therapies that are designed to knock down disease-causing gene expression, increase the expression of missing proteins, or enable the expression of therapeutic antibodies through vectorization,” said Andre Turenne, president and chief executive officer of Voyager Therapeutics. “We are excited to expand our efforts towards pathological species of alpha-synuclein given its role in the progression of disease, and AbbVie is the ideal partner to advance this exciting new target and therapeutic modality.”

Parkinson’s disease is the second most common neurodegenerative disorder worldwide. A hallmark of Parkinson’s disease is the accumulation of misfolded alpha-synuclein that can eventually lead to the formation of protein deposits and progressive neurodegeneration. Approaches to interfere with this process could potentially delay the progression of Parkinson’s disease and other synucleinopathies including Lewy Body Dementia and multiple system atrophy.

Details of the Alpha-Synuclein Collaboration and Financial Terms

Under the terms of the collaboration and option agreement, Voyager will perform research and preclinical development work to vectorize antibodies directed against alpha-synuclein that are designated by AbbVie, after which AbbVie may select one or more vectorized antibodies to advance into IND-enabling studies and clinical development. Voyager will be responsible for the research, IND-enabling and Phase 1 clinical activities and costs. Following completion of Phase 1 clinical development, AbbVie has an option to license the vectorized alpha-synuclein antibody program for further clinical development and global commercialization for indications including Parkinson’s disease and other synucleinopathies.

Voyager will receive an upfront cash payment of $65 million and has the potential to earn up to $245 million in preclinical and Phase 1 option payments. Voyager is also eligible to receive up to an additional $728 million in potential development and regulatory milestone payments for each alpha-synuclein vectorized antibody compound.  Voyager is eligible to receive tiered royalties on the global commercial net sales of each alpha-synuclein vectorized antibody and may also earn up to a total of $500 million in commercial milestones.

About Voyager Therapeutics

Voyager Therapeutics is a clinical-stage gene therapy company focused on developing life-changing treatments for severe neurological diseases. Voyager is committed to advancing the field of AAV gene therapy through innovation and investment in vector engineering and optimization, manufacturing and dosing and delivery techniques. Voyager’s pipeline focuses on severe neurological diseases in need of effective new therapies, including Parkinson’s disease, a monogenic form of ALS called SOD1, Huntington’s disease, Friedreich’s ataxia, neurodegenerative diseases related to defective or excess aggregation of tau protein in the brain including Alzheimer’s disease and severe, chronic pain. Voyager has strategic collaborations with Sanofi Genzyme, AbbVie and Neurocrine Biosciences.  Founded by scientific and clinical leaders in the fields of AAV gene therapy, expressed RNA interference and neuroscience,

Voyager Therapeutics is headquartered in Cambridge, Massachusetts. For more information on Voyager Therapeutics, please visit the company’s website at www.voyagertherapeutics.com or follow @VoyagerTx on Twitter and LinkedIn.

About AbbVie

AbbVie is a global, research-driven biopharmaceutical company committed to developing innovative advanced therapies for some of the world’s most complex and critical conditions. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to markedly improve treatments across four primary therapeutic areas: immunology, oncology, virology and neuroscience. In more than 75 countries, AbbVie employees are working every day to advance health solutions for people around the world. For more information about AbbVie, please visit  us at www.abbvie.com. Follow @abbvie on Twitter, Facebook, LinkedIn or Instagram.

Voyager Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “undoubtedly,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify forward-looking statements. For example, all statements Voyager makes regarding the initiation, timing, progress, activities, goals and reporting of results of its preclinical programs and clinical trials and its research and development programs, the potential benefits and future operation of the collaboration agreement with AbbVie, including any potential future payments thereunder, its ability to advance its AAV-based gene therapies into, and successfully initiate, enroll and complete, clinical trials, the potential clinical utility of its product candidates, its ability to continue to develop its gene therapy platform, its ability to develop manufacturing capability for its products and successfully transition its manufacturing process, its ability to perform under existing collaborations with, among others, Sanofi Genzyme, AbbVie and Neurocrine and to add new programs to its pipeline, its ability to enter into new partnerships or collaborations, the sufficiency of its cash resources and the regulatory pathway of, and the timing or likelihood of its regulatory filings and approvals for, any of its product candidates, are forward looking. All forward-looking statements are based on estimates and assumptions by Voyager’s management that, although Voyager believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Voyager expected. Such risks and uncertainties include, among others, those related to the initiation and conduct of preclinical studies and clinical trials; the availability of data from clinical trials; the expectations for regulatory communications, submissions and approvals; the continued development of the gene therapy platform; Voyager’s scientific approach and general development progress; the sufficiency of cash resources; and the availability or commercial potential of Voyager’s product candidates. These statements are also subject to a number of material risks and uncertainties that are described in Voyager’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as updated by its subsequent filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was made. Voyager undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

AbbVie Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2017 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

###

Voyager Investor Relations:

Matt Osborne

Vice President of Corporate Affairs, Communications and Investor Relations

857-259-5353

mosborne@vygr.com

Voyager Media:

Sheryl Seapy

W2Opure

949-903-4750

sseapy@purecommunications.com

AbbVie Investors:

Liz Shea

847-935-2211

liz.shea@abbvie.com

AbbVie Media:

Adelle Infante

847-938-8745

adelle.infante@abbvie.com

SCHEDULE 14.1.4

Any conflict or violation, any agreement or any provision or obligation thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound

1,         None.

SCHEDULE 14.1.5

List of Obligations that would Materially Impede the

Diligent and Complete Fulfillment of Obligations Hereunder

None.

SCHEDULE 14.2

Exceptions to Representations and Warranties in Section 14.2

As of the Effective Date:

Section 14.2.14: [**] Agreement:  In the [**] Agreement dated [**] by and between the [**] and Voyager Therapeutics, Inc. (“VYGR”), as amended by [**], Section [**] provides that the [**] (as defined in the [**] Agreement) for [**] of the Agreement.

SCHEDULE 14.2.1

Existing In-License Agreements

1.         [**].

SCHEDULE 14.2.4

Existing Patent Rights as allocated between Voyager Managed Patent Rights and Third Party Managed Patent Rights

Voyager Managed Patent Rights

Each of the patent applications listed below is owned and managed exclusively by Voyager:

Voyager Ref	Status	Application No. Publication No. Patent No.	Filing Date/ Pub Date/ Issue Date	Assignment Recordation Date; Reel/Frame	Named Inventors	Application Title
[**]	[**]	[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 3 pages were omitted. [**]

Third Party Managed Patent Rights

Each of the patent applications listed below is licensed to Voyager and managed by a Third Party:

[**]

Voyager Ref	Status	Application No. Publication No. Patent No.	Filing Date/ Pub Date/ Issue Date	Assignment Recordation Date; Reel/Frame	Named Inventors	Application Title
[**]	[**]	[**]	[**]		[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 8 pages were omitted. [**]

SCHEDULE 14.2.6

Existing In-License Agreements and Future Voyager In-License Agreements

1.         Existing In-License Agreements:

a.          The [**]

2.         Future In-License Agreements:  As of the Effective Date, there are no known Future In-License Agreements.  This list would be updated after the Effective Date when and as any such agreements are signed.

SCHEDULE 17.2.1

ADR Procedures

Any Dispute referred to ADR under this Agreement shall be resolved as follows:

1.   To begin an ADR proceeding, a Party shall provide written notice to the other Party of the Dispute to be resolved by ADR.  Within [**] after its receipt of such notice, the other Party may, by written notice to the Party initiating the arbitration, add additional issues to be resolved within the same ADR.

2.   Within [**] following the initiation of the ADR proceeding, the Parties shall select a mutually acceptable independent, impartial and conflicts-free neutral to preside in the resolution of all issues in this ADR proceeding.  If the Parties are unable to agree on a mutually acceptable neutral within such period, each Party will select one (1) independent, impartial and conflicts-free neutral and those two (2) neutrals will select a third independent, impartial and conflicts-free neutral within [**] thereafter (such neutral(s), the “Neutral”).  None of the neutrals selected may be current or former employees, officers or directors of either Party or its Affiliates.

3.   No earlier than [**] or later than [**] after selection, the Neutral shall hold a hearing to resolve each of the issues identified by the Parties.  The ADR proceeding shall take place in New York, NY.

4.   At least [**] prior to the hearing, each Party shall submit the following to the other Party and the Neutral:

(a)  a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the Neutral;

(b)  a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)  a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue.  The proposed ruling shall not contain any recitation of the facts or any legal arguments, and the proposed remedy shall not include any punitive damages.  The proposed ruling and the proposed remedy collectively shall not exceed [**] per issue.

(d)  a brief in support of such Party’s proposed rulings and remedies; provided, that the brief shall not exceed [**].  This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

(e)  Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5.   The hearing shall be conducted on [**] and shall be governed by the following rules:

(a)  Each Party shall be entitled to [**] of hearing time to present its case.  The Neutral shall determine whether each Party has had the [**] to which it is entitled.

(b)  Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents, or other evidence, to cross-examine witnesses, and to make a closing argument.  Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the Party conducting the cross-examination.

(c)  The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address therein not only issues it raised but also any issues raised by the responding Party.  The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR.  Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)  Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)  Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances.  Affidavits prepared for purposes of the ADR hearing also shall not be admissible.  As to all other matters, the Neutral shall have sole discretion regarding the admissibility of any evidence.

6.   Within [**] following completion of the hearing, each Party may submit to the other Party and the Neutral a post-hearing brief in support of its proposed rulings and remedies; provided, that such brief shall not contain or discuss any new evidence and shall not exceed [**].  This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.   The Neutral shall rule on each disputed issue within [**] following completion of the hearing.  Such ruling shall adopt in its entirety the proposed ruling and remedy of one (1) of the Parties on each disputed issue but may adopt one (1) Party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues.  The Neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8.   The Neutral shall be paid a reasonable fee plus expenses.  These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)  If the Neutral rules in favor of one (1) Party on all disputed issues in the ADR, the losing Party shall pay [**] percent ([**]%) of such fees and expenses.

(b)  If the Neutral rules in favor of one (1) Party on some issues and the other Party on other issues, the Neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties.  The Neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9.   The rulings of the Neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the Dispute, any settlement negotiations, the ADR proceeding, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed to be Confidential Information of both Parties.  The Neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

11. All ADR proceedings shall be conducted in the English language.

12. Each Party shall have the right to be represented by counsel in all aspects of any ADR proceeding.

SCHEDULE 17.2.2

Baseball Style Arbitration

1.   If the Parties are unable to agree on whether there should be, or the amount of, any commercially reasonable increase to the royalty rates set forth in Section 10.3 and, in connection with any such increase in such royalties, the corresponding commercially reasonable decrease to the milestones set forth in Section 10.2.3 for an additional or substitute AbbVie Designated Antibody as set forth in Section 2.1.3 (a “Royalty/Milestone Adjustment”) within [**] after AbbVie provides Voyager notice of its desire to add or substitute such AbbVie Designated Antibody, then upon either Party’s written request made within [**] after the expiration of such [**] period, each Party shall provide the other Party in writing with such Party’s last best offer regarding the Royalty/Milestone Adjustment (a “Final Offer”) within [**] after such Party’s request.  Either Party shall have the right, upon written notice to the other Party (a “Valuation Notice”), to engage one (1) independent, impartial and neutral Third Party valuation expert (a “Valuation Expert”) to determine a commercially reasonable Royalty/Milestone Adjustment based on how the royalty rates set forth in Section 10.3 (as may be adjusted pursuant to Section 10.5) and the milestones set forth in Section 10.2.3 compare to the royalty rates and milestones applicable in the Tau Agreement (including any adjustments herein and therein with respect thereto), taking into account (a) whether such antibody is, prior to such designation by AbbVie, Controlled by Voyager, and (b) the royalty rates, milestone and other fees payable by AbbVie or any of its Affiliates to any Third Party for the use of such additional or substitute AbbVie Designated Antibody  (including the fact that any such royalties payable by AbbVie may not be deducted from royalties payable hereunder pursuant to Section 10.5.3).  The Valuation Expert shall be mutually agreed to by the Parties; provided that if the Parties are unable to agree on one (1) Valuation Expert within [**] after a Party provides the other Party the Valuation Notice, then each Party shall select one (1) Third Party Valuation Expert and those two (2) Third Party Valuation Experts will select the one (1) Valuation Expert within [**] thereafter, which one (1) Valuation Expert selected shall determine a commercially reasonable Royalty/Milestone Adjustment; provided further that such selected Valuation Expert shall not be a current or former employee, officer, director, consultant or subcontractor of either Party or any of its Affiliates.  The Parties shall use their best efforts to cause the one (1) Valuation Expert to be selected and retained within [**] after a Party provides the other Party the Valuation Notice.

2.   Each Party shall submit to the Valuation Expert and the other Party (a) the Final Offer such Party provided to the other Party pursuant to Paragraph 1 above and such information concerning such Party’s requested Royalty/Milestone Adjustment as such Party may deem appropriate, including any supporting information with respect to such Final Offer, within [**] after the retention of the Valuation Expert, (b) a proposed amendment to this Agreement that would further effectuate such Party’s Final Offer (for clarity, no other amendments to this Agreement not directly related to the

Royalty/Milestone Adjustment shall be included), and (c) such other information as may be requested by the Valuation Expert within [**] after such request.  Any such information provided to the Valuation Expert by a Party shall be simultaneously provided to the other Party. The Valuation Expert shall determine the most commercially reasonable Royalty/Milestone Adjustment based solely on the above factors within [**] after its retention by selecting one (1) or the other of the two (2) Final Offers submitted by the Parties (such determined Royalty/Milestone Adjustment, the “Determined Adjustment”, and the proposed amendment to this Agreement corresponding to such Determined Adjustment, the “Determined Amendment”), which determination shall be final and shall serve as the only basis for AbbVie’s election set forth under Paragraph 3 below.  The Valuation Expert shall promptly notify the Parties of such Determined Adjustment in writing.

3.   AbbVie shall have the right, upon written notice to Voyager within [**] after the Valuation Expert notifies the Parties of the Determined Adjustment, to elect to accept the Determined Adjustment, in which case, upon such election, this Agreement shall be deemed to automatically incorporate the Determined Amendment.  If AbbVie does not make such election during such [**] period, then the Determined Amendment shall not be effective and AbbVie’s proposed additional or substitute Alpha-Synuclein Antibody shall not become an AbbVie Designated Antibody.